Exhibit 10.1
EXECUTION COPY

CONTRIBUTION AND SUBSCRIPTION AGREEMENT
by and between
ONCOR ELECTRIC DELIVERY COMPANY LLC
and
TEXAS TRANSMISSION INVESTMENT LLC
Dated as of August 12, 2008

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		Page
ARTICLE IV

Representations and Warranties of Buyer

Section 4.1	Organization and Authority of Buyer	21
Section 4.2	Corporate Authority	21
Section 4.3	Consents and Approvals	21
Section 4.4	Brokers and Finders	22
Section 4.5	Certain Regulatory Matters	22
Section 4.6	Financial Capability; Equity Commitment Letters; Indebtedness	22
Section 4.7	Securities Act	23
Section 4.8	Litigation	23
Section 4.9	Investigation by Buyer	23
Section 4.10	No Other Representations or Warranties	23

ARTICLE V

Certain Covenants and Agreements of the Company and Buyer

Section 5.1	Access and Information	24
Section 5.2	Conduct of Business	24
Section 5.3	Conduct of Buyer’s Business	25
Section 5.4	Filings; Other Actions; Notification	25
Section 5.5	Ancillary Agreements	27

ARTICLE VI

Conditions to Completing the Closing

Section 6.1	Conditions For the Benefit of the Parties	27
Section 6.2	Conditions For the Sole Benefit of Buyer	27
Section 6.3	Conditions for the Sole Benefit of the Company	28

ARTICLE VII

Termination

Section 7.1	Termination by Mutual Consent	29
Section 7.2	Termination by the Company or Buyer	29
Section 7.3	Termination by the Company	29
Section 7.4	Termination by Buyer	29
Section 7.5	Effect of Termination and Abandonment	30

ARTICLE VIII

Miscellaneous

Section 8.1	Survival	30

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EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC
Exhibit D	Form of Amended and Restated Tax Sharing Agreement
Exhibit E	Legal Opinions

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          CONTRIBUTION AND SUBSCRIPTION AGREEMENT, dated as of August 12, 2008, by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), and Texas Transmission Investment LLC, a Delaware limited liability company (“Buyer”).
W I T N E S S E T H:
          WHEREAS, as of the date hereof Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (“Holdco”), owns all of the limited liability company interests in the Company, which limited liability company interests, as of the Closing (as defined below), will be represented by units of common equity (the “LLC Units”);
          WHEREAS, as of the date hereof, the Company is not regarded as an entity for United States federal income tax purposes;
          WHEREAS, subject to the terms and conditions of this Agreement (as defined below), Buyer desires to contribute cash to the Company in consideration for the issuance by the Company to Buyer of the Buyer Units (as defined below);
          WHEREAS, Buyer’s contribution of cash to the Company will cause the Company to become classified as a partnership for United States federal income tax purposes in a transaction described in Revenue Ruling 99-5, 1999-1 C.B. 434, Situation 2;
          WHEREAS, the cash contributed to the Company by Buyer is expected to be distributed by the Company to EFH (indirectly through Holdco) in a tax-free distribution under sections 731(a) and (b) of the Code that is intended to reimburse EFH for capital expenditures that are described in Treasury Regulations Section 1.707-4(d); and
          WHEREAS, the Company and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
          NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Company and Buyer agree as follows:
ARTICLE I
Definitions
          Section 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
          “Affiliate”, as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person. For the purposes of this Agreement, “Affiliates” of Cheyne or any of its Affiliates, in each case in its capacity as an equityholder of Minority Member Parent, shall be deemed only to include GIC and any Person Controlled by GIC or any of its wholly-owned Subsidiaries and “Affiliates” of

GIC shall be deemed only to include any other Person controlled by GIC or any of its wholly-owned Subsidiaries.
          “Agreement” shall mean this Contribution and Subscription Agreement and all schedules and Exhibits hereto and the Company Disclosure Letter, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Amended and Restated LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of the Company by and between Holdco, Buyer and OMI, to be executed, subject to the terms and conditions hereof, on the Closing Date substantially in the form attached hereto as Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.
          “Ancillary Agreements” shall mean the Investor Rights Agreement, the Registration Rights Agreement, the Amended and Restated LLC Agreement and the Tax Sharing Agreement.
          “Applicable Date” shall have the meaning set forth in Section 3.6(a).
          “Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2.
          “BPC Penco” shall mean BPC Penco Corporation.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law or executive order to close.
          “Buyer” shall have the meaning set forth in the Preamble.
          “Buyer Percentage” shall mean (x) 19.97% of the aggregate LLC Units outstanding immediately after the Closing and after giving effect to the Management Subscription less (y) the percentage (which shall not exceed 0.22% (calculated after giving effect to the Closing and the Management Subscription)) of the aggregate LLC Units to be issued on or promptly following the Closing Date to a newly-formed management equity vehicle expected to be named Oncor Management Investment LLC (“OMI”) for the benefit of management and employees of the Company and its Subsidiaries pursuant to Section 2.1(c).
          “Buyer Units” shall have the meaning set forth in Section 2.1(b).
          “CFIUS” shall have the meaning set forth in Section 3.3(a).
          “Cheyne” shall mean Cheyne Walk Investment Pte Ltd.
          “Chosen Courts” shall have the meaning set forth in Section 8.13.
          “Closing” shall have the meaning set forth in Section 2.2.

          “Closing Date” shall have the meaning set forth in Section 2.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Collective Bargaining Agreements” shall mean any written agreement currently in full force and effect between the Company or any of its Subsidiaries and any labor organization or labor union governing wages, hours, and other terms and conditions of employment of employees of any of the Company or any of its Subsidiaries.
          “Company” shall have the meaning set forth in the Preamble.
          “Company Benefit Plan” shall have the meaning set forth in Section 3.9(a).
          “Company Disclosure Letter” shall have the meaning set forth in Article III.
          “Company ERISA Plan” shall have the meaning set forth in Section 3.9(b).
          “Company Reports” shall have the meaning set forth in Section 3.6(a).
          “Company U.S. Benefit Plans” shall have the meaning set forth in Section 3.9(b).
          “Confidentiality Agreements” shall mean (i) the Confidentiality Agreement, dated December 21, 2007 between Borealis Infrastructure Management Inc. and EFH, (ii) the Confidentiality Agreement dated January 11, 2008 between GIC Special Investments Pte Ltd and EFH and (iii) any other Confidentiality Agreement between any other direct or indirect investor in Buyer and EFH.
          “Contract” shall have the meaning set forth in Section 3.3(b).
          “Contribution” shall have the meaning set forth in Section 2.1(a).
          “Control” shall mean (including, with correlative meanings, the terms “Controlling” and “Controlled”) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Described Contract” shall have the meaning set forth in Section 3.17(a).
          “EFH” shall mean Energy Future Holdings Corp., a Texas corporation and a Subsidiary of Texas Energy Future Holdings Limited Partnership.
          “Employee Benefit Plan” shall have the meaning set forth in Section 3.9(a).
          “Employees” shall have the meaning set forth in Section 3.9(a).
          “Environmental Law” shall mean any federal, state, local or foreign statute, law, regulation, order, decree, permit, or common law requirement relating to or imposing liability or standards of conduct with respect to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
          “Equity Commitment Letters” shall have the meaning set forth in Section 4.6(a).
          “ERISA” shall have the meaning set forth in Section 3.9(a).
          “ERISA Affiliate” shall mean any corporation, trade, business or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “FERC” shall have the meaning set forth in Section 3.3(a).
          “FERC Approval” shall mean the approval of the FERC to the transactions contemplated hereby pursuant to Section 203 of the Federal Power Act of 1935, as amended by the Energy Policy Act of 2005.
          “GAAP” shall have the meaning set forth in Section 3.6(b).
          “GIC” shall mean Government of Singapore Investment Corporation Pte Ltd.
          “Governmental Entity” shall have the meaning set forth in Section 3.3(a).
          “Hazardous Substance” shall mean (i) those substances listed in, defined in, or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, methane, asbestos, and radon; and (iv) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.
          “Holdco” shall have the meaning set forth in the Recitals to this Agreement.
          “Intellectual Property” shall mean all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) works of authorship (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property rights in each case to the extent recognized as such under applicable Law.
          “Investor Rights Agreement” shall mean the Investor Rights Agreement by and among the Company, Holdco, EFH and Buyer, to be executed, subject to the terms and conditions hereof, on the Closing Date, substantially in the form attached hereto as Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.
          “IRS” shall mean the Internal Revenue Service.
          “Knowledge”, with respect to Buyer, shall mean the actual knowledge of Steven Zucchet and Stuart Baldwin, and with respect to the Company shall mean the actual knowledge of Bob Shapard, Rob Trimble, David Davis and Don Clevenger, provided that, for greater certainty, in either case, any such Person shall not be required to conduct any independent investigation with respect to the facts or matters specified.
          “Law” and “Laws” shall have the meaning set forth in Section 3.10.
          “Licenses” shall mean all material permits, licenses, grants, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.
          “Lien” shall mean a lien, charge, pledge, security interest, claim or other similar encumbrance.
          “LLC Units” shall have the meaning set forth in the Recitals to this Agreement.
          “Management Subscription” shall have the meaning set forth in Section 2.1(c).
          “Material Adverse Effect” shall mean any effect that, either alone or together with any other effect, is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), assets, liabilities (including contingent liabilities), properties, business or results of operations of the Company and its Subsidiaries all taken together as an entirety; provided, however, that any adverse effects arising out of or related to the following items shall be excluded in determining the existence of a Material Adverse Effect:
     (i) changes in interest rates, the economy or financial markets generally in the United States, other than any adverse effects from changes in interest rates that are a result of provisions of Contracts of the Company and its Subsidiaries that result in accelerated payment obligations, violation, breach or a default under such Contracts;
     (ii) factors generally affecting the electric delivery industry, other than such factors that have a materially disproportionate adverse effect on the Company and its Subsidiaries taken as a whole relative to other participants in the electric delivery industry in the State of Texas;

     (iii) changes resulting from the announcement of the transactions contemplated hereby or the identity of the Buyer, including any change in the credit rating of the Company and its Subsidiaries;
     (iv) changes in Law of any Governmental Entity that apply generally to similarly situated Persons, other than such changes that have a materially disproportionate adverse effect on the Company and its Subsidiaries taken as a whole relative to other participants in the electric delivery industry in the State of Texas;
     (v) changes that are the consequence of hostilities, acts of war or terrorist acts, other than such changes that have a materially disproportionate adverse effect on the Company and its Subsidiaries taken as a whole relative to other participants in the electric delivery industry in the State of Texas;
     (vi) changes resulting from weather conditions or customer usage patterns relating to weather;
     (vii) changes as a result of any actions contemplated by this Agreement or by the Ancillary Agreements; and
     (viii) changes in accounting standards, principles or interpretation excluding those changes that cause adverse effects as a result of the use by any of the Company or its Subsidiaries of standards, principles or interpretations that are not utilized in the same manner by at least 20% of other electric delivery companies in the United States with similar business profiles and that are subject to the ongoing disclosure requirements of the Exchange Act or voluntarily file Exchange Act reports with the SEC.
          “Member” shall mean a member of the Company as defined in the Amended and Restated LLC Agreement.
          “Minority Member Parent” shall have meaning set forth in the Investor Rights Agreement.
          “Multiemployer Plan” shall have the meaning set forth in Section 3.9(b).
          “NLRB” shall mean the United States National Labor Relations Board.
          “OAC” shall mean OMERS Administration Corporation.
          “OMI” shall have the meaning set forth in the definition of “Buyer Percentage” in this Section 1.1.
          “Parties” shall mean the Company and Buyer as parties hereto.
          “PBGC” shall have the meaning set forth in Section 3.9(c).
          “Pension Plan” shall have the meaning set forth in Section 3.9(c).

          “Permitted Liens” shall mean Liens (A) disclosed in the Company Reports, (B) for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, (C) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business consistent with past practices, (D) with respect to real property, (1) any conditions, including easements, licenses, covenants, rights-of-way and other similar restrictions that may be shown by survey or title report, (2) incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business of the Company and (3) zoning, building and other similar restrictions, and (E) other Liens which would not reasonably be expected to have a Material Adverse Effect.
          “Person” shall mean an individual, a general or limited partnership, a joint venture, a corporation (including not-for-profit), a trust, a limited liability company, an association, an unincorporated organization, any other entity or a government or any department or agency thereof.
          “Purchase Price” shall have the meaning set forth in Section 2.1(a).
          “Registration Rights Agreement” shall mean the registration rights agreement by and among the Company, Holdco and Buyer and (solely for purposes of Section 11 thereof) EFH, to be executed, subject to the terms and conditions hereof, on the Closing Date, substantially in the form attached hereto as Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.
          “Related Party Contract” shall have the meaning set forth in Section 3.17(b).
          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.
          “SEC” shall mean the Securities and Exchange Commission.
          “Section 721” means Section 721 of the Defense Production Act of 1950, as amended.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Subscription” shall have the meaning set forth in Section 2.1(b).
          “Subsidiary” shall mean, as to any Person, any Person (i) of which such Person directly or indirectly owns, securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which a Person possesses the right to elect more than fifty percent (50%) of the directors or Persons holding similar positions.
          “Tax” shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
          “Tax Returns” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
          “Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, by and among the Company, Holdco, EFH, OMI and Buyer, to be executed, subject to the terms and conditions hereof, on the Closing Date, substantially in the form attached hereto as Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.
          “Termination Date” shall have the meaning set forth in Section 7.2.
          “Third Party Investor” shall have the meaning set forth in Section 6.2(d).
          Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
          Section 1.3 Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (b) The terms defined in the singular shall have comparable meaning when used in the plural, and vice versa.
          (c) The terms “dollars” and “$” shall mean United States Dollars.
          (d) The term “including” shall always mean “including, without limitation” whether or not such additional words appear.
ARTICLE II
Contribution and Subscription
          Section 2.1 Contribution and Subscription. (a) Subject to the terms and conditions set forth herein, at the Closing Buyer shall contribute, or cause to be contributed, to the Company an aggregate amount of cash equal to $6,350,000,000 multiplied by the Buyer Percentage (the “Purchase Price”) in consideration for the issuance to Buyer of LLC Units as set forth in Section 2.1(b) (the “Contribution”).
          (b) Subject to the terms and conditions set forth herein, at the Closing the Company agrees to issue to Buyer and Buyer agrees to purchase LLC Units representing the Buyer Percentage of the aggregate LLC Units outstanding immediately after the Closing and after giving effect to the Management Subscription (the “Buyer Units”) in consideration for the Contribution (the “Subscription”).

          (c) At or promptly following the Closing, the Company shall issue LLC Units to OMI representing up to 0.22% of the aggregate LLC Units after giving effect to such issuance to OMI and to the issuance of the Buyer Units to Buyer pursuant to this Agreement, which LLC Units issued to OMI shall be for the benefit of management and other employees of the Company and its Subsidiaries and shall be issued at a price per LLC Unit determined by the board of directors of the Company to be the fair market value of each such LLC Unit issued to OMI (the “Management Subscription”), which determination of fair market value may or may not be equivalent to that portion of the Purchase Price allocable to a single LLC Unit. The Company shall notify Buyer of the exact number and percentage of LLC Units to be issued to OMI no later than three Business Days prior to the Closing and the Company covenants not to issue to OMI on or about the Closing Date more than the number of LLC Units set forth in such notice.
          Section 2.2 Closing. Subject to the terms and conditions set forth herein, the consummation of the Contribution and the Subscription (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 A.M. local time, on the fifth Business Day after the day on which the conditions set forth in Article VI hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date”.
          Section 2.3 Company Deliverables. At the Closing, the Company shall deliver to Buyer the following:
          (a) A copy of the Amended and Restated LLC Agreement, duly executed by an authorized representative of each of Holdco and OMI, evidencing, subject to Section 2.4 and effective as of the Closing, the addition of Buyer (and OMI) as a Member of the Company on the register of Members of the Company;
          (b) A copy of the Investor Rights Agreement duly executed by an authorized representative of the Company, an authorized representative of Holdco and an authorized representative of EFH;
          (c) A copy of the Registration Rights Agreement duly executed by an authorized representative of the Company, an authorized representative of Holdco and an authorized representative of EFH;
          (d) A copy of the Tax Sharing Agreement duly executed by an authorized representative of the Company, an authorized representative of Holdco, an authorized representative of OMI and an authorized representative of EFH;
          (e) The certificate(s) of the Company contemplated by Section 6.2(a) and Section 6.2(b), duly executed by an authorized representative of the Company; and
          (f) An opinion from counsel to the Company dated the Closing Date as to the matters set forth in Exhibit E, subject to reasonable and customary qualifications and assumptions.

          Section 2.4 Buyer Deliverables. At the Closing, Buyer shall deliver to the Company the following:
          (a) The Purchase Price by means of immediately available funds wired to an account designated by the Company to Buyer prior to the Closing Date;
          (b) A counterpart to the Amended and Restated LLC Agreement, duly executed by an authorized representative of Buyer;
          (c) A counterpart to the Investor Rights Agreement, duly executed by an authorized representative of Buyer;
          (d) A counterpart to the Registration Rights Agreement, duly executed by an authorized representative of Buyer;
          (e) A counterpart of the Tax Sharing Agreement, duly executed by an authorized representative of Buyer;
          (f) The certificate(s) of Buyer contemplated by Section 6.3(a) and Section 6.3(b), duly executed by an authorized representative of Buyer; and
          (g) An opinion from counsel to Buyer, dated the Closing Date as to the matters set forth in Exhibit E, subject to reasonable and customary qualifications and assumptions.
          Section 2.5 Use of Proceeds.
          (a) At or promptly following the Closing, subject to any legal restrictions or limitations under the Amended and Restated LLC Agreement, the Delaware Limited Liability Company Act and other applicable Law, the Company shall distribute the aggregate Purchase Price paid in respect of the Contribution to Holdco in respect of Holdco’s limited liability company interest in the Company. At or promptly following the closing of the Management Subscription, subject to any legal restrictions or limitations under the Amended and Restated LLC Agreement, the Delaware Limited Liability Company Act and other applicable Law, the Company shall distribute the aggregate proceeds received from the Management Subscription to Holdco in respect of Holdco’s limited liability company interest in the Company. Buyer acknowledges that it shall not participate in the distribution by the Company of the aggregate Purchase Price paid in respect of the Contribution or the distribution by the Company of the proceeds of the Management Subscription, whether such distributions are made at or promptly following the Closing or at any other time.
          (b) The Parties acknowledge and agree that (i) it is intended that the distribution by the Company to EFH (indirectly through Holdco) of the Purchase Price and the distribution by the Company to EFH (indirectly through Holdco) of the proceeds of the Management Subscription be treated as tax-free distributions for United States federal income tax purposes under sections 731(a) and (b) of the Code to reimburse EFH for capital expenditures that are described in Treasury Regulations Section 1.707-4(d), (ii) that the

Company shall report the transactions consistently with such treatment and (iii) that the Parties shall not take any position inconsistent with such treatment.
ARTICLE III
Representations and Warranties of the Company
          Except as set forth in the disclosure letter delivered by the Company to Buyer on the date of this Agreement (the “Company Disclosure Letter”) and the Company Reports filed prior to the date hereof, the Company represents and warrants to Buyer as follows:
          Section 3.1 Organization, Good Standing and Qualification. The Company and its Subsidiaries are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization and have all requisite corporate or similar power and authority to own, lease and operate their properties and assets and to carry on their businesses as presently conducted and are qualified to do business and are in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of their assets or properties or conduct of their business requires such qualification, except where the failure to be so qualified to do business or be in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer complete and correct copies of the Company’s and its Subsidiaries’ limited liability company agreements, certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. The Company Disclosure Letter includes a list of all of the Company’s Subsidiaries and any other Person in which the Company or any of its Subsidiaries has an ownership interest.
          Section 3.2 Corporate Authority and Approval. The Company has all requisite corporate or other organizational power and authority and has taken all corporate or other organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been, and the Ancillary Agreements to which it is a party when executed will be, duly executed and delivered by the Company and constitute or will constitute valid and binding agreements of the Company as a party hereto and thereto enforceable against the Company as a party hereto and thereto in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (the “Bankruptcy and Equity Exception”).
          Section 3.3 Governmental Filings; No Violations; Certain Contracts; Etc.
          (a) Other than the filings and/or notices (A) under the Exchange Act, (B) under the Securities Act, (C) required to be made under state securities, takeover and “blue sky” laws, and (D) required to be made with the Federal Energy Regulatory Commission (the “FERC”), and (E) required to be made with the Committee on Foreign Investment in the United States (“CFIUS”) no notices, reports or other filings (other than informational filings) are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any federal, state, local (including any municipality or any political subdivision thereof), foreign or international court, government, department, commission, board, bureau, agency, instrumentality, self-regulatory authority, stock exchange or other regulatory, administrative or governmental authority (each, a “Governmental Entity”), in connection with the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except those notices, reports, filings, consents, registrations, approvals, permits and authorizations, the failure of which to make or obtain would not, individually or in the aggregate, have, and would not, individually or in the aggregate, be reasonably likely to have, a Material Adverse Effect.
          (b) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not (A) constitute or result in a breach or violation of, or a default under, the certificates of formation, limited liability company agreements, certificates of incorporation, bylaws or comparable governing documents of the Company or its Subsidiaries; or (B) with or without notice, lapse of time or both, constitute or result in a material breach or violation of, a termination (or right of termination) or a material default under, the creation or acceleration of any material obligations or the creation of a material Lien on any of the material assets of the Company or its Subsidiaries (1) pursuant to any loan, credit agreement, bond, debenture, note, mortgage or indenture or any material lease, sublease, supply agreement, affiliate agreement, license, license agreement, development agreement, separation agreement, interconnection agreement, transmission agreement, maintenance and construction agreement, pole attachment agreement, or franchise agreement, other than in each case Licenses (each, a “Contract”) binding upon the Company or its Subsidiaries or pursuant to which any of the assets or properties of the Company or its Subsidiaries are bound, (2) assuming compliance with the matters referred to in Section 3.3(a), under any Law to which the Company or its Subsidiaries is subject or (3) pursuant to any material License, except for any breaches, violations, terminations, defaults, accelerations and Liens under clause (B)(1) or (2) (but not, for greater certainty, (B)(3)) which would not, individually or in the aggregate, have, and would not, individually or in the aggregate, be reasonably likely to have, a Material Adverse Effect.
          Section 3.4 Material Licenses. The Company holds all material Licenses necessary to carry on its business as presently carried on by it, and all such Licenses are in good standing in all material respects, except as would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.
          Section 3.5 Capital Structure.
          (a) As of the date hereof, 100% of the limited liability company interests of the Company are owned by Holdco, such limited liability company interests have been duly authorized and validly issued and are fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens). Upon issuance, the Buyer Units will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Ancillary Agreements or to be set forth in agreements to be entered into in connection with the Management Subscription, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any limited liability company interests, shares of capital stock or other securities or equity interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any limited liability company interests, shares of capital stock or other securities or other equity interests of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equity owners of the Company or any of its Subsidiaries on any matter. None of the limited liability company interests, securities or equity interests of the Company have been issued in violation of any applicable Law or pre-emptive or similar rights.
          (b) Except as set forth in the Ancillary Agreements or to be set forth in agreements to be entered into in connection with the Management Subscription, there are no agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company’s limited liability company interests, or the equity interests of its Subsidiaries. Except as set forth in the Ancillary Agreements, neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.
          Section 3.6 Company Reports; Financial Statements.
          (a) The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2005 (the “Applicable Date”) (the forms, statements and reports filed with or furnished to, the SEC since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, being referred to herein as the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (taking into account any subsequent amendments) complied, or if not yet filed or furnished prior to Closing, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports.
          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof and prior to the Closing, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the statements of consolidated income and consolidated shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof and prior to the Closing, will fairly present in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
          Section 3.7 Absence of Certain Changes.
          (a) Since December 31, 2007, there has not been any change in the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
          (b) Since December 31, 2007, and through the date hereof each of the Company and its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than in the ordinary and usual course of such business, and without limiting the foregoing, since December 31, 2007, and through the date hereof:
(i) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any equity interests or shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding equity interests or shares of capital stock or other securities of the Company or any of its Subsidiaries; and
(ii) there has not been any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries.
          Section 3.8 Litigation.
          (a) As of the date hereof and except for ordinary course hearings and proceedings consistent with past practice with applicable Governmental Entities in which the Company and its Affiliates is a litigant, there are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries. None of the Company or its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity.
          (b) As of the date hereof, except for obligations or liabilities (i) that are not individually material to the Company and its Subsidiaries taken as a whole, (ii) assumed by the Company and its Subsidiaries pursuant to the terms hereof, (iii) incurred since December 31, 2007 in the ordinary course of business consistent with past practice, (iv) that are reserved against in the Company’s financial statements included in the Company Reports filed prior to the date hereof or (v) that are expressly covered by Sections 3.8(a), 3.9, 3.10, 3.12 or 3.13, there are no obligations or liabilities of the Company or its Subsidiaries, whether or not accrued, contingent or otherwise that would be required under GAAP to be set forth on a consolidated balance sheet of the Company.

          Section 3.9 Employee Benefits.
          (a) As of the date hereof, each material benefit or compensation plan, fund, program, agreement, scheme, contract, policy or arrangement (each, an “Employee Benefit Plan”) of the Company and its Subsidiaries providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, managers or officers of any of the Company and its Subsidiaries (the “Employees”) or of the current or former directors, consultants, independent contractors, contingent workers or leased employees of the Company and its Subsidiaries, or the dependents of any of them, or with respect to which the Company or any of its Subsidiaries has or reasonably could have any liability, including, but not limited to, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (determined without regard to whether such plan is subject to ERISA), each material deferred compensation, retirement, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive or bonus plan or agreement, each material health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other material employee benefit plan, fund, program arrangement or scheme is referred to in this Agreement as a “Company Benefit Plan”. All material Company Benefit Plans are listed on Section 3.9(a) of the Company Disclosure Letter.
          (b) As of the date hereof, except where a failure to comply would not result in a material liability, all Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and non-United States Company Benefit Plans (collectively, “Company U.S. Benefit Plans”) have been established, registered, qualified, invested, operated and administered in all respects in compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan that is subject to ERISA (a “Company ERISA Plan”) and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code and the trust maintained thereunder that is intended to be exempt from taxation under Section 501 of the Code has received a favorable determination letter from the IRS or other letter indicating that it is so qualified, and no circumstances exist that are likely to result in the loss of such exempt status which would not, individually or in the aggregate, be reasonably expected to be material. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and no circumstances exist that are likely to result in the loss of such exempt status under Section 501(c)(9) of the Code which would not, individually or in the aggregate, be reasonably expected to be material. Neither the Company nor its Subsidiaries has incurred, and no fact exists that reasonably could be expected to result in any tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material to the Company and its Subsidiaries with respect to any Company Benefit Plan.
          (c) None of the Company, any of its Subsidiaries or any ERISA Affiliate has ever sponsored, maintained, contributed to or has any liability with respect to an Employee Benefit Plan that is or was subject to Title IV of ERISA or Section 412 of the Code, and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever sponsored, maintained, contributed to or has any liability with respect to an Employee Benefit Plan within the past six years that is or was a Multiemployer Plan or subject to Section 302 of ERISA. Except as would not, individually or in the aggregate, be reasonably expected to be material, none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or could reasonably be likely to incur any withdrawal liability (as defined in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan that has not been satisfied in full. Except as would not, individually or in the aggregate, be reasonably expected to be material, none of the Company, any of its Subsidiaries or any ERISA Affiliate has terminated or withdrawn from or sought a funding waiver with respect to, and no fact exists that could reasonably be expected to result in a termination or withdrawal from or seeking a funding waiver with respect to, an Employee Benefit Plan that is subject to Title IV of ERISA that was sponsored, maintained or contributed to within the past five years by the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has any liability (each a “Pension Plan”), which would, individually or in the aggregate, be reasonably expected to be material. No material liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by any of the Company or its Subsidiaries with respect to any Pension Plan. Except as would not, individually or in the aggregate, be reasonably expected to be material, no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended (other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66) has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement and no notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any ERISA Affiliates have filed a notice of intent to terminate any Pension Plan or have adopted any amendment to treat a Pension Plan as terminated within the past six years, and to the Knowledge of the Company, the PBGC has not instituted proceedings as of the date hereof to treat any Pension Plan as terminated. To the Knowledge of the Company, the actuarial reports for each Pension Plan fairly presents the financial condition and the results of operations of each such Pension Plan in accordance with GAAP.
          (d) As of the date hereof, all material contributions or premiums required to be made or paid under each Company Benefit Plan (including all Pension Plans) or by applicable Law, as of the date hereof, have been timely made or paid in accordance with the terms of such plan or applicable Law, and all obligations in respect of each such plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof in accordance with GAAP. No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and, on and after the effectiveness of the Pension Protection Act of 2006, there has been no failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived. No Pension Plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company, nor its Subsidiaries nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan.

          (e) As of the date hereof, under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change and no material change is reasonably anticipated to occur in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the last day of the most recent plan year.
          (f) As of the date hereof, none of the Company or its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan, any Employee Benefit Plan with respect to which the Company or any of its Subsidiaries has any liability or any Collective Bargaining Agreement. The Company and its Subsidiaries may amend or terminate any such plan at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination.
          (g) As of the date hereof, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any increase in severance pay or any other material payment upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or material benefits under, materially increase the amount of compensation due any such individual, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or its Subsidiaries or, after the consummation of the transactions contemplated hereby, Buyer to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments that would not be deductible for federal income tax purposes under Code Section 162(m) or by reason of Section 280G of the Code.
          (h) The Company has made available to Buyer, with respect to each material Company Benefit Plan and material Pension Plan, correct and complete copies of: (i) each writing constituting a part of such Company Benefit Plan and Pension Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent actuarial report; and (iii) the most recent annual financial report, if any.
          Section 3.10 Compliance with Laws. To the Knowledge of the Company, the businesses of the Company and its Subsidiaries have been in the last three years through the date hereof, and, as of the date hereof, are being conducted in all material respects in compliance with all applicable federal, state, local or foreign laws, statutes and ordinances, common laws and rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity (each a “Law” and collectively, “Laws”). As of the date hereof, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity given written notice of an intention to conduct the same, except for any of the foregoing that would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect.
          Section 3.11 Regulatory Proceedings. As of the date hereof, none of the Company nor its Subsidiaries, all or part of whose rates or services are regulated by a Governmental Entity, (i) has rates which have been or are being collected subject to refund, pending final resolution of any material proceeding pending before a Governmental Entity or material appeal to the courts or (ii) is a party to any material proceeding before a Governmental Entity or material appeal from orders of a Governmental Entity with respect to such rates or services.
          Section 3.12 Taxes. As of the date hereof, each of the Company and its Subsidiaries (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and (ii) has paid all Taxes that are shown as due on such filed Tax Returns or that any of the Company or its Subsidiaries is obligated to withhold from amounts owing to any employee, independent contractor, creditor or other third party, except with respect to matters contested in good faith. As of the date hereof, there are not pending or, to the Knowledge of the Company threatened in writing, any audits, examinations, investigations or other proceedings against any of the Company or its Subsidiaries in respect of Taxes. As of the date hereof, there are no Liens for Taxes (other than Taxes not yet due and payable or being contested in good faith by appropriate proceedings) upon any of the assets of the Company or any of its Subsidiaries. As of the date hereof, none of the Company nor its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was or is the Company or EFH) or has any liability for the Taxes of any Person other than any of the Company, its Subsidiaries and the other members of the group the common parent of which was or is the Company or EFH under Reg. § 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise; or (ii) has participated in any listed transaction within the meaning of Code Section 6707A(c)(1).
          Section 3.13 Environmental Matters. As of the date hereof, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws except as would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect; (ii) to the Knowledge of the Company, no property (including soils, ground water, surface water, buildings or other structures) owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance which could reasonably be expected to require remediation pursuant to any applicable Environmental Law resulting in any material liability; (iii) none of the Company or its Subsidiaries has received in the last four years any written notice, demand, letter, claim or request for information alleging that any of the Company or its Subsidiaries is in material violation of or subject to material liability under any Environmental Law; (iv) none of the Company or its Subsidiaries is subject to any written order, decree, or injunction from any Governmental Entity relating to material liability, or imposing a Lien on any properties or assets of any of the Company or its Subsidiaries, under any Environmental Law and, to the Knowledge of the Company, no such order, decree or injunction is pending or threatened; (v) to the Knowledge of the Company, none of the Company or its Subsidiaries is liable for any off-site contamination by Hazardous Substances as a result of its operations except as would not reasonably be expected to result in any material liability; (vi) the Company and its Subsidiaries have all material permits, licenses and other authorizations required for their current operations under any applicable Environmental Law; (vii) none of the real property owned by the Company or its Subsidiaries is listed or, to the Knowledge of the Company, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act or any comparable state or local list of contaminated properties or is otherwise subject to any use restrictions pursuant to any Environmental Law because of the presence of any Hazardous Substances; and (viii) none of the Company or its Subsidiaries has, since the Applicable Date, received any written notice of the existence of methane or any unmitigated mold, mildew or other fungi at any of the buildings or structures on any property of the Company or its Subsidiaries except as would not reasonably be expected to lead to material liability of the Company or its Subsidiaries.
          Section 3.14 Intellectual Property.
          (a) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own all right, title and interest to, or are validly licensed or otherwise have the right to use, all material Intellectual Property used in the business of the Company and its Subsidiaries.
          (b) As of the date hereof, to the Knowledge of the Company, no other Person has infringed upon or misappropriated any Intellectual Property owned and used by the Company or any of its Subsidiaries in any manner that materially impairs the Company’s business taken as a whole.
          (c) As of the date hereof, to the Knowledge of the Company, none of the Company or its Subsidiaries has materially interfered with, infringed upon or misappropriated any Intellectual Property of any other Person.
          Section 3.15 Labor Matters.
          (a) As of or through the date hereof, since the Applicable Date, none of the Company’s or its Subsidiaries’ employees have, in their capacity as such employees, been or currently are represented by a labor organization that was certified by any labor relations board (including the NLRB) or voluntarily recognized.
          (b) As of or through the date hereof, each Collective Bargaining Agreement to which any of the Company or its Subsidiaries is a signatory to is in full force and effect.
          (c) As of or through the date hereof, no unfair labor practice charge or complaint filed with or by the NLRB or its General Counsel’s Office or with or by any other Governmental Entity against the Company or its Subsidiaries is pending, or, to the Knowledge of the Company, is being threatened.
          (d) As of or through the date hereof, no strike, dispute, walk-out, slow-down, lockout, work stoppage or picketing involving the employees of any of the Company or its Subsidiaries has occurred since the Applicable Date, or is in progress.

          (e) As of or through the date hereof, none of the Company or its Subsidiaries is a party to or bound by any employment agreements or any agreements or arrangements with third party vendors to provide workers to any of the Company or its Subsidiaries on a contingent or temporary basis. None of the Company or its Subsidiaries has received a claim from any Governmental Entity to the effect that any of the Company or its Subsidiaries has improperly classified a person as an independent contractor. None of the Company or its Subsidiaries has made any binding commitments to any officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters specifically with reference to this Agreement or otherwise.
          Section 3.16 Insurance. All material current policies of fire, liability and workers’ compensation insurance policies owned, held by or covering any of the Company or its Subsidiaries (or their respective assets or business) as of the date hereof for which premiums are currently being paid are, as of the date hereof, with reputable insurance carriers or with captive insurers and provide in all material respects coverage in character and amount generally similar to that carried by similarly situated Persons engaged in similar businesses and subject to the same or similar perils or hazards. All such current policies are, as of the date hereof, in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.
          Section 3.17 Certain Contracts.
          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Contract that would be required to be filed by the Company as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC, except for any such Contract that is a Company Benefit Plan or would be a Company Benefit Plan but for the word “material” in the definition thereof) (each such Contract a “Described Contract”), (ii) as of the date hereof, to the Knowledge of the Company, no other party to any Described Contract is in breach of or default under the terms of any Described Contract and (iii) each Described Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, is in full force and effect unless terminated in accordance with its terms.
          (b) Section 3.17(b) of the Company Disclosure Letter includes a list of each material Contract between the Company and/or any of its Subsidiaries, on the one hand, and Holdco, EFH and/or any Affiliates thereof, on the other hand (each such Contract a “Related Party Contract”). The Company has made available to Buyer correct and complete copies of all material Related Party Contracts.
          Section 3.18 Real Property. Except as would not be reasonably expected to have a Material Adverse Effect, the Company and its Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted free and clear of any Liens, options, rights of first refusal or other similar encumbrances other than Permitted Liens.

          Section 3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Company or any of its Subsidiaries or any other Person makes any other express or implied representation or warranty on behalf of the Company or its Subsidiaries.
ARTICLE IV
Representations and Warranties of Buyer
          Buyer represents and warrants to the Company as follows:
          Section 4.1 Organization and Authority of Buyer. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements. Buyer has made available to the Company complete and correct copies of Buyer’s certificate of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect.
          Section 4.2 Corporate Authority. Buyer has all requisite corporate or other organizational power and authority and has taken all corporate or other organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement has been, and the Ancillary Agreements when executed will be, duly executed and delivered by Buyer and constitutes or will constitute valid and binding agreements of Buyer as a party hereto and thereto, enforceable against Buyer as a party hereto and thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
          Section 4.3 Consents and Approvals. (a) Other than the filings and/or notices referred to in Section 3.3(a), no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements.
          (b) The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Buyer does not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificates of organization, limited liability company agreements, certificates of incorporation, bylaws or comparable governing documents of Buyer or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Buyer or any of its Subsidiaries pursuant to any Contract binding upon Buyer or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 4.3(a), under any Law to which Buyer or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding Buyer or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements.
          Section 4.4 Brokers and Finders. Other than any fee payable by Buyer or its Affiliates to Lehman Brothers Inc, as financial advisor, none of Buyer or any of its Affiliates has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement or the Ancillary Agreements who would be entitled to a broker’s, finder’s or similar fee or commission in connection herewith or therewith or upon the consummation hereof or thereof, or if the Closing does not occur.
          Section 4.5 Certain Regulatory Matters. Each of Buyer and Minority Member Parent is a newly formed special purpose vehicle formed solely for purpose of holding an investment (directly or indirectly) in the Company. Minority Member Parent is an entity taxed as a corporation for United States federal income tax purposes. As of the Closing Date, none of OAC or any other investor that, after the date hereof and prior to the Closing, executes an equity commitment letter in favor of Buyer or any of its Affiliates, will have any Direct or Indirect EFH Interest (as defined in the Amended and Restated LLC Agreement). As of the date hereof, to the Knowledge of Buyer and other than as disclosed to EFH on or prior to the date hereof, none of OAC, GIC nor any of their respective Affiliates, has any direct or indirect equity ownership interest in EFH (other than any indirect immaterial interest and other than in respect of any equity interest in EFH held through investment funds affiliated with the Fund Advisors (as defined in the Amended and Restated LLC Agreement)).
          Section 4.6 Financial Capability; Equity Commitment Letters; Indebtedness.
          (a) Buyer has delivered to the Company true and complete copies of the equity commitment letters, dated as of the date hereof (collectively, the “Equity Commitment Letters”), between Buyer and Cheyne and between Buyer and OAC, pursuant to which (i) subject only to the conditions precedent in this Agreement, each of Cheyne and OAC has committed to invest the amount set forth therein and (ii) the parties thereto have granted third party beneficiary rights under each such letter to the Company. None of the Equity Commitment Letters have been amended or modified (or any provisions thereunder waived), and the respective commitments contained therein have not been withdrawn or rescinded in any respect. Each of the Equity Commitment Letters is in full force and effect and is a legal, valid and binding obligation of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount set forth in the Equity Commitment Letters, other than the satisfaction or waiver of the conditions precedent in Article VI. Buyer will have, immediately prior to the Closing, sufficient readily available cash funds to pay the

Purchase Price upon the terms and conditions of this Agreement, to otherwise consummate the transactions contemplated hereby or pursuant to the Ancillary Agreements and to perform its obligations hereunder and thereunder after the Closing. Cheyne is an investment vehicle controlled by GIC, was not formed for purposes of making an investment in the Company, and, as of the Closing Date, will have material investments other than its indirect investment in the Company.
          (b) Neither Buyer nor Minority Member Parent will have outstanding at the Closing any indebtedness for borrowed money issued to or borrowed from third parties (other than, for certainty, any indebtedness owing to Cheyne, BPC Penco, or any other entity that directly holds equity interests in Minority Member Parent, or any of their respective Affiliates).
          Section 4.7 Securities Act. Buyer is acquiring the Buyer Units solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Buyer Units are not registered under the Securities Act or any applicable state securities law, that the offering of the Buyer Units is being made in reliance on one or more exemptions for private offerings under the Securities Act and applicable state securities laws and that the Buyer Units may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.
          Section 4.8 Litigation. As of the date hereof, there are no civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, at law, in equity or otherwise, in, before or by, any court or Governmental Entity or authority which would be reasonably likely to prevent or materially delay the ability of Buyer to consummate the transactions contemplated hereby or pursuant to the Ancillary Agreements.
          Section 4.9 Investigation by Buyer. Buyer acknowledges that it is a sophisticated purchaser of investments and businesses and has been given sufficient access to all information with respect to the Company and its Subsidiaries requested by it and, in entering into this Agreement and the Ancillary Agreements, has not relied upon any representations, warranties or statements other than the representations and warranties of the Company set forth in Article III. Buyer acknowledges that no other representations and warranties of the Company other than as are set forth in Article III are required by Buyer to enter into this Agreement or the Ancillary Agreements.
          Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V
Certain Covenants and Agreements of the Company and Buyer
          Section 5.1 Access and Information. Prior to the Closing, the Company shall permit Buyer and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Company and its Subsidiaries and to books and records and the officers and management employees of the Company and its Subsidiaries to the extent that such access is necessary for Buyer to consummate the transactions contemplated hereby and does not unreasonably interfere with the business of the Company or its Subsidiaries; provided that any information provided hereunder shall remain subject to the Confidentiality Agreements; provided, further that the foregoing shall not (i) require the Company to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Company and its Subsidiaries or violate any of the Company’s or any of its Subsidiaries’ obligations with respect to confidentiality, in the event the Company has attempted, but failed, to obtain a waiver of such confidentiality obligations, or (ii) require any disclosure by the Company or any of its Subsidiaries that could, as a result of such disclosure, have the effect of causing the waiver of any legally recognized privilege so long as the Company has taken reasonable steps to cause such privilege to be preserved; provided, however, that the parties shall work in good faith to negotiate agreements or arrangements allowing the disclosure of such information, or portions thereof. No investigation pursuant to this Section 5.1 or information provided or received by any party pursuant to this Section 5.1 will affect any of the representations or warranties of the Parties contained in this Agreement.
          Section 5.2 Conduct of Business. During the period from the date hereof until the Closing, except (i) as otherwise contemplated by this Agreement or the Ancillary Agreements, (ii) as set forth on Section 5.2 of the Company Disclosure Letter, (iii) as required to comply with applicable requirements of Law, or (iv) as Buyer shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that it shall operate its business and cause the Company’s Subsidiaries to operate their respective businesses in the ordinary course consistent with past practice and to preserve intact in all material respects the business and relationships of the Company and its Subsidiaries with third parties, and, without limiting the foregoing, shall not, and shall cause the Company’s Subsidiaries not to:
          (a) sell, convey, lease or otherwise dispose of substantially all of its assets or properties;
          (b) issue, sell, pledge, dispose of, grant, transfer or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or guarantee of, any equity interests or shares of its capital stock (other than the issuance of shares by its wholly owned Subsidiary to it or another of its wholly owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any such equity interests or shares of such capital stock, or any options, warrants or other rights of any kind to acquire any equity interests or any shares of such capital stock or such convertible or exchangeable securities;

          (c) reclassify, split, combine or subdivide, directly or indirectly, any of its equity interests or capital stock or securities convertible or exchangeable into or exercisable for any equity interests or shares of its capital stock;
          (d) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its LLC Units other than Ordinary Course Dividends, as defined in Section 17(b) of the Amended and Restated LLC Agreement;
          (e) except in the ordinary course of business consistent with past practice and consistent with customary and prudent practices in the regulated electric delivery industry, initiate any litigation, hearing or similar proceeding relating to the conduct of such business with a Governmental Entity as a party involving amounts in dispute greater than, or expected to be greater than, $5,000,000;
          (f) enter into any Contract that would constitute a Related Party Contract or amend or modify any Related Party Contract; or
          (g) authorize or enter into an agreement to do any of the foregoing.
          Section 5.3 Conduct of Buyer’s Business.
          (a) Between the period from the date hereof until the Closing, Buyer agrees that, except as expressly contemplated by this Agreement, it shall not, and it shall cause its Subsidiaries not to, take any actions that are reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements.
          (b) Buyer shall not amend, modify, terminate, assign, waive or agree to amend, modify, terminate, assign or waive any terms of or rights under the Equity Commitment Letters without the prior written consent of the Company. In the event that all conditions precedent set forth in Section 6.1 and 6.2 have been satisfied (or waived by Buyer), the Buyer shall cause the other parties to the Equity Commitment Letters to fund the amounts required to be funded thereunder on the Closing Date. The Buyer shall take such actions as are necessary to enforce its rights under the Equity Commitment Letters in the event of breach or noncompliance thereof by any other party thereto.
          Section 5.4 Filings; Other Actions; Notification. (a) Subject to the terms and conditions set forth in this Agreement, the Company shall cooperate with Buyer, and Buyer shall cooperate with the Company, and prior to the Closing each of the Company and Buyer shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including to satisfy the conditions hereto, and the Ancillary Agreements as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and satisfy the conditions hereto;

provided, however, that (i) other than in connection with satisfying the condition contained in Section 6.3(d) hereof, nothing in this Agreement, including this Section 5.4, shall require, or be construed to require, the Company, Buyer or any of their respective Affiliates (or direct or indirect shareholders of such Affiliates or such shareholders’ Affiliates) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company, Buyer or any of their respective Affiliates (or direct or indirect shareholders of such Affiliates or such shareholders’ Affiliates) or Subsidiaries (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company, Buyer or any of their respective Affiliates (or direct or indirect shareholders of such Affiliates or such shareholders’ Affiliates) or any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company, Buyer or any of their respective Affiliates (or direct or indirect shareholders of such Affiliates or such shareholders’ Affiliates) or to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction or condition on, or other impairment of the Company’s, Buyer’s or any of their respective Affiliates’ (or their direct or indirect shareholders’ or such shareholders’ Affiliates) ability to own or operate, of any such assets, licenses, product lines, businesses and interests therein, (ii) nothing in this Agreement shall require, or be construed to require, the Company, Buyer or any of their respective Affiliates (or direct or indirect shareholders of such Affiliates or such shareholders’ Affiliates) to take any other action under this Section 5.4 if a Governmental Entity authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Closing and (iii) Buyer shall not be required to use its reasonable best efforts to satisfy the condition contained in Section 6.3(e). Subject to applicable Laws relating to the exchange of information, Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Buyer, on the one hand, or the Company on the other hand, and any of their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) The Company shall, upon request by Buyer, furnish Buyer, and Buyer shall, upon request by the Company, furnish the Company, with all information concerning itself, Minority Member Parent (or the ultimate U.S. taxpayer(s) invested in Minority Member Parent, in the event that neither Buyer nor Minority Member Parent is a U.S. federal income taxpayer), and their respective directors and officers as may be required to be disclosed by applicable law, regulation or written orders from any Governmental Entity or reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Company, Buyer or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
          (c) Subject to applicable Law and the instructions of any Governmental Entity, the Company shall keep Buyer, and Buyer shall keep the Company, apprised of the status of matters relating to completion of the transactions contemplated hereby and by the Ancillary Agreements, including promptly furnishing the other with copies of notices or other communications received by Buyer or the Company, as the case may be, or any of their Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.
          Section 5.5 Ancillary Agreements. The Company and Buyer shall execute and deliver and shall cause to be executed and delivered, at or prior to the Closing, the Ancillary Agreements to which they are parties, in each case in the forms attached hereto, as such forms may be amended with the agreement of Buyer and the Company. The Company shall also cause to be executed and delivered, at or prior to the Closing, the Ancillary Agreements by each of the parties thereto other than the Company and Buyer.
ARTICLE VI
Conditions to Completing the Closing
          Section 6.1 Conditions For the Benefit of the Parties. The respective obligations of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:
          (a) Regulatory Approvals. (i) The FERC Approval, if required, shall have been duly obtained, (ii) the Parties shall have received notice from the CFIUS that it has determined that the transactions contemplated hereby are not subject to Section 721, or that CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby and action under Section 721 is therefore concluded, or receipt of notice that the President of the United States will not act to prohibit, suspend or otherwise prevent the transactions contemplated hereby and (iii) all other notices and other filings required to be made prior to the Closing by the Parties or any of their respective Subsidiaries, with, and all permits, authorizations, consents and approvals required to be obtained prior to the Closing by, the Parties or any of their respective Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except, in the case of clause (iii), where the failure to make or obtain such notices or filings would not be reasonably likely to adversely affect in any material respect the business of the Company and its Subsidiaries, taken as an entirety, and could not be reasonably expected to subject the Parties or their Affiliates (or such Affiliates’ direct or indirect equityholders or such equityholders’ Affiliates) to the risk of criminal sanctions, material liabilities or material penalties.
          (b) Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements.
          Section 6.2 Conditions For the Sole Benefit of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, except, in each case, (i) for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) to the extent any breaches of such representations and warranties would not in the aggregate have or be reasonably likely to have a Material Adverse Effect (it being understood that any materiality or Material Adverse Effect qualification in any representation and warranty shall be disregarded in determining whether any such breaches would in the aggregate have or be reasonably likely to have a Material Adverse Effect for purposes of this clause (ii)). Buyer shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of the Company.
          (b) Covenants and Agreements. The covenants and agreements of the Company to be performed on or prior to the Closing shall have been duly performed in all material respects, and Buyer shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of the Company.
          (c) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by each other party thereto (other than the Buyer).
          (d) Third Party Investor in Buyer. Buyer shall have received an irrevocable and legally binding equity commitment from a Person or Person(s) (collectively, the “Third Party Investor”) who qualifies as a Non-Parent Affiliated Investor (as defined in the Amended and Restated LLC Agreement), other than any Affiliate of OAC, Borealis Infrastructure Corporation or GIC, to acquire between 1% and 5% of the capital stock and shareholder debt of Minority Member Parent (in the same proportions as the other investors in Minority Member Parent) to be issued on or prior to the Closing Date.
          Section 6.3 Conditions for the Sole Benefit of the Company. The obligation of the Company to effect the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Buyer contained in Article IV shall be true and correct: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, except, in each case, (i) for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) other than with respect to the representations and warranties contained in Section 4.5, to the extent any breaches of such representations and warranties would not in the aggregate be reasonably likely to prevent or materially delay the ability of Buyer to consummate the transactions contemplated hereby and by the Ancillary Agreements. The Company shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Buyer.
          (b) Covenants and Agreements. The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects,

and the Company shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Buyer.
          (c) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by Buyer.
          (d) Direct or Indirect EFH Interest. As of the Closing, none of OAC, BPC Penco, the Third Party Investor, or any other investor that, after the date hereof but prior to the Closing, agrees to subscribe for equity and/or debt securities of Buyer or any of its Affiliates, shall have any Direct or Indirect EFH Interest (as defined in the Amended and Restated LLC Agreement).
          (e) Equity Interest. As of the Closing the following statement shall be true and correct: As of the Closing, to the Knowledge of Buyer and other than as disclosed to EFH on or prior to the date hereof, none of OAC, GIC nor the Third Party Investor nor any other investor that, after the date hereof but prior to the Closing, agrees to subscribe for equity and/or debt securities of Buyer or Minority Member Parent, nor any of their respective Affiliates, has any direct or indirect equity ownership interest in EFH (other than any indirect immaterial interest and other than in respect of any equity interest in EFH held through investment funds affiliated with the Fund Advisors (as defined in the Amended and Restated LLC Agreement)). The Company shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Buyer.
ARTICLE VII
Termination
          Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time, by mutual written consent of the Company or Buyer by action of their respective boards of directors.
          Section 7.2 Termination by the Company or Buyer. This Agreement may be terminated at any time prior to the Closing by action of the board of directors of the Company or by Buyer if the Closing shall not have occurred by December 31, 2008 (the “Termination Date”) unless the failure to consummate the transactions contemplated herein prior to such date is the result of any action or inaction in violation of this Agreement by the party seeking to terminate this Agreement pursuant to this Section 7.2.
          Section 7.3 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions specified in either Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not cured within 90 days after written notice thereof is given by the Company to Buyer.
          Section 7.4 Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the Closing if there has been a breach of any representation, warranty, covenant or agreement made by the Company, or any such representation and warranty shall have become untrue after the date of this Agreement, such that conditions specified in Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not cured within 90 days after written notice thereof is given by Buyer to the Company.
          Section 7.5 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, this Agreement, except for the provisions of Sections 8.1, 8.3, 8.8, 8.12, 8.13, and 8.16 shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its representatives or Affiliates or such Affiliates’ direct or indirect equityholders or such equityholders’ Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any intentional and material breach of any representation, warranty, covenant or agreement contained in this Agreement.
ARTICLE VIII
Miscellaneous
          Section 8.1 Survival. This Article VIII shall survive the Closing. Except as provided in Section 7.5, all other representations, warranties, covenants and agreements in this Agreement shall not survive the Closing or the termination of this Agreement.
          Section 8.2 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that, the Company shall not waive the condition contained in Section 6.3(d) hereof without the prior written consent of Buyer. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          Section 8.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
          Section 8.4 Public Disclosure. Each Party hereby agrees with each other Party that, prior to such Party issuing any press release or similar public announcement or communication concerning the execution or performance of this Agreement such Party will use reasonable efforts to consult with the other Party to this Agreement and make reasonable accommodation for any comments of the other Party.
          Section 8.5 Assignment. No Party may directly or indirectly assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties for so long as the assigning Party has any material obligations remaining hereunder. If all or substantially all of the assets of any Party shall be sold or transferred, in one or more related transactions, such Party shall make provision such that upon completion of such sale or transfer such acquirer or transferee shall also be bound by the terms hereto as if it were the selling or transferring Person.
          Section 8.6 Entire Agreement. This Agreement (including all Exhibits, the Company Disclosure Letter and any other schedules hereto) and the Ancillary Agreements contain the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.
          Section 8.7 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party (or such Affiliates’ direct or indirect equityholders or such equityholders’ Affiliates), shall be deemed to have been performed, satisfied or fulfilled by such Party.
          Section 8.8 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer or the Company or their successors, any rights or remedies under or by reason of this Agreement.
          Section 8.9 Company Disclosure Letter; Representations and Warranties. The inclusion of any matter in the Company Disclosure Letter shall be deemed to modify each representation and warranty in Article III to the extent such modification is reasonably apparent, but inclusion therein shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.
          Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          Section 8.11 Section Headings. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          Section 8.12 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered; telecopied and confirmed; mailed by certified mail, return receipt requested; or sent via nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such Party may designate by written notice to the other Party):
               (a) if to the Company to:
Oncor Electric Delivery Company LLC
Energy Plaza

1601 Bryan Street
Dallas, Texas 75201-3411
Facsimile: (214) 486-2067
Attention: Legal Department, 22nd Floor
               With a copy to:
Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601
Facsimile: (312) 861-7588
Attention: James P. O’Brien
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502
Attention: Andrew W. Smith
               (b) if to Buyer, to:
Texas Transmission Investment LLC
c/o Borealis Infrastructure Corporation
c/o Borealis Infrastructure Management Inc.
Royal Bank Plaza, South Tower
200 Bay Street
Suite 2100, PO Box 56
Toronto, Ontario M5J 2J2, Canada
Facsimile: (416) 361-6075
Attention: Steven Zucchet
and
Cheyne Walk Investment Pte Ltd.
c/o GIC Special Investments Pte Ltd
1st Floor, York House
45 Seymour Street
London W1H 7LX, United Kingdom
Facsimile: +44 20 7725 3511
Attention: Head, Global Infrastructure Group, with a copy to Stuart
Baldwin
               With a copy to:
Torys LLP

79 Wellington Street West, Suite 3000
Box 270, TD Centre
Toronto, Ontario M5K 1N2, Canada
Facsimile: (416) 865-7380
Attention: Krista F. Hill
     Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
          Section 8.13 Governing Law; Submission to Jurisdiction; Selection of Forum; Enforcement. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHERWISE GOVERNING PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO (I) AGREES TO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN (THE “CHOSEN COURTS”), (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (V) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 8.12 OF THIS AGREEMENT. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any United States District Court for the Southern District of New York or any state court sitting in the City of New York, Borough of Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 8.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
          Section 8.15 Representation by Counsel. The Parties agree that this Agreement was fairly negotiated between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that the Party drafted or was more responsible for drafting the provision(s).
          Section 8.16 Confidentiality. The terms of the Confidentiality Agreements are hereby incorporated by reference and shall continue in full force and effect until the Closing. Upon the Closing occurring, the Confidentiality Agreements shall each terminate and be of no further force and effect. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements shall continue in full force and effect in respect of any confidential information in accordance with their terms.
[Signature Pages Follow]

          IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:
	Name:	Robert S. Shapard
	Title:	Chairman and Chief Executive Officer

TEXAS TRANSMISSION INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS CORPORATION, its sole member

By:
Name: Steven Zucchet
Title: Manager

By:
Name: Stuart Baldwin
Title: Manager

EXHIBIT A
INVESTOR RIGHTS AGREEMENT
CONFIDENTIAL

-i-

Exhibits
Exhibit A Definitions
Exhibit B Form of Addendum Agreement

- ii -

INVESTOR RIGHTS AGREEMENT
          This INVESTOR RIGHTS AGREEMENT dated as of [                      ], 2008 (this “Agreement”), is being entered into by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (the “Initial Member”), Texas Transmission Investment LLC, a Delaware limited liability company (the “Minority Member”), Energy Future Holdings Corp., a Texas Corporation (“EFH”) and any other Persons that may hereafter become a party hereto (collectively with the Initial Member and the Minority Member, the “Members”).
RECITALS
          WHEREAS, the Initial Member and the Minority Member each own limited liability company interests in the Company, as represented by the LLC Units; and
          WHEREAS, the parties hereto desire to enter into this Agreement to establish, among other things, the rights and obligations arising out of, or in connection with, their ownership of LLC Units.
          NOW, THEREFORE, in consideration of the mutual promises and agreements made in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1. Definitions. Capitalized terms used in the Agreement (including Exhibits and Schedules hereto) but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A.
          Section 1.2. Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,” (except to the extent the context otherwise provides); (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; and (e) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein.

ARTICLE II
LLC UNITS; CONFIDENTIALITY
          Section 2.1. Members; LLC Units
          (a) Any reference in this Agreement to Schedule B shall be deemed to be a reference to Schedule B to the LLC Agreement, as amended and in effect from time to time.
          (b) The limited liability company interests in the Company are represented by the LLC Units as described in the LLC Agreement. The Members shall have the rights and obligations conferred on Members pursuant to the LLC Agreement.
          (c) No Member shall have any right to withdraw from the Company except as expressly set forth in the LLC Agreement. No Member shall be entitled to receive any distribution from the Company for any reason or upon any event except as expressly set forth in the LLC Agreement.
          (d) Minority Member agrees that it and any Permitted Transferee (i) will be, or will be directly or indirectly owned by, an entity that is taxed as a corporation for U.S. federal income tax purposes; and (ii) until the occurrence of a Trigger Event, has and will have in place in its limited liability company agreement or similar governing documents: (w) provisions to ensure that such Person is able (to the extent entitled to such right under the LLC Agreement) to duly designate Minority Member Directors (as defined in the LLC Agreement) meeting the requirements of Section 10(a)(i) of the LLC Agreement, (x) provisions restricting each equityholder of Minority Member Parent (or any successor entity) or any Affiliates of such equityholder (each, an “MMP Equityholder”) from (A) acquiring any direct equity ownership interest, to be directly held by such MMP Equityholder, in Parent or EFH, or (B) acquiring any indirect equity ownership interest in Parent or EFH through any direct equity ownership interest, directly held by such MMP Equityholder, in Texas Energy Future Co-Invest LP or any other co-investment vehicle that, in each case, has as its express principal purpose the acquisition of any direct equity ownership in Parent or EFH (except to the extent necessary to maintain existing direct or indirect pro rata stakes in Parent or EFH), (y) an acknowledgment that each MMP Equityholder will not object to being excused or excluded from funding any capital call or otherwise contributing equity to, any entity that expressly intends (as expressly disclosed in the related capital call notice) to use the proceeds of such capital call or contributed equity exclusively for the purpose of directly or indirectly acquiring any additional Direct or Indirect EFH Interest (except to the extent necessary to maintain existing direct or indirect pro rata stakes in Parent or EFH), and (z) representations and warranties from Minority Member Parent (or any successor entity) that each equityholder of Minority Member Parent (or any successor entity) has represented and warranted to, and covenanted for the benefit of, Minority Member Parent and Minority Member that such equityholder has not, directly or indirectly, entered into any side letter, agreement or similar arrangement or otherwise agreed to, and will not enter into or otherwise agree to enter into any side agreement, agreement or arrangement (in each case, including but not limited to any stockholders agreement or charter or similar governing document of or relating to Minority Member Parent) with any other Person (including, but not limited to, any other equityholder of Minority Member Parent) pursuant to which any Person who has (or is affiliated with any Person who has) any Direct or Indirect EFH Interest has the right to direct or otherwise control the designation of Minority Member Directors or the actions taken by Minority Member Directors in their capacity as such.
          (e) From the date hereof until the earlier of the date on which (i) the Minority Member ceases to be affiliated with the Company or (ii) EFH is no longer required to comply with paragraph 71 of the PUCT Order, the Minority Member agrees to provide advance notice of its corporate separateness from the Company to lenders of any indebtedness incurred by the Minority Member or the Minority Member Parent and will use commercially reasonable efforts to seek an acknowledgment representation of that separateness with non-petition covenants in all new debt instruments entered into by the Minority Member or the Minority Member Parent, including any debt instruments entered into in connection with financing the Contribution (as defined in the Contribution and Subscription Agreement).
          (f) From the date hereof until the earlier of the date on which (i) the Minority Member ceases to be affiliated with the Company or (ii) EFH is no longer required to comply with paragraph 92 of the PUCT Order, Minority Member agrees on behalf of itself, Minority Member Parent and their respective Subsidiaries, not to pursue, support or propose legislation, either directly or through any legislative advocacy group in which Minority Member or Minority Member Parent is a member that would change or abrogate any of the terms of the stipulation approved by the Commission in the PUCT Order; provided that, if legislation discussed in finding of fact 88 of the PUCT Order is considered in future legislative sessions, Minority Member, Minority Member Parent and their respective Subsidiaries may participate in that legislative process, either directly or through any legislative advocacy group in which Minority Member or Minority Member Parent is a member.
          (g) EFH agrees to provide written notice (which notice shall make reference to Sections 2.1(d) and 2.1(g) hereof) to Minority Member of its intention to effect an initial offering (or series of related offerings) of equity securities of EFH or any of its Subsidiaries, as the case may be, to the public or to otherwise list or qualify such securities for trading on any stock exchange at least 10 Business Days prior to the date of such offering or listing.
          Section 2.2. Legends. Unless and until the Board shall determine otherwise, LLC Units shall be uncertificated and recorded in the books and records of the Company (including Schedule B). To the extent any LLC Units are or become certificated, such certificates shall be in the form approved by the Board from time to time. In addition to any legends required by applicable securities laws and the LLC Agreement, each LLC Unit certificate held by the Members and their Permitted Transferees shall bear a legend on the face thereof in the form set forth in Section 6(c) of the LLC Agreement.
          Section 2.3. Cessation of LLC Membership Interest. A Member shall automatically cease to be a Member under this Agreement upon a direct Transfer of all of such Member’s LLC Units in accordance with this Agreement and the LLC Agreement. Following such cessation, a Member shall have no rights or obligations under the Registration Rights Agreement (other than Sections 7 or 8 thereof, to the extent that they survive following termination of such agreement with respect to a Member pursuant to Section 12(k) thereof) or this Agreement (other than Sections 2.4, 5.5, 5.6 and 5.11, which shall survive any such cessation or termination of this Agreement).
          Section 2.4. Confidentiality. In furtherance of and not in limitation of any other applicable agreement such Member may have with the Company, each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed by a Member to its Affiliates, direct and indirect shareholders of such Affiliates and Affiliates of such shareholders, managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Member) and each Member that is a limited partnership or limited liability company may disclose such Confidential Information to any former partners or members who retain an economic interest in such Member, and to any current or prospective partner, limited partner, member, general partner or management company of such Member (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (collectively, for purposes of this Section 2.4, the Member’s “Representatives”) who need to be provided such Confidential Information to assist such Member in evaluating and managing its investment in the Company, each of which Representatives shall be bound by the provisions of this Section 2.4 and shall, if requested by the Company, sign an undertaking agreeing with the Company to be bound by this Section 2.4 prior to receiving any Confidential Information, (ii) any disclosure of Confidential Information may be made by a Member or its Representatives to the extent the Company consents in writing, (iii) Confidential Information may be disclosed by a Member or its Representatives to a potential transferee (including a Permitted Transferee) and its attorneys, accountants, consultants, bankers and financial advisors, provided that prior to such disclosure such potential transferee shall have agreed in writing with the Company to be bound by the provisions of this Section, and such Member shall be responsible for any breach of this provision by any such Person, and (iv) Confidential Information may be disclosed by any Member or Representative to the extent that the Member or its Representative has received advice from its counsel that it is legally compelled to do so or is required to do so to comply with applicable law, regulation or a written order of a Governmental Authority, provided that, prior to making such disclosure, the Member or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, if legally permitted, consulting with the Board regarding such disclosure and, if reasonably requested by the Board, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, required by applicable law, regulation or a written order of a Governmental Authority.
          Section 2.5. Conflicts with LLC Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the LLC Agreement, the provisions of this Agreement shall prevail to the extent permitted by Law.

ARTICLE III
TRANSFERABILITY OF INTERESTS; PREEMPTIVE RIGHTS
          Section 3.1. Restrictions On Transfer of LLC Units
          (a) The Minority Member and its Permitted Transferees may only Transfer their LLC Units as follows:
     (i) To a Permitted Transferee of the Minority Member; or
     (ii) Pursuant to, and in accordance with, Section 3.2 or Section 3.3; or
     (iii) During the period commencing on the date hereof and ending on the earlier of (x) the completion of a Qualified IPO or (y) the date seven years from the date hereof, (A) with the written consent of the Initial Member (which consent right shall be exercised by the Initial Member in its absolute discretion), (subject, in each case, to the provisions of Sections 3.1(b)-(d) and 3.4) or (B) in a Transfer under a registration statement pursuant to the Registration Rights Agreement (subject to the provisions of Section 3.4 (other than clause (a)(ii) or (v) thereof)); or
     (iv) During the period commencing on the earlier of (x) completion of a Qualified IPO or (y) the date seven years from the date hereof, and thereafter:
     (A)   in a Transfer under a registration statement pursuant to the Registration Rights Agreement (subject to the provisions of Section 3.4 (other than clause (a)(ii) or (v) thereof)); or
     (B)   pursuant to (1) sales to the public pursuant to Rule 144 under the Securities Act (subject to the provisions of Section 3.4 (other than clause (a)(v) thereof)) and (2) any other Transfers permitted by applicable securities Laws (subject to the provisions of Section 3.4 and Section 3.9).
          (b) Notwithstanding anything in this Agreement to the contrary, no issuance or Transfer of LLC Units otherwise permitted or required by this Agreement shall be made unless such issuance or Transfer is in compliance with U.S. and other federal, foreign, state, or provincial securities or other applicable Laws, including the Securities Act and the rules and regulations thereunder, the Act and any binding regulatory orders issued by the Commission.
          (c) Transfers of LLC Units may only be made in strict compliance with all applicable terms of this Agreement and the LLC Agreement, and, to the fullest extent permitted by Law, any purported Transfer of LLC Units that does not so comply with all applicable terms of this Agreement and the LLC Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Transfer and shall not effect any such purported Transfer on the Register of Members.

          (d) Transfers of LLC Units made in accordance with this Agreement shall be effected by such documents and instruments as are necessary to comply with the Act, any other applicable Laws and the LLC Agreement and, for Permitted Transferees, the execution and delivery to the Company of an Addendum Agreement to this Agreement from the Permitted Transferee in the form of the Addendum Agreement attached hereto as Exhibit B (the “Addendum Agreement”).
          Section 3.2. Tag-Along Rights
          (a) Subject to compliance with Section 3.1, a Related Entity (the “Tag Seller”) shall not sell or otherwise effect a sale or other Transfer of all or any number of the LLC Units or IPO Units, as the case may be, (the “Tag Units”) held by the Tag Seller (other than (w) to Oncor Management Investment LLC or any successor management equity vehicle (“OMI”) in connection with the Company’s management equity program, (x) to a Permitted Transferee, (y) in a transaction pursuant to Section 3.3 or a Transfer under a registration statement pursuant to the Registration Rights Agreement or (z) in any transaction or series of related transactions resulting in the Transfer of less than 10% of the then outstanding equity interests of the Company or the IPO Corporation, as the case may be) unless the terms and conditions of such Transfer include an offer, on the same economic terms and conditions and on other terms and conditions no less advantageous in the aggregate, as the offer by the proposed third party transferee to the Tag Seller, to each of the Minority Member and its Permitted Transferees (collectively, the “Tag Offerees”), to include at the option of each Tag Offeree, in the sale or other Transfer to the third party, a number of Tag Units owned by each Tag Offeree determined in accordance with this Section 3.2.
          (b) The Tag Seller shall cause such third party transferee offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Tag Units from the Tag Offerees as required by this Section 3.2) and shall send written notice of such third party offer (the “Inclusion Notice”) to each of the Tag Offerees in the manner specified herein, which Inclusion Notice will include the material terms and conditions of the proposed Transfer, including (A) the name and address of the proposed transferee, (B) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Tag Seller will provide such information, to the extent reasonably available to the Tag Seller, relating to such non-cash consideration as the other Members may reasonably request in order to evaluate such non-cash consideration; provided, however, that the provision of such information (or lack thereof) shall not affect any Member’s rights under this Section 3.2), (C) the proposed Transfer date, if known, which date shall not be less than thirty (30) Business Days after delivery of such Inclusion Notice and (D) the number of Tag Units to be sold or Transferred by the Tag Seller, the Tag Seller’s Pro Rata Share and the maximum number of Tag Units to be sold or Transferred to the third party transferee.
          (c) Each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of a notice to the Tag Seller at any time within twenty (20) Business Days after receipt of the Inclusion Notice, to sell or Transfer pursuant to such third party transferee offer, and upon the terms and conditions set forth in the Inclusion Notice, that number of Tag Units requested to be included by such Tag Offeree, which number shall not exceed that number of such Tag Offeree’s Tag Units equal to the product of (i) such Tag Offeree’s Tag Units multiplied by (ii) the percentage of the Tag Seller’s Tag Units that the Tag Seller is proposing to sell or Transfer relative to the total number of Tag Units held by such Tag Seller (the amounts in this clause (ii), their “Pro Rata Share”) (it being understood that the failure to exercise such right within such time period specified above shall be deemed to constitute a waiver of all of such Tag Offeree’s rights with respect to such proposed Transfer (but not with respect to any subsequent Transfer) and any such exercise of the Inclusion Right shall be irrevocable). If the aggregate number of Tag Units to be sold or Transferred by the Tag Seller together with the Tag Units to be sold or Transferred by exercising Tag Offerees and any other Person(s) entitled to tag-along rights to participate in such sale, exceeds the maximum number of Tag Units to be Transferred to the third party transferee, as specified in the Inclusion Notice, then the Tag Seller, each exercising Tag Offeree and each such other Person shall reduce, on a pro rata basis based on their respective Sharing Percentages (where the specified class of Tag Units referenced in the definition thereof is all classes of outstanding Tag Units held by the exercising Tag Offerees, Tag Seller and such other Person(s)), the number of the Tag Units that each otherwise would have been entitled to sell or Transfer based on the immediately preceding sentence so as to permit the Tag Seller, each exercising Tag Offeree and each such other Person(s) to sell or Transfer in the aggregate such maximum amount of Tag Units specified in the Inclusion Notice. In the event that there would otherwise be a reduction in the number of Tag Units to be sold or Transferred by the Tag Seller, exercising Tag Offerees and such other Person(s) pursuant to the immediately preceding sentence of this Section 3.2(c), and the proposed third party transferee is willing to purchase the remaining securities that the Tag Seller, Tag Offerees and such other Person(s) otherwise would have sold or Transferred if there had been no such reduction (the “Reduction Units”), the Tag Seller, Tag Offerees and such other Person(s) shall be entitled to sell or Transfer the Reduction Units to the proposed third party transferee, upon the terms and conditions set forth in the Inclusion Notice. The exercising Tag Offerees and the Tag Seller shall sell or Transfer to the proposed third party transferee the Tag Units proposed to be Transferred by them in accordance with this Section 3.2 at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the holders of a majority of the Tag Units to be Transferred by exercising Tag Offerees, the Tag Seller, and such other Person(s) and the proposed third party transferee shall agree. Notwithstanding the foregoing, no Tag Offeree shall be entitled to Transfer Tag Units pursuant to an Inclusion Right conferred pursuant to this Section 3.2 in the event that, notwithstanding delivery of an Inclusion Notice pursuant to this Section 3.2, the Tag Seller fails to consummate the Transfer of Tag Units which gave rise to such Inclusion Right.
          (d) The Tag Seller shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof. No Member or any Affiliate thereof or direct or indirect shareholder of any such Member or Affiliate or any Affiliates of such shareholders shall have any liability to any other Member, the Company or the IPO Corporation arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Member shall have failed to comply with the provisions of this Section 3.2.
          (e) Notwithstanding anything herein to the contrary, no Tag Offeree shall have an Inclusion Right in connection with any Transfer, if and to the extent making available or exercising such Inclusion Right, if applicable to such sale or Transfer, would require the relevant third party transferee to (i) register under applicable securities Laws the securities to be issued to the Tag Seller, the Tag Offerees or other participating Persons or the securities of such third party transferee, or (ii) effect a “private placement” in lieu of such registration that does not satisfy the requirements of Regulation D under the Securities Act.
          (f) In connection with any such Transfer, each Tag Offeree and other Person(s) participating in such Transfer must agree to make the same representations, warranties, covenants and indemnities as the Tag Seller; provided, that (x) no such Tag Offeree shall be required to make representations and warranties or covenants or provide indemnities as to any other Member or other participating Person(s) and no such Tag Offeree shall be required to make any representations and warranties (but, subject to clause (z), may be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by or in respect of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be) regarding the business of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, (y) no Tag Offeree shall be liable for the breach of any covenant by any other Tag Offeree, Member or other participating Person(s) and (z) notwithstanding anything in this Section 3.2(f) to the contrary, any liability relating to representations and warranties (and related indemnities), covenants or other indemnification obligations regarding the business of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, assumed in connection with the Transfer shall be shared by all exercising Tag Offerees electing to sell, the Tag Seller and such other Person(s) entitled to tag-along rights participating in such sale pro rata in proportion to the number of Tag Units to be actually Transferred by each of those Members or other participating Person(s) and in any event shall not exceed the proceeds received by such Member or other participating Person(s) in the proposed Transfer. Each Tag Offeree participating in such Transfer will be responsible for its proportionate share of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed third party transferee.
          (g) If the closing of the Transfer to the proposed third party transferee (whether or not any Tag Offeree has exercised its rights under this Section 3.2) shall not have occurred 120 days after the date of the Inclusion Notice (or such longer period, not to exceed 180 days after the date of the Inclusion Notice, if extended by the Tag Seller pursuant to Section 3.2(i)(iii)), the provisions of this Section 3.2 shall again be required to be complied with, with respect to such Tag Units.
          (h) In the event that EFH or any of its Subsidiaries proposes to Transfer LLC Units or IPO Units, as the case may be, indirectly through a Transfer of equity interests in a Subsidiary of EFH the sole or principal asset of which is such LLC Units or IPO Units (other than (w) to OMI in connection with the Company’s management equity program, (x) to a Permitted Transferee of EFH, (y) in a transaction pursuant to Section 3.3 or a Transfer under a registration statement filed pursuant to the Securities Act or (z) in any transaction or series of related transactions resulting in the direct or indirect Transfer of less than 10% of the then outstanding equity interests of the Company or the IPO Corporation, as the case may be) and such Transfer would not trigger the issuance of an Inclusion Notice to the Tag Offerees pursuant to the terms of this Section 3.2, EFH or any of its Subsidiaries, as applicable, shall cause (i) an offer to be made to each Tag Offeree to Transfer a portion of its LLC Units or IPO Units, as the case may be, equal to the number of such securities that such Tag Offeree would have been permitted to Transfer pursuant to this Section 3.2 if the proposed Transfer had been effected as a direct Transfer by a Related Entity (the “Equivalent Offer”) and (ii) the terms of the Equivalent Offer to be in all material respects substantially similar in the aggregate to those terms that would have been offered to each Tag Offeree pursuant to the terms of this Section 3.2 if the proposed Transfer had been effected as a direct Transfer by a Related Entity.
          (i) Notwithstanding any other provision in this Section 3.2, in the event that the proposed Transfer to which an Inclusion Notice pursuant to this Section 3.2 relates or an Equivalent Offer is conditional upon or includes the sale by the Tag Seller, EFH, Parent or any of their Subsidiaries of any of their material assets in addition to Tag Units, LLC Units or IPO Units, as the case may be, then, in addition to the items required pursuant to Section 3.2(b), the following provisions shall apply:
     (i) The Inclusion Notice or the notice of an Equivalent Offer made pursuant to Section 3.2(h) shall specify the proposed allocation of the consideration in respect of such sale or Transfer as between such other assets, on the one hand, and the Tag Units, LLC Units or IPO Units, on the other hand, to be sold or Transferred to the proposed transferee, together with a description, in reasonable detail, of the reasons underlying such proposed allocation;
     (ii) Following receipt of such an Inclusion Notice or the notice of an Equivalent Offer made pursuant to Section 3.2(h), each exercising Tag Offeree shall have the option, exercisable by written notice to the Tag Seller or EFH, as the case may be, within ten (10) Business Days of receiving such notice, to require that the fair allocation of purchase price to the Tag Units, LLC Units or IPO Units, as the case may be, directly or indirectly held by the Tag Seller or EFH, as applicable, and such other material assets, in each case, to be sold by the Tag Seller, EFH or Parent in such sale be determined pursuant to an independent appraisal process;
     (iii) If this option is so exercised,
     (A)   the Tag Seller or EFH, as the case may be, shall have the option, to be exercised in its sole discretion, to determine whether to (1) await the outcome of the Tag Appraiser (as defined below) prior to proceeding with any sale or Transfer pursuant to this Section 3.2 and, if so desired, to extend the proposed time period for the closing of such sale or Transfer to a date not later than 180 days after the date of the Inclusion Notice or its equivalent pursuant to Section 3.2(h), as applicable or (2) proceed with the closing of such sale or Transfer upon the original proposed closing date, whether or not the decision of the Tag Appraiser has been rendered as of such time (and, for the avoidance of doubt, any such Tag Offeree exercising its rights to participate in such sale or Transfer shall be obligated to complete such sale or Transfer on the same day as the Tag Seller or EFH, as the case may be); and

     (B)   the Tag Seller or EFH, as the case may be, on the one hand, and such exercising Tag Offeree, on the one hand, shall jointly appoint (by mutual agreement, or failing such agreement, by lot from among four qualified institutions two of which are designated by each of the two participants) a nationally-recognized appraiser with experience valuing utility companies (the “Tag Appraiser”) to determine the fair allocation of purchase price to the Tag Units, LLC Units or IPO Units, as the case may be and such other material assets, in each case, to be sold by the Tag Seller or EFH in such sale; provided, that in each case any such determinations shall in all respects be made on a going concern basis for the relevant business(es), assuming a willing purchaser and a willing buyer, with no control premium and no discount for a minority interest in respect of such assets of EFH, Parent or any of their Subsidiaries or the Tag Units, LLC Units, or IPO Units, as the case may be.
     (iv) Notwithstanding any other provision of this Section 3.2, in the event that an exercising Tag Offeree exercises its rights under this Section 3.2(i), the consideration payable to the Tag Offerees so exercising their rights under this Section 3.2(i) in respect of their Tag Units, LLC Units or IPO Units pursuant to the sale or Transfer contemplated by this Section 3.2 shall be based on a per Unit price derived from the fair allocation attributable to the Tag Units, LLC Units or IPO Units, as the case may be, determined by the Tag Appraiser, notwithstanding the allocation (and underlying per Unit price) that was specified in the Inclusion Notice or a notice of Equivalent Offer made pursuant to Section 3.2(h); provided, for greater certainty, that, in the event that the Tag Seller or EFH, as the case may be, has elected to proceed with the closing of the sale or Transfer prior to receipt from the Tag Appraiser of its allocation, the Tag Seller or EFH, as the case may be, shall be solely responsible for payment of any consideration determined by the Tag Appraiser to be payable to Tag Offerees pursuant to the sale or Transfer in accordance with this Section 3.2(i), if and to the extent this amount exceeds the consideration payable to such Tag Offerees that was specified in the Inclusion Notice or a notice of Equivalent Offer made pursuant to Section 3.2(h).
     (v) The parties shall use reasonable efforts to provide that the Tag Appraiser render its final determination in writing prior to the closing of such sale or Transfer contemplated by this Section 3.2. The final written determination of the Tag Appraiser shall be final and binding on EFH, the Initial Member and each Tag Offeree exercising its rights under this Section 3.2(i), as applicable, absent manifest error, and shall modify the allocation of consideration payable in such sale or other Transfer pursuant to this Section 3.2, solely as between such applicable Persons. In the event that any such final determination is made prior to the closing of such sale or other Transfer, the consideration payable in such sale or other Transfer shall be reallocated as appropriate to reflect such final determination. In the event that any such final determination is made following the closing of such sale or other Transfer, a payment in cash of the applicable corrective payment required by such final determination shall be made, by wire transfer of immediately available funds within five Business Days following receipt of such final determination from the Tag Appraiser, by the Tag Offerees exercising their rights under this Section 3.2(i) to EFH or the Initial Member, as applicable, or by EFH or the Initial Member, as applicable, to the Tag Offerees exercising their rights under this Section 3.2(i) to an account specified in writing by the recipient at least one Business Day prior to such payment date.
     (vi) In the event that the decision of the Tag Appraiser results in an amount of consideration per Unit payable to the applicable Tag Offerees exercising their rights under this Section 3.2(i) that exceeds the implied per Unit amount that was specified in the Inclusion Notice or its equivalent pursuant to Section 3.2(h) by more than 10.0%, then the Tag Seller or EFH, as the case may be, shall be responsible for the costs and expenses of the Tag Appraiser. In the event that the decision of the Tag Appraiser results in an amount of consideration payable to the applicable Tag Offerees that is less than 110.0% of the implied per Unit amount that was specified in the Inclusion Notice or notice of an Equivalent Offer pursuant to Section 3.2(h), then the Tag Offeree(s) that elected to require an allocation to be prepared shall be responsible for the costs and expenses of the Tag Appraiser.
          (j) The provisions of this Section 3.2 shall terminate upon the earlier of (x) completion of a Qualified IPO and (y) the date seven years from the date hereof.
          Section 3.3. Drag-Along Rights
          (a) Notwithstanding anything contained in this Article III to the contrary, but subject to Section 3.3(f), if (i) Parent, EFH or its Subsidiaries (other than the Initial Member (or its Permitted Transferee(s)) receives an offer to purchase (an “EFH Sale Proposal”) a number of LLC Units or IPO Units, as the case may be, held directly or indirectly by such entities and LLC Units or IPO Units, as the case may be, owned directly by Members other than the Initial Member (or its Permitted Transferee(s)) (the “EFH Drag Units”) or (ii) if the Initial Member (or its Permitted Transferee(s)) receives an offer to purchase (an “Initial Member Sale Proposal”) a number of LLC Units or IPO Units, as the case may be, including LLC Units or IPO Units, as the case may be, owned by Members other than the Initial Member (or its Permitted Transferee(s)) (the “Initial Member Drag Units” and together with the EFH Drag Units, the “Drag Units”) such that the transaction would result in a Change of Control (taking into account all LLC Units or IPO Units being “dragged”) (each, a “Required Sale”), then EFH or the Initial Member (on its own behalf or on behalf of its Permitted Transferee(s)), as the case may be, may deliver a written notice (a “Required Sale Notice”) with respect to such EFH Sale Proposal or Initial Member Sale Proposal at least twenty (20) Business Days prior to the anticipated closing date of such Required Sale to all Members (other than the Initial Member (or its Permitted Transferee(s))) requiring them to sell or otherwise Transfer their Drag Units to the proposed transferee in accordance with the provisions of this Section 3.3.
          (b) The Required Sale Notice will include the material terms and conditions of the Required Sale, including (A) the name and address of the proposed transferee, (B) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the issuer of the Required Sale Notice will provide such information, to the extent reasonably available to such issuer, relating to such non-cash consideration as the other Members may reasonably request in order to evaluate such non-cash consideration; provided, however, that the provision of such information (or lack thereof) shall not relieve any Member of its obligation to sell or otherwise Transfer Drag Units under this Section 3.3) and (C) the proposed Transfer date, if known. The issuer of the Required Sale Notice will deliver or cause to be delivered to each other Member copies of all transaction documents relating to the Required Sale promptly as the same become available.
          (c) Each Member, upon receipt of a Required Sale Notice, shall be obligated to sell or otherwise Transfer the proportion of its Drag Units specified by the issuer of the Required Sale Notice (which proportion shall be the same for all Members) and participate in the Required Sale contemplated by the EFH Sale Proposal or Initial Member Sale Proposal, to vote, if required by this Agreement, the LLC Agreement or otherwise, its Drag Units in favor of the Required Sale at any meeting of Members called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to use its reasonable efforts to cause any individuals designated or nominated by such Member to the Board to vote in favor of the Required Sale in a vote amongst the Board called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to, subject to Section 3.3(f), waive all dissenters’ or appraisal rights, if any, in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as any direct or indirect holders of LLC Units or IPO Units, as the case may be, that are Affiliates of EFH agree to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided, that (x) unless otherwise agreed by such Member, a Member may not be required to make representations and warranties or provide indemnities as to any other Member, or make any representations and warranties (but, subject to clause (z), shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by or in respect of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be) about the business or operations of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, (y) no such Member shall be liable for the breach of any covenant by any other Member and (z) notwithstanding anything in this Section 3.3(c) to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, assumed in connection with the Required Sale shall be shared by all Members pro rata based on their respective Drag Units being sold or Transferred in the Required Sale and in any event shall not exceed the proceeds received by such Member in the Required Sale.
          (d) The obligations of the Members pursuant to this Section 3.3 are subject to the satisfaction of the following conditions:
     (i) subject to Section 3.3(f), each of the Members shall receive the same type and amount of consideration (except, in the case of a Required Sale in which the consideration to be received by the sellers or transferors consists of both cash and securities, to the extent that any Members other than the Minority Member and its Permitted Transferees agree to accept a disproportionate share of securities in order to allocate a greater portion of cash to the Minority Member and/or its Permitted Transferees due to restrictions described in clause (ii) immediately below on the ability of the Minority Member and/or its Permitted Transferees to hold such securities), at the same time, on a per Drag Unit basis, and shall participate in such Required Sale on terms and conditions no less favorable in the aggregate than those offered to the other Members;
     (ii) the consideration payable to the Minority Member and its Permitted Transferees pursuant to the Required Sale shall be (x) cash, and/or (y) except as prohibited by applicable Law or as prohibited by the written statement of investment policies governing OMERS Administration Corporation, Borealis Infrastructure Management Inc., GIC, and the investment policies of their wholly-owned Subsidiaries to the extent relevant to the type of asset being received, in effect immediately prior to delivery of the relevant Required Sale Notice, Marketable Securities, and/or (z) any other securities with the Minority Member’s (or, if applicable, its Permitted Transferees’) prior written consent;
     (iii) without the consent of the Minority Member or its Permitted Transferee (such consent not to be unreasonably withheld, delayed or conditioned), the Required Sale will not require that the Minority Member or its Permitted Transferees be subject to non-compete covenants that would restrict its business activities in any material respect;
     (iv) subject to Section 3.3(f), any expenses incurred for the benefit of the Company or all Members and any indemnities, holdbacks, escrows and similar items relating to the Required Sale, that are not paid or established by the Company or the IPO Corporation or its Subsidiaries, as the case may be, (other than those that relate to representations or indemnities concerning a Member’s valid ownership of its Drag Units free and clear of all liens, claims and encumbrances or a Member’s authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation) shall be paid or established by the Members in accordance with their respective Sharing Percentages; and
     (v) notwithstanding anything in this Section 3.3(d) to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries or the IPO Corporation or its Subsidiaries, as the case may be, assumed for which a Member is liable shall not exceed the proceeds received by such Member in the Required Sale.
In addition to the conditions described in clauses (i) through (v) immediately above, none of the Minority Member or any of its Permitted Transferees who are Members shall be obligated to sell or otherwise Transfer their LLC Units or IPO Units (or otherwise satisfy their obligations pursuant to Section 3.3(c)) in a Required Sale unless the Minority Member would have achieved an IRR on its initial investment in LLC Units acquired pursuant to the Contribution and Subscription Agreement of no less than 10.0% as of immediately after consummation of such

Required Sale (calculated (x) as if the Minority Member had received its proceeds in respect of such Required Sale; (y) treating all proceeds and distributions in respect of the LLC Units and IPO Units held (and/or previously held, as applicable) by each of the Minority Member’s Permitted Transferees as proceeds received by the Minority Member; and (z) assuming completion of such Required Sale by the target closing date mutually agreed by the parties to the Required Sale) (the “IRR Hurdle”); provided that in the event that the IRR Hurdle is not met but EFH or the Initial Member (or their respective Affiliates), as applicable, proceeds with such Required Sale (in which the Minority Member and its Permitted Transferees shall accordingly not be obligated to Transfer LLC Units or IPO Units), then the Minority Member shall nevertheless be required to, if so requested by the proposed transferee, agree to amend the LLC Agreement and, if applicable, this Agreement (effective as of or after the closing of such Required Sale) to reflect terms and conditions substantially equivalent to those set forth in Schedule 3.3(d) hereto (and to delete any corresponding conflicting or inconsistent terms then existing in the LLC Agreement or this Agreement).
          (e) The issuer of the Required Sale Notice shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and, subject to Section 3.3(c) and 3.3(d), the terms and conditions thereof. No Member or any Affiliate or direct or indirect shareholder of any such Member or Affiliate or any Affiliates of such shareholders shall have any liability to any other Member, the Company or the IPO Corporation arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Member shall have failed to comply with the provisions of this Section 3.3.
          (f) Notwithstanding any other provision in this Section 3.3, in the event that the Required Sale is conditional upon or includes the sale by Parent or its Subsidiaries of any of their material assets (other than the Drag Units), then, in addition to the items required pursuant to Section 3.3(b), the following provisions shall apply:
     (i) The Required Sale Notice shall specify the proposed allocation of the purchase price in respect of such transaction as between such other assets and the Drag Units to be sold or Transferred to the proposed transferee, together with a description, in reasonable detail, of the reasons underlying such proposed allocation;
     (ii) Following receipt of such a Required Sale Notice, the Minority Member or its Permitted Transferee shall have the option, exercisable by written notice to EFH or the Initial Member, as the case may be, within ten (10) Business Days of receiving the Required Sale Notice, to require that the fair allocation of purchase price to the Drag Units and such other material assets be determined pursuant to an independent appraisal process. If this option is so exercised, EFH or the Initial Member, on the one hand, and the Minority Member or its Permitted Transferee, on the other hand, shall jointly appoint (by mutual agreement, or failing such agreement, by lot from among four qualified institutions two of which are designated by each of the two participants) a nationally-recognized appraiser with experience valuing utility companies (the “Drag Appraiser”) to determine the fair allocation of purchase price to the Drag Units and other material assets; provided, that in each case any such determinations shall in all respects be made on a going concern basis for the relevant business(es), assuming a willing purchaser and a willing buyer, with no control premium and no discount for a minority interest;
     (iii) Notwithstanding any other provision of this Section 3.3, the consideration payable to Members (other than EFH or Affiliates of EFH) pursuant to the Required Sale shall be the fair allocation to their Drag Units determined by the Drag Appraiser, notwithstanding the consideration payable to such Members that was specified in the Required Sale Notices; provided, for greater certainty, that EFH or the Initial Member, as the case may be, shall be solely responsible for payment of any consideration determined by the Drag Appraiser to be payable to Members (other than EFH or Affiliates of EFH) pursuant to the Required Sale in accordance with this Section 3.3(f), if and to the extent this amount exceeds the consideration payable to such Members that was specified in the Required Sale Notice;
     (iv) The parties shall use reasonable efforts to provide that the Drag Appraiser render its final determination in writing prior to the closing of such Required Sale. The final written determination of the Drag Appraiser shall be final and binding on EFH, the Initial Member, the Minority Member and its Permitted Transferees, as applicable, absent manifest error, and shall modify the allocation of consideration payable in such Required Sale, solely as between such applicable Persons. In the event that any such final determination is made prior to the closing of such Required Sale, the consideration payable in such Required Sale shall be reallocated as appropriate to reflect such final determination. In the event that any such final determination is made following the closing of such Required Sale, a payment in cash of the applicable corrective payment required by such final determination shall be made, by wire transfer of immediately available funds within five Business Days following receipt of such final determination from the Drag Appraiser, by the Minority Member and/or its Permitted Transferees, as applicable, to EFH or the Initial Member, as applicable, or by EFH or the Initial Member, as applicable, to the Minority Investor and/or its Permitted Transferees, as applicable, in each case to an account specified in writing by the recipient at least one Business Day prior to such payment date; and
     (v) In the event that the decision of the Drag Appraiser results in an amount of consideration payable to Members (other than EFH or Affiliates of EFH) that exceeds the amount that was specified in the Required Sale Notice, then EFH or the Initial Member, as the case may be, shall be responsible for the costs and expenses of the Drag Appraiser. In the event that the decision of the Drag Appraiser results in an amount of consideration payable to Members (other than EFH or Affiliates of EFH) that equals or is less than the amount that was specified in the Required Sale Notice, then the Member that elected to require a valuation to be prepared shall be responsible for the costs and expenses of the Drag Appraiser.

          (g) The provisions of this Section 3.3 shall terminate upon the eighteen (18) month anniversary of the completion of a Qualified IPO.
          Section 3.4. Other Transfer Restrictions
          (a) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of any LLC Units by any Member be made (other than sales pursuant to, and in accordance with, Sections 3.2 and 3.3):
     (i) if such Transfer would be reasonably likely to cause the Company to cease to be classified as a partnership for U.S. federal or state income tax purposes;
     (ii) if such Transfer would require the registration of such LLC Units pursuant to any applicable foreign, federal, provincial or state securities Laws;
     (iii) if such Transfer would be reasonably likely to cause the Company to become a “Publicly Traded Partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code or would result in the Company having more than 100 Members at any time during any taxable year of the Company within the meaning of Treasury Regulations 1.7704-1(h)(1)(ii);
     (iv) if such Transfer would subject the Company, its Members or any of their Affiliates to regulation under the Investment Company Act of 1940, as amended, or Title I of ERISA, or would subject the Company, its Members or any of their Affiliates to regulation under the Investment Advisers Act of 1940, as amended;
     (v) unless the transferee makes the representations and warranties set forth in Section 4.1;
     (vi) if such Transfer would result in a violation of any applicable Law, and for the avoidance of doubt, Law includes applicable securities, ERISA, or antitrust Laws;
     (vii) if such Transfer would require the Company or any of its Subsidiaries to obtain any licensing or regulatory consent other than any such license or regulatory consent that is immaterial or ministerial in nature;
     (viii) if such Transfer would reasonably be expected to have an adverse regulatory impact (other than an immaterial impact) (as determined by the Board after consultation with counsel) on the Company or any of its Affiliates; or
     (ix) if such Transfer is made to any Person who lacks the legal right, power or capacity to own such interest;
provided, that prior to any Transfer of LLC Units, the Initial Member may waive the restrictions on Transfer contained in Sections 3.4(a)(ii) and (vii) with respect to such Transfer.

          (b) Unless admitted as a Member and made a party hereto, no transferee, whether by a voluntary transfer, by operation of Law or otherwise, shall have rights hereunder.
          (c) Except as otherwise provided herein, the Transferring Members effecting any Transfer of LLC Units or IPO Units, as the case may be, permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Company in connection with the Transfer on a pro rata basis in proportion to the number of LLC Units so transferred by each such Member.
          Section 3.5. Substituted Members
          (a) No Member party hereto shall have the right to substitute a transferee as a Member in its place with respect to any LLC Units so Transferred unless such Transfer is made in compliance with the terms of this Agreement, including Section 3.1 and Section 3.4, and the LLC Agreement.
          (b) A Permitted Transferee of a Member who has been admitted as a substituted member in accordance with this Section 3.5 (a “Substituted Member”) shall have all the rights and powers and be subject to all the restrictions and liabilities of the Transferring Member with respect to the LLC Units Transferred under this Agreement. No purported assignment or Transfer of any Member’s rights or obligations under this Agreement shall be effective other than as provided in this Section 3.5(b).
          (c) Admission of a Substituted Member shall become effective on the date such Person executes an Addendum Agreement of this Agreement or a counterpart of this Agreement and any other documents required under the LLC Agreement.
          Section 3.6. Preemptive Rights
          (a) Prior to an IPO, if the Company proposes to issue additional equity securities (including securities exercisable or exchangeable for or convertible into equity securities, such securities “Equity Securities”) of the Company or any Subsidiary of the Company proposes to issue additional Equity Securities, the Company shall deliver to the Initial Member, the Minority Member and their respective Permitted Transferees then holding LLC Units (each, a “Participating Member”, or, collectively, the “Participating Members”) a written notice of such proposed issuance at least thirty (30) days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 5.1 of such notice until the date of such proposed issuance, the “Subscription Period”). Such notice shall include the material terms and conditions of the issuance, including, to the extent applicable, (i) the identity of the issuer, (ii) the amount, kind and terms of the Equity Securities to be included in the issuance, (iii) the maximum and minimum price of the equity securities to be included in the issuance, (iv) the name and address of the proposed purchaser and (v) the proposed issuance date, if known.
          (b) Each Participating Member shall have the option, exercisable at any time during the first twenty (20) days of the Subscription Period by delivering an irrevocable written notice to the Company (except as otherwise provided in this Section 3.6) and on the same terms and conditions as those of the proposed issuance of such additional Equity Securities (including the number or amount, as applicable, of equity securities issuable upon exercise, exchange or conversion of any Equity Security), to irrevocably subscribe for up to such number or amount, as applicable, of Equity Securities included in the proposed issuance as is equal to the product of (A) the number or amount of any such additional Equity Securities to be offered and (B) a fraction the numerator of which is the number of LLC Units owned by such Participating Member and the denominator of which is the total number of LLC Units owned by all Members (in each case, calculated on a fully diluted basis) (the “Preemptive Percentage”). Each Participating Member who does not exercise any portion of such option in accordance with the above requirements shall be deemed to have waived all of such Participating Member’s rights with respect to such issuance, but not with respect to any future issuance.
          (c) If, prior to consummation of the issuance of equity securities covered by this Section 3.6, the terms of the proposed issuance change with the result that the price is less than the minimum price or more than the maximum price set forth in the notice contemplated by clause (a) above or the other principal terms are materially more favorable to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.6 shall be separately complied with.
          (d) If at the end of the 90th day after the date of the effectiveness of the notice contemplated by clause (a) above as such period may be extended to obtain any required regulatory approvals, the Company or any Subsidiary of the Company, as applicable, has not completed the issuance, each Participating Member shall be released from such Participating Member’s obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.6 shall be separately complied with, in order to consummate such issuance.
          (e) In the event that the participation in the issuance by a Participating Member as a purchaser would require under applicable Law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance or (ii) the provision to any Participating Member of any specified information regarding the Company or any of its Subsidiaries or the securities to be issued that is not otherwise required to be provided for the issuance, such Participating Member shall not have the right to participate in the issuance.
          (f) Each Participating Member shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 3.6.
          (g) Notwithstanding the requirements of this Section 3.6, the Company or any Subsidiary of the Company, as applicable, may proceed with any issuance that would otherwise be subject to this Section 3.6 prior to having complied with the provisions of this Section 3.6; provided, that the Company or any such Subsidiary of the Company, as applicable, shall:
     (i) provide to each Member in connection with such issuance (A) prompt notice of such issuance and (B) the notice described in clause (a) above in which the actual price of the Equity Securities shall be set forth;

     (ii) within a reasonable period of time following the issuance, offer to issue (or have Transferred) to each Member such number or amount of Equity Securities of the type issued in the issuance as may be requested by such Member (not to exceed the number or amount of Equity Securities which is sufficient to give such Member the same fractional interest in the Company, and/or indirect interest in the Company’s Subsidiaries, giving effect to such issuance and any further issuances pursuant to this clause (g), as it would have had if the Company had served a notice pursuant to, and such Member had exercised its rights in full under, Section 3.6(b) prior to the issuance) on the same terms and conditions with respect to such Equity Securities as the subscribers in the issuance received; and
     (iii) keep such offer open for a period of thirty (30) Business Days, during which period, each such Member may accept such offer by sending an irrevocable written acceptance to the Company or any Subsidiary of the Company, as applicable, committing to purchase in accordance with the procedures set forth in Section 3.6(b), an amount of such securities (not to exceed the amount specified in the offer made pursuant to Section 3.6(g)(ii)).
          (h) The provisions of this Section 3.6 shall not apply to any of the following issuances by the Company or any Subsidiary of the Company:
     (i) any issuance of Equity Securities, (A) in any direct or indirect business combination or acquisition transaction involving the Company or any of its Subsidiaries, including with respect to a Change of Control, (B) in connection with any joint venture or strategic partnership entered into by the Company or (C) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries;
     (ii) any issuance of Equity Securities to, or for the benefit of, officers, directors, employees or consultants of the Company or its Subsidiaries in connection with their employment with or service to the Company or its Subsidiaries, including issuances of Equity Securities to OMI;
     (iii) any issuance of Equity Securities in connection with any stock or limited liability company interest split or stock or limited liability company interest dividend or recapitalization paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by the Board (or the governing body of the entity making such issuance) that is not materially and disproportionately adverse to any Member relative to any other Member in their capacity as Members; or
     (iv) any issuance of Equity Securities in connection with the IPO Conversion or an IPO.

          Section 3.7. Conversion to IPO Corporation
          (a) Subject to the terms of the LLC Agreement and Section 3.7(c), EFH may develop and implement an IPO Conversion (as defined below) and each Member shall cooperate in respect thereof. In connection therewith, but subject to the provisions of Section 3.7(c), the Board may, at the request of EFH, take any and all actions to create and implement an IPO Conversion, including (i) amendment of the LLC Agreement, including amendments that alter the capital structure of the Company, whether through the issuance, conversion or exchange of equity securities or otherwise, (ii) the merger, conversion or consolidation of the Company, (iii) the formation of Subsidiaries and the distribution to Members of equity or other interests in such Subsidiaries, including in exchange for such Members’ LLC Units, (iv) transferring, domesticating or otherwise moving the Company to another jurisdiction, (v) preparing an existing Affiliate of the Company (the material assets of which consist only of its direct or indirect interest in the Company) to be a publicly traded entity and (vi) taking such other steps as it deems necessary, advisable or convenient to create a suitable vehicle for an offering (the resulting entity, the “IPO Corporation”), in each case for the express purpose of an initial offering of the securities of such IPO Corporation for sale to the public in an IPO (any such action, an “IPO Conversion”). In connection therewith, but subject to the provisions of Section 3.7(c), the Company and each Member agree to cooperate with the other Members in good faith in order to effectuate the IPO Conversion (including giving any consents required to effect the IPO Conversion pursuant to the LLC Agreement) and ensure that each Member receives shares of common stock (or other equity securities) or the right to receive shares of common stock (or other equity securities), and other rights in connection with such IPO Conversion substantially equivalent to, and in exchange for, its economic interest, governance, priority and other rights and privileges as such Member had with respect to its LLC Units prior to such IPO Conversion and are consistent with the rights and preferences attendant to such LLC Units as set forth in the LLC Agreement as in effect immediately prior to such IPO Conversion and to ensure that such rights and privileges are reflected in the organizational and other documents of the IPO Corporation, including entering into a stockholders or similar agreement containing restrictions on transfer of such shares and such other rights and obligations as are provided for herein with respect to the LLC Units and EFH shall cause any Related Entity that is a Subsidiary of EFH (other than the Initial Member) to enter into such shareholders or similar agreement. Furthermore, in connection with, and prior to any IPO, the Company shall cause the IPO Corporation to become a party to and bound by the Registration Rights Agreement in respect of the IPO Units.
          (b) The Company shall give each Member at least sixty (60) days’ prior written notice of any IPO Conversion. If EFH elects to undertake an IPO Conversion, the Members shall, subject to the provisions of Section 3.7(c), take such actions as may be reasonably required and otherwise cooperate in good faith with the Company, including taking all actions reasonably required by the Company in connection with consummating the IPO Conversion (including the voting of any LLC Units in connection with any matters relating to the IPO Conversion (recognizing that this Agreement authorizes the Company to create and implement the IPO Conversion without the need for any such consent, provided that Section 3.7(c) is complied with) and using its reasonable efforts to cause any individuals designated or nominated by such Member to the Board to vote in favor of the IPO Conversion in a vote amongst the Board called to vote on or approve the IPO Conversion and/or to consent in writing to the IPO Conversion).
          (c) The parties hereto agree that the steps taken to develop and implement the IPO Conversion shall not require the Minority Member or its Permitted Transferees to convert their LLC Units to, or cause them, solely as a result of holding such LLC Units, to hold indirectly, equity interests in an entity that is treated as a corporation for U.S. federal income tax purposes (other than any immaterial Subsidiaries) as a condition to completion of the IPO Conversion or IPO, and if the IPO Corporation is an entity treated as a corporation for U.S. federal income tax purposes, shall provide such Members the right to so convert LLC Units to IPO Units from time to time following the completion of such IPO, or provide for another IPO Conversion structure that is no less advantageous from a federal income tax perspective to the Minority Member.
          (d) The Minority Member or its Permitted Transferee shall have the option in connection with or at any time following an IPO Conversion in accordance with this Agreement, exercisable in each case by providing at least ten Business Days’ prior written notice to the Company and the IPO Corporation (the “Option Notice”), either:
     (i) to transfer all or a portion of its LLC Units to the IPO Corporation in exchange for payment to the Minority Member or its Permitted Transferee of such number of equity securities of the IPO Corporation that represent the same economic interest as the Member or its Permitted Transferee had with respect to the LLC Units or IPO Units so transferred immediately prior to such transfer; or
     (ii) to permit the shareholders (the “Indirect Shareholders”) of the member(s) of the Minority Member or its Permitted Transferee (collectively, the “Minority Member Parent”) to transfer all (but not less than all) of the outstanding equity interests in the Minority Member Parent, and indebtedness of the Minority Member Parent, if any, held by, or owed to, the Indirect Shareholders, as of the date of such transfer (the “Transferred Debt”), to the IPO Corporation (the “Equity and Debt Transfer”), pursuant to documentation reasonably acceptable to the Minority Member or its Permitted Transferee, the Indirect Shareholders and the IPO Corporation, in exchange for payment to the Indirect Shareholders of (x) $1,000 in cash, and (y) such number of equity securities of the IPO Corporation that have the same economic interest as the Minority Member and its Permitted Transferee had with respect to its LLC Units in the Company immediately prior to the Equity and Debt Transfer; provided, that the Indirect Shareholders shall have the option to receive additional equity securities of the IPO Corporation worth $1,000 in lieu of the cash payment described in clause (x) above, upon so indicating in the Option Notice; and provided further, that any Equity and Debt Transfer shall be subject to the following conditions and requirements at the time of such Equity and Debt Transfer (except as expressly provided below):
     (A)   neither the Minority Member Parent nor the Minority Member (or any Permitted Transferee, to the extent applicable) shall have any assets other than (w) the equity interests in the Minority Member (or

Permitted Transferee(s), if applicable) owned by the Minority Member Parent, (x) LLC Units owned of record by the Minority Member (and/or its Permitted Transferee(s), if applicable), (y) any distributions received in respect of such LLC Units pursuant to the LLC Agreement and not yet further distributed, and (z) any payments received pursuant to this Agreement and/or the Tax Sharing Agreement and not yet further distributed. All such LLC Units and equity interests in the Minority Member (or Permitted Transferee(s), if applicable) described above shall, at the time of the Equity and Debt Transfer, be free and clear of all Liens (as defined in the Contribution and Subscription Agreement), other than those imposed by this Agreement or the LLC Agreement;
     (B)   neither the Minority Member Parent nor the Minority Member (or any Permitted Transferee, to the extent applicable) shall have any obligations, commitments or liabilities (in each case whether or not accrued, contingent, known or otherwise) other than (w) tax liabilities solely resulting from the ownership by the Minority Member (and/or its Permitted Transferee(s), if applicable) of LLC Units, including as a result of distributions received or the allocation of income to the Minority Member (and/or such Permitted Transferee(s)), and payments received by the Minority Member under this Agreement and the Tax Sharing Agreement, in each case, solely for the taxable period of Minority Member (and/or its Permitted Transferee(s), if applicable) in which the date of the Equity and Debt Transfer occurs, (x) customary liabilities directly related to the Minority Member Parent’s existence as a corporation or the Minority Member’s existence as a limited liability company, (y) liabilities owed by the Minority Member Parent to the Indirect Shareholders under the Transferred Debt, all of which are transferred to the IPO Corporation in connection with the Equity and Debt Transfer, and (z) any other obligations, commitments or liabilities that are immaterial in the aggregate; provided that the Transferred Debt is fully prepayable at the time of the Equity and Debt Transfer or thereafter without penalty, premium or make whole;
     (C)   neither the Minority Member Parent nor the Minority Member (or any Permitted Transferee, to the extent applicable) is a party to or otherwise bound by (nor are any of their respective assets or properties bound by) any contractual or similar obligation whatsoever (including, for the avoidance of doubt, any obligation to set aside, issue or grant any equity interests to any Person), other than those directly imposed pursuant to this Agreement, the LLC Agreement, the Registration Rights Agreement, the Tax Sharing Agreement and the agreements governing the Transferred Debt, copies of which shall have been provided to the IPO Corporation prior to the Equity and Debt Transfer;
     (D)   in connection with and as a condition to any such Equity and Debt Transfer, the Indirect Shareholders jointly and severally agree to indemnify, defend and hold harmless the IPO Corporation, the Initial Member and their respective Affiliates and representatives from and against any obligations, commitments or liabilities (in each case whether or not accrued, contingent, known or otherwise) whatsoever (including any liabilities for Taxes) of the Minority Member Parent, the Minority Member and, if applicable, its Permitted Transferees, and in the case of (B) below, any such liabilities imposed on the IPO Corporation (A) in respect of periods or portions of periods ending on or prior to the Equity and Debt Transfer (whether arising before, on or after the date of the Equity and Debt Transfer, and including any successor or transferee liabilities, by contract or otherwise, and including the portion of any Straddle Period that ends on the date of the Equity and Debt Transfer), other than the liabilities of Minority Member Parent for the Transferred Debt (subject to clause (B) immediately following), and (B) incurred by virtue of the cancellation, termination, contribution to capital or other extinguishment of the Transferred Debt (including any Taxes imposed on any cancellation of indebtedness income realized by Minority Member Parent, as a result of such cancellation, termination, contribution to capital or other extinguishment), provided, that the maximum amount payable under this clause (B) shall not exceed the greater of (i) any liabilities for Taxes arising solely from the Equity and Debt Transfer and an immediately following contribution of the Transferred Debt to the capital of the Minority Member Parent or (ii) any liabilities for Taxes arising solely from the Equity and Debt Transfer and a liquidation of the Minority Member Parent pursuant to a plan of liquidation adopted on or after the Equity and Debt Transfer and completed within 10 days following the Equity and Debt Transfer, provided further that if the IPO Corporation takes the actions described in clause (i) or (ii) with respect to the Transferred Debt, such maximum amount shall not exceed the liabilities for Taxes described in the applicable clause;
     (E)   to the extent requested by the IPO Corporation, the Indirect Shareholders shall provide the IPO Corporation, prior to the Equity and Debt Transfer, with resignation letters, effective as of the Equity and Debt Transfer, from each of the directors, officers, general partners, managing members, or other Persons serving in a similar capacity of each of the Minority Member Parent, Minority Member and, to the extent applicable, the Permitted Transferees of the Minority Member;
     (F)   the Indirect Shareholders shall provide the IPO Corporation, prior to the Equity and Debt Transfer, with all corporate and organizational documents, documents relating to indebtedness, debt or equity securities, tax returns (including information returns and any documentation relating to the withholding of taxes on any distributions or interest payments made by Minority Member or Minority Member Parent, including any IRS certifications provided by the Indirect Shareholders) and all historical and current tax and accounting work papers (to the extent provided to the Minority Member Parent or their representatives) with respect to periods for which the applicable statute of limitations remains open as of the time of such Equity and Debt Transfer and, to the extent reasonably requested by the IPO Corporation, any other books and records or tax information, of each of the Minority Member Parent, Minority Member and, to the extent applicable, the Permitted Transferees of the Minority Member;
     (G)   in the event that any of the Indirect Shareholders is not, in the IPO Corporation’s reasonable judgment, a well-capitalized creditworthy entity with readily available cash resources to satisfy indemnification obligations under clause (D) above, each such Indirect Shareholder shall provide an irrevocable guarantee of performance and payment under this Section 3.7(d)(ii) from an entity reasonably acceptable to the IPO Corporation, or other credit support of such obligations that is reasonably acceptable to the IPO Corporation; and
     (H)   a duly authorized representative of each of the Indirect Shareholders shall provide an Officer’s Certificate to the IPO Corporation (in form and substance reasonably satisfactory to the IPO Corporation) prior to the Equity and Debt Transfer certifying as to satisfaction with the requirements set forth in clauses (A) through (G) above, including affirmation of the indemnification obligations under clause (D) above.
For greater certainty, it shall be within the Minority Member’s or its Permitted Transferee’s sole discretion whether to exercise any option contained in this Section 3.7(d) and the Minority Member or its Permitted Transferee shall be permitted to remain a member of the Company or its successor or any Person to which all or substantially all of the assets of the Company are transferred until exercising such option.
          Section 3.8. Specific Performance
          Each of the parties to this Agreement acknowledges that it shall be impossible to measure in money damages to the Company or the Member(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article III, that every such restriction or obligation is material, and that in the event of any such failure, neither the Company nor the Member(s) shall have an adequate remedy at law or in damages. Therefore, each party hereto consents to, in addition to any other remedies that may be available, the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security or proving actual damages, to compel specific performance of all of the terms of this Article III and to prevent any Transfer of LLC Units in contravention of any terms of this Article III, and waives any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages.

          Section 3.9. Right of First Refusal
          (a) Notwithstanding anything to the contrary contained herein but subject to Section 3.9(h), prior to a Qualified IPO, the Minority Member and its Permitted Transferees (each a “Selling Member”) shall not Transfer their LLC Units pursuant to Section 3.1(a)(iv)(B)(2) unless such Selling Members have first complied with this Section 3.9.
          (b) In the event that a Selling Member intends to Transfer LLC Units or IPO Units, as the case may be, such Selling Member shall deliver to EFH, so long as it has an indirect interest in the Company and thereafter Parent (the “ROFR Party”) written notice of its intention to Transfer LLC Units or IPO Units, as the case may be, (the “Notice of Intention to Sell”) and the terms and conditions of the proposed Transfer, which notice shall state (i) the number of LLC Units or IPO Units, as the case may be, to be Transferred (the “Offered Units”), (ii) the purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iii) the identity of the proposed Transferee and (iv) any other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than twenty (20) days after delivery of the Notice of Intention to Sell). The Notice of Intention to Sell shall be accompanied by a written offer (the “Inside Offer”) irrevocable for ten (10) Business Days from its receipt to sell or otherwise Transfer to the ROFR Party or its designee, for a price in cash determined in accordance with Section 3.9(e), all, but not less than all, of the Offered Units, on the same terms and conditions as set forth in the Notice of Intention to Sell.
          (c) If the ROFR Party chooses to exercise its rights hereunder (or have a designee exercise such rights) and accept the Inside Offer, it shall give written notice to the Selling Member and to the Company stating that the ROFR Party or its designee, as applicable (the “ROFR Purchaser”) desires to purchase all of the Offered Units and shall specify a date of closing, which date shall not be later than thirty (30) days after the receipt of such notice by the Selling Member; provided, that such date of closing shall be extended to the extent necessary to obtain any required regulatory approvals (but in no event shall such date be greater than 180 days after the date specified in such notice to the Selling Member and the Company). If the ROFR Party does not give such written notice within the ten (10) Business Day period specified in Section 3.9(b), the ROFR Party (and any applicable designee) shall be deemed to have waived all of its rights under this Section 3.9 with respect to the proposed Transfer of LLC Units or IPO Units.
          (d) If the ROFR Party does not accept the Inside Offer (on its own behalf or on behalf of a designee) or is deemed to have waived its rights pursuant to Section 3.9(c) or payment for the Offered Units is not made by the ROFR Purchaser in accordance with Sections 3.9(e) and 3.9(f) hereof, the Selling Member may Transfer such Offered Units to the bona fide third-party purchaser identified in the Notice of Intention to Sell, during the sixty (60) day period immediately following the later of expiration of the Inside Offer and, if the ROFR Party (whether on its own behalf or that of a designee) duly accepted the Inside Offer, the time of payment for the Offered Units. Any Offered Units not purchased pursuant to the Inside Offer or by such third-party purchaser within the time periods specified herein shall again become subject to all of the terms and conditions of this Section 3.9 and may not thereafter be Transferred except in accordance therewith.

          (e) The purchase price applicable to the ROFR Purchaser for the Offered Units shall be an amount equal to 100% of the cash purchase price and 100% of the Fair Market Value of any non-cash consideration on a per unit basis set forth in the Notice of Intention to Sell. Notwithstanding anything to the contrary in this Section 3.9, the time periods applicable to the election by the ROFR Party to purchase (or allow its designee to purchase) the Offered Units set forth in clause (b) of this Section 3.9 shall not be deemed to commence until a determination of Fair Market Value of any non-cash consideration pursuant to the definition thereof has been made.
          (f) If the ROFR Party (whether on its own behalf or that of a designee) chooses to exercise its right to purchase (or allow its designee to purchase) all of the Offered Units, the ROFR Purchaser will purchase such Offered Units on substantially the same terms and with the same method of payment as is specified in the Notice of Intention to Sell; provided, however, that if the method or payment set forth in the Notice of Intention to Sell consists of property other than cash, then the ROFR Purchaser shall be entitled to pay the purchase price in a sum of cash as determined in accordance with Section 3.9(e).
          (g) At the closing of the purchase, the ROFR Purchaser shall make payment as described in Section 3.9(f) against delivery by the Selling Member of the LLC Units or IPO Units, as the case may be, and in the event that the LLC Units or IPO Units, as the case may be, are certificated, delivery of such certificates duly endorsed or accompanied by a duly executed transfer form. The ROFR Purchaser may reasonably require waivers of any tax liens or other liens or encumbrances, representations and warranties or evidence of good title to the LLC Units or IPO Units, as the case may be, to be sold, or evidence of the authority of any legal representatives, before tendering payment for the LLC Units or IPO Units, as the case may be, to be purchased.
          (h) Notwithstanding anything herein to the contrary, but subject to Section 3.4, in circumstances where (x) the ROFR Party (whether on its own behalf or that of a designee) chooses to exercise its right to purchase (or allow its designee to purchase) all of the Offered Units pursuant to this Section 3.9; and (y) the terms and conditions of the proposed Transfer pursuant to Section 3.1(a)(iv)(B)(2), as described in the Notice of Intention to Sell, involve the Transfer of all of the membership interests in or equity securities of the Selling Member or any of its Affiliates and/or shareholder debt owed to such Affiliates or their direct or indirect securityholders (collectively, the “ROFR Transferred Interests”) in lieu of the Transfer by the Selling Member of LLC Units or IPO Units, as the case may be, then the Selling Member shall have the option, in lieu of Transferring such LLC Units or IPO Units, as the case may be, to the ROFR Purchaser, to instead offer to sell to the ROFR Party and its designees the ROFR Transferred Interests on the same terms and conditions as set forth in the Notice of Intention to Sell, including for greater certainty with respect to the purchase price and any rights of indemnification; provided that in addition to any such terms, such offer shall also include for the benefit of the ROFR Purchaser protections no less favorable than those described in each of clauses (A) through (H) of Section 3.7(d)(ii). If the Selling Member intends to exercise its option contained in this Section 3.9(h), it shall notify the ROFR Party of such intention in the Notice of Intention to Sell delivered to EFH pursuant to Section 3.9(b).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Section 4.1. Members’ Representations and Warranties. Each Member (severally and not jointly, as to itself) represents and warrants to the Company and the other Members that, as of the date hereof:
          (a) such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by such Member of this Agreement have been duly authorized by all necessary action;
          (b) such Member is duly organized and validly existing under the Laws of its jurisdiction of organization;
          (c) this Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity;
          (d) the execution, delivery, and performance by such Member of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment, or decree applicable to such Member, or (iii) conflict with, or result in a breach or default under, any Contract to which such Member is a party or any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, or certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Member’s ability to satisfy its obligations hereunder; and
          (e) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Member to perform its obligations hereunder or to authorize the execution, delivery and performance by such Member of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Member’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Member is a party.
ARTICLE V
GENERAL PROVISIONS
          Section 5.1. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered; telecopied and confirmed; mailed by certified mail, return receipt requested; or sent via nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):
(i)	if to the Company or the Initial Member to:

Oncor Electric Delivery Company LLC Energy Plaza 1601 Bryan Street Dallas, Texas 75201-3411 Facsimile: (214) 486-2067 Attention: Legal Department, 22nd Floor

With a copy to:

Baker & McKenzie LLP One Prudential Plaza 130 East Randolph Drive Chicago, Illinois 60601 Facsimile: (312) 861-7588 Attention: James P. O’Brien

and

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Facsimile: (212) 455-2502 Attention: Andrew W. Smith

(ii)	if to the Minority Member, to:

c/o Borealis Infrastructure Corporation
c/o Borealis Infrastructure Management Inc.
Royal Bank Plaza, South Tower
200 Bay Street
Suite 2100, PO Box 56
Toronto, Ontario M5J 2J2, Canada
Facsimile:      (416) 361-6075
Attention: Steven Zucchet

and

Cheyne Walk Investment Pte Ltd. c/o GIC Special Investments Pte Ltd 1st Floor, York House 45 Seymour Street

London W1H 7LX, United Kingdom Facsimile: +44 20 7725 3511 Attention: Head, Global Infrastructure Group, with a copy to Stuart Baldwin

With a copy to:

Torys LLP 79 Wellington Street West, Suite 3000 Box 270, TD Centre Toronto, Ontario M5K 1N2, Canada Facsimile: (416) 865-7380 Attention: Krista F. Hill

(iii)	if to any other Member, to such Member at the address or facsimile number provided by such Member and set forth on the counterpart to the signature page hereto executed by such Member.
     Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail.
          (a) Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
          Section 5.2. Entire Agreement; Supersede. This Agreement together with the LLC Agreement, the Registration Rights Agreement, the Tax Sharing Agreement and the Contribution and Subscription Agreement, constitute the entire agreement of the Company and the Members in their capacity as members of the Company and their Affiliates relating to the subject matter contained herein and supersedes all prior Contracts or agreements with respect thereto, whether oral or written.
          Section 5.3. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to their obligations hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
          Section 5.4. Amendment or Restatement. This Agreement (including any Exhibit or Schedule hereto) may not be amended, modified, supplemented or restated, and no provision of this Agreement may be waived other than by a written instrument adopted, executed and agreed to by the Initial Member and the Minority Member, so long as the Minority Member or its Permitted Transferees holds in excess of 1% of the then aggregate outstanding LLC Units.
          Section 5.5. Binding Effect; Third Party Beneficiaries. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and each of their respective heirs, permitted successors, permitted assigns, permitted distributees, Permitted Transferees and legal representatives; and by their signatures hereto, the Company and each Member intend to and do hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained (except in Sections 3.2(d), 3.3(e), 3.7 and 3.9).
          Section 5.6. Governing Law; Severability; Limitation of Liability
          (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any otherwise governing principles of conflicts of law.
          (b) In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded by agreement of the members of a limited liability company, such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.
          (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
          (d) To the fullest extent permitted by Law, neither the Company nor any Member shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on Contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and the Company and each Member releases each of the other such Persons from liability for any such damages.

          (e) Each of the Members and the Company agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 5.7. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.
          Section 5.8. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by the Company and each of the Members so long as each counterpart shall be signed by one or more of the Members and so long as the other Members shall sign at least one counterpart which shall be delivered to the Company (and the Company shall sign at least one counterpart).
          Section 5.9. Other Covenants. Each Member entitled to vote on matters submitted to a vote of the members of the Company, if any, agrees to vote the LLC Units owned by such Member upon all matters arising under this Agreement submitted to a vote of the members of the Company, as the case may be, in a manner that will implement the terms of this Agreement.
          Section 5.10. Aggregation of Units. All LLC Units held or acquired by a Member and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Member, or application of any restrictions to a Member, or reference to its LLC Units under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold.
          Section 5.11. Judicial Proceedings. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Members and the Company unconditionally agrees to (i) irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court sitting in the City of New York, Borough of Manhattan (the “Chosen Courts”), (ii) waive any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waive any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 5.1. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

[Signature Pages Follow]

     IN WITNESS WHEREOF, each the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:
Name:
Title:

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
By:
Name:
Title:

TEXAS TRANSMISSION INVESTMENT LLC
By:	TEXAS TRANSMISSION HOLDINGS CORPORATION, its sole member

By:
Name:
Title:

By:
Name:
Title:

ENERGY FUTURE HOLDINGS CORP.
By:
Name:
Title:

EXHIBIT A
DEFINED TERMS
     “Act” means the Delaware Limited Liability Company Act (6 Del. (§18 101, et seq.), as amended from time to time.
     “Addendum Agreement” has the meaning set forth in Section 3.1(d).
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, however, that for purposes of this Agreement, “Affiliates” of Cheyne Walk Investment Pte Ltd or any of its Affiliates, in each case in its capacity as an equityholder of Minority Member Parent, shall be deemed to only include GIC and any Person Controlled by GIC or any of its wholly owned Subsidiaries; and provided further, however, that “Affiliates” of GIC shall be deemed only to include any other Person Controlled by GIC or any of its wholly-owned Subsidiaries.
     “Agreement” has the meaning set forth in the Preamble.
     “Board” has the meaning set forth in the LLC Agreement.
     “Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by Law to close.
     “Change of Control” means (i) the sale of all or substantially all of the assets of the Company or the IPO Corporation, as the case may be, to any Person (or group of Persons acting in concert), other than to a Related Entity or its Affiliates; or (ii) a merger, recapitalization or other sale by the Company or the IPO Corporation, as the case may be, or a Related Entity or any of its Affiliates, to a Person (or group of Persons acting in concert) of equity interests that results in any Person (or group of Persons acting in concert) owning more of the equity interests of the Company (or any resulting entity after a merger) than the relevant Related Entity and its Affiliates.
     “Chosen Courts” has the meaning set forth in Section 5.11.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to Sections of the Code shall include any corresponding provision or provisions of succeeding Law.
     “Commission” shall mean the Public Utility Commission of Texas.
     “Company” has the meaning set forth in the Preamble.
     “Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company or its Representatives, through the ownership of LLC Units other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member or Representative, (ii) was or becomes available to such

Member on a nonconfidential basis prior to disclosure to the Member by the Company or its Representatives, (iii) was or becomes available to the Member from a source other than the Company or its Representatives, provided, that such source is not known by such Member to be bound by a confidentiality agreement with the Company, or (iv) is independently developed by such Member without the use of any such information received under this Agreement. In the case of the Minority Member, Confidential Information also includes all confidential and proprietary information previously provided under the provisions of the Confidentiality Agreements (as defined in the Contribution and Subscription Agreement). Confidential Information includes all information, documents and reports referred to under the Confidentiality Agreements, all understandings, agreements and other arrangements between and among the partners, and all other non-public information received from, or otherwise relating to the Company and its Subsidiaries and any Member or any other investor in any of the foregoing, except, in each case, any such information that is not subject to the confidentiality restrictions contained in such confidentiality agreement.
     “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, memorandum of understanding, or legally binding commitment or undertaking of any nature.
     “Contribution and Subscription Agreement” means the Contribution and Subscription Agreement, dated as of August 12, 2008, by and between the Company and the Minority Member, as the same may be amended, supplemented or modified from time to time.
     “Control” shall have the meaning set forth in the LLC Agreement.
     “Direct or Indirect EFH Interest” shall have the meaning set forth in the LLC Agreement.
     “Drag Appraiser” has the meaning set forth in Section 3.3(f).
     “Drag Units” has the meaning set forth in Section 3.3(a).
     “EFH” means Energy Future Holdings Corp., a Texas corporation and a Subsidiary of Parent.
     “EFH Drag Units” has the meaning set forth in Section 3.3(a).
     “EFH Sale Proposal” has the meaning set forth in Section 3.3(a).
     “Equity and Debt Transfer” has the meaning set forth in Section 3.7(d)(ii).
     “Equity Securities” has the meaning set forth in Section 3.6(a).
     “Equivalent Offer” has the meaning set forth in Section 3.2(h).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Fair Market Value” means (x) in the case of publicly traded securities, the average of the closing sale prices thereof on the principal market on which it is traded for the last five (5) full trading days prior to the determination and (y) in the case of any other assets or property, the dollar value given to such assets or property by a committee to be appointed by the Board, which committee shall comprise three of the Independent Directors (as defined in the LLC Agreement) on the Board, based upon such committee’s evaluation of the assets or property at issue.
     “GIC” shall mean the Government of Singapore Investment Corporation Pte Ltd.
     “Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
     “Inclusion Notice” has the meaning set forth in Section 3.2(b).
     “Inclusion Right” has the meaning set forth in Section 3.2(c).
     “Indirect Shareholders” has the meaning set forth in Section 3.7(d)(ii).
     “Initial Member” has the meaning set forth in the Preamble.
     “Initial Member Sale Proposal” has the meaning set forth in Section 3.3(a).
     “Initial Member Drag Units” has the meaning set forth in Section 3.3(a).
     “Inside Offer” has the meaning set forth in Section 3.9(b).
     “IPO” means the initial offering (or series of related offerings) of securities of the Company or the IPO Corporation, as the case may be, to the public pursuant to an effective registration statement (or statements) under the Securities Act after which there is an active trading market in such securities.
     “IPO Conversion” has the meaning set forth in Section 3.7(a).
     “IPO Corporation” has the meaning set forth in Section 3.7(a).
     “IPO Demand” has the meaning set forth in the Registration Rights Agreement.
     “IPO Unit” means a common equity interest in the IPO Corporation.
     “IRR” means the cumulative internal rate of return of the relevant Person (calculated as provided below), as of a particular time, where the internal rate of return for such Person is the annualized rate of return which results in the following amount having a net present value equal to zero: (i) the aggregate amount of cash and the fair market value of any assets distributed to such Person pursuant to the LLC Agreement from time to time, plus (ii) the aggregate amount of cash paid to such Person pursuant to the Tax Sharing Agreement from time to time, plus (iii) the aggregate amount of cash and the fair market value of any assets to be received by such Person in the Required Sale, less the amount of any reasonable out-of-pocket expenses borne by such Person (which, in the case of the Minority Member, shall be deemed to include (but not be limited to), any reasonable out-of-pocket expenses incurred by its sole member) in connection with the Required Sale minus (iv) the Purchase Price (as defined in the Contribution and Subscription Agreement) plus reasonable out-of-pocket transaction costs incurred by or on behalf of the Minority Member in connection with the purchase of the Buyer Units and the transactions contemplated in the Contribution and Subscription Agreement. In determining the IRR, the following shall apply: (a) all distributions pursuant to the LLC Agreement and all payments pursuant to the Tax Sharing Agreement shall each be based on the amount distributed prior to the application of any U.S. federal, state or local taxation to the relevant Person; (b) all proceeds to be received by such Person in the Required Sale shall be based on the amount received after application of any U.S. federal, state or local taxation to the relevant Person (for this purpose, if such Person is the Minority Member (or its Permitted Transferee) and it is not itself taxed as a corporation for U.S. federal income tax purposes but is a direct or indirect wholly-owned Subsidiary of a Person who is taxed on the income of Minority Member (or its Permitted Transferee) as a corporation for US federal income tax purposes (the “Parent Corporation”), such Person shall be treated solely for this purpose as if it were the Parent Corporation); and (c) the rates of return shall be per annum rates and all amounts shall be calculated on a daily compounded basis, and on the basis of a 365-day year.
     “IRR Hurdle” has the meaning set forth in Section 3.3(d).
     “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Act.
     “Liquidity Event” means any of the following: (i) a Change of Control; (ii) an IPO; or (iii) any spin-off of the Company, or other reorganization or similar transaction in which, in the case of clause (iii) only, the LLC Units held by the Initial Member and its Permitted Transferees are distributed out to its corporate parents and pursuant thereto no longer held by EFH or any of its Subsidiaries.
     “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended, supplemented or otherwise modified from time to time.
     “LLC Units” has the meaning set forth in the LLC Agreement.
     “Marketable Securities” means any securities that are listed or quoted on a nationally-recognized exchange or electronic quotation system, and that are or will be registered for sale and free from any lock-up or other transfer restrictions within 180 days from the date of receipt by the applicable Member, other than any transfer restrictions imposed by applicable securities laws.
     “Members” has the meaning set forth in the Preamble.
     “Minority Member” has the meaning set forth in the Preamble.

     “Minority Member Parent” has the meaning set forth in Section 3.7(d)(ii).
     “Notice of Intention to Sell” has the meaning set forth in Section 3.9(b).
     “Offered Units” has the meaning set forth in Section 3.9(b).
     “OMI” has the meaning set forth in Section 3.2(a).
     “Option Notice” has the meaning set forth in Section 3.7(d).
     “Parent” means Texas Energy Future Holdings Limited Partnership and any successor entity.
     “Participating Member” has the meaning set forth in Section 3.6(a).
     “Permitted Transferee” means with respect to any Member or EFH (i) any Affiliate of such Member or EFH (provided that without the consent of the Initial Member an Affiliate of a Member shall not constitute a Permitted Transferee if a Transfer of any LLC Units to such Affiliate would directly or indirectly transfer any of the underlying economic interest in the LLC Units to a non-Affiliate) or (ii) any successor entity of such Member or EFH; provided, in each case, that such Permitted Transferee of a Member has agreed to become a party to this Agreement and has been admitted as a member of the Company pursuant to the LLC Agreement.
     “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
     “Preemptive Percentage” has the meaning set forth in Section 3.6(b).
     “Pro Rata Share” has the meaning set forth in Section 3.2(c).
     “PUCT Order” shall mean the Order of the Commission entered on February 22, 2008 in Docket No. 34077, addressing the Joint Report and Application filed by Texas Energy Future Holdings Limited Partnership and the Company.
     “Qualified IPO” means any offering of the Company or the IPO Corporation, as the case may be (or series of offerings), pursuant to an effective registration statement (or statements) under the Securities Act (other than a registration statement on Forms S-4 or S-8 or any similar form) as a result of which at least 35% of the outstanding LLC Units or IPO Units of common stock of such entity are or have been sold to the public.
     “Reduction Units” has the meaning set forth in Section 3.2(c).
     “Register of Members” means Schedule B to the LLC Agreement.

     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, by and among the Company, the Initial Member and the Minority Member, as the same may be amended, supplemented or modified from time to time.
     “Related Entity” means the Initial Member or any current or future Affiliate of the Initial Member that directly holds a membership interest in the Company or the IPO Corporation following an IPO Conversion.
     “Representatives” has the meaning set forth in Section 2.4(b).
     “Required Sale” has the meaning set forth in Section 3.3(a).
     “Required Sale Notice” has the meaning set forth in Section 3.3(a).
     “ROFR Purchaser” has the meaning set forth in Section 3.9(c).
     “ROFR Transferred Interests” has the meaning set forth in Section 3.9(h).
     “Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     “Selling Member” has the meaning set forth in Section 3.9(a).
     “Sharing Percentage” means, with respect to each Member (or group of Members) and such other Persons participating in the relevant sale and a specified class of LLC Units or IPO Units, the fraction (expressed as a percentage), the numerator of which is the number of LLC Units or IPO Units of such class owned by such Member or such other Persons and the denominator of which is the sum of the total number of LLC Units or IPO Units of such class owned by all Members and such other Persons (or the relevant Members and such other Persons if the calculation is made with respect to a specified group of Members and such other Persons).
     “Straddle Period” means any taxable period that begins prior to the date of the Equity and Debt Transfer and ends after such date.
     “Subscription Period” has the meaning set forth in Section 3.6(a).
     “Subsidiary” means, (x) with respect to any Person, (i) any corporation or other entity a majority of the equity interests of which having ordinary voting power to elect a majority of the board of directors, managing member or other body performing similar functions is at the time owned, directly or indirectly, with power to vote, by such Person or any direct or indirect Subsidiary of such Person, (ii) a partnership in which such Person or any direct or indirect Subsidiary is a general partner and (y) without limitation to the forgoing clause (x), with respect to Parent and EFH, the Company and the Initial Member for so long as Parent and EFH hold, directly or indirectly, a majority of the outstanding LLC Units or IPO Units, as the case may be.
     “Substituted Member” has the meaning set forth in Section 3.5(b).

     “Tag Appraiser” has the meaning set forth in Section 3.2(i)(iii)(B).
     “Tag Offerees” has the meaning set forth in Section 3.2(a).
     “Tag Seller” has the meaning set forth in Section 3.2(a).
     “Tag Units” has the meaning set forth in Section 3.2(a).
     “Tax” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.
     “Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, dated as of the date of this Agreement, by and among the Company, the Initial Member, EFH, OMI and the Minority Member, as the same may be amended, supplemented or otherwise modified from time to time.
     “Transfer” or “Transferred” means any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition (whether voluntary or involuntary, by operation of Law, pursuant to judicial process or otherwise) of any LLC Units (or any interest (pecuniary or otherwise) therein or rights thereto). In the event that any Member that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling such Member or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.
     “Transferred Debt” has the meaning set forth in Section 3.7(d)(ii).
     “Trigger Event” with respect to modifications to Section 2.1(d) to take effect upon the occurrence of a Trigger Event means the occurrence of a Liquidity Event if the operation of Section 2.1(d) after giving effect to such modifications would not violate applicable law, regulation or any order of a Governmental Authority.

EXHIBIT B
FORM OF ADDENDUM AGREEMENT
     This Addendum Agreement (this “Addendum Agreement”) is made this ___day of                                         , 20___, by and between                                          (the “Transferee”) and Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of that certain Investor Rights Agreement, dated as of                      ___, 2008, including all exhibits thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
WITNESSETH:
     WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company, the Members and their LLC Units;
     WHEREAS, the Transferee is acquiring LLC Units issued by the Company or pursuant to a Transfer, in either case, in accordance with the Agreement; and
     WHEREAS, the Company and the Members have required in the Agreement that all Persons to whom LLC Units are transferred and all other Persons acquiring LLC Units must enter into an Addendum Agreement binding the Transferee to the Agreement to the same extent as if it were an original party thereto and imposing the same restrictions and obligations on the Transferee and the LLC Units to be acquired by the Transferee as are imposed upon the Members under the Agreement.
     NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the LLC Units, the Transferee acknowledges and agrees as follows:
     1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the LLC Units in accordance with and subject to the terms and conditions of the Agreement.
     2. The Transferee represents and warrants, as of the date hereof, to the Company and the Members as follows:
     (a) the Transferee has full power and authority to execute and deliver this Addendum Agreement and to perform its obligations hereunder and under the Agreement, and, if such Transferee is not executing this Addendum Agreement in its individual capacity, the execution, delivery, and performance by such Transferee of this Addendum Agreement have been duly authorized by all necessary action;

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     (b) this Addendum Agreement has been duly and validly executed and delivered by such Transferee and constitutes the binding obligation of such Transferee enforceable against such Person in accordance with its terms;
     (c) the execution, delivery, and performance by such Transferee of this Addendum Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Person is subject, (ii) violate any order, judgment, or decree applicable to such Person, or (iii) conflict with, or result in a breach or default under, any agreement or other instrument to which such Person is a party or, if such Transferee is not executing this Addendum Agreement in its individual capacity, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Person’s ability to satisfy its obligations hereunder;
     (d) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Transferee to perform its obligations hereunder or under the Agreement, if such Transferee is not executing this Addendum Agreement in its individual capacity, to authorize the execution, delivery and performance by such Transferee of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Transferee’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Transferee is a party;
     (e) such Transferee is acquiring the LLC Units for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act; such Transferee acknowledges that the LLC Units have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act; and such Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the LLC Units and is capable of bearing the economic risks of the transactions contemplated by this Addendum Agreement; and
     (f) such Transferee does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the execution, delivery or performance of this Addendum Agreement by such Transferee.
     3. The Transferee agrees that the LLC Units acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound, by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement or an initial Member, as the case may be; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee as a Member of the Company unless and until the Transferee is admitted to the Company as provided in the LLC

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Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.
     4. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Transferee, the Transferor hereby transfers and assigns absolutely to the Transferee [all of its LLC Units][such portion of its LLC Units as are specified below], including, for the avoidance of doubt, all rights, title and interest in and to such LLC Units, with effect from the date hereof.
     5. The Transferee hereby agrees to accept the LLC Units of the Transferor and hereby agrees and consents to become a Member.
     6. It is hereby confirmed by the Transferor that the Transferor has complied in all respects with the provisions of the Agreement with respect to the transfer of the LLC Units. The number of LLC Units in the Company currently held by the Transferor, and to be transferred and assigned pursuant to this Transfer Form, are as follows:
               Number of LLC Units
               [                     ]
     7. Any notice required as permitted by the Agreement shall be given to the Transferee at the address listed beneath the Transferee’s signature below.
     8. This Addendum Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

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Transferee

Address:

Transferor:	AGREED TO:

ONCOR ELECTRIC DELIVERY COMPANY LLC

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SCHEDULE 3.3(D)
Investor Rights Agreement Principles
The amended LLC Agreement and the amended Investor Rights Agreement would reflect terms typical and customary for investors in a business holding similar proportions of ownership interests as the Members and would include the following principles:
1.	Board Representation

Prior to falling below an ownership threshold to be agreed by the parties, each Member shall have the right to appoint directors to the Board of Directors of the Company in proportion to its ownership interest in the Company.

2.	Decisions Requiring Minority Member Approval

Decisions of the Board of Directors and the Members shall generally be made by a simple majority vote. Notwithstanding the foregoing, prior to the Minority Member falling below an ownership threshold to be agreed by the parties, certain decisions require the approval of the directors elected by the Minority Member (in the case of a decision made by the Board of Directors) or the Minority Member itself (in the case of a decision made by the Members). Subject to appropriate exceptions and further details to be negotiated, those decisions would include:
•	amending the constitutional documents of the Company or any of its material subsidiaries (including the amended LLC Agreement);

•	issuing additional equity interests of the Company (including, without limitation, options over equity securities and securities convertible into shares);

•	converting, exchanging, reclassifying, redesignating, subdividing or amending any securities of the Company or any of its material subsidiaries or amending the rights, privileges, restrictions and conditions attaching to any securities of the Company or any of its material subsidiaries;

•	issuing, entering into or assuming any material new debt securities or credit facilities or similar indebtedness (other than refinancing any debt existing prior to the date of the applicable Required Sale that does not materially increase outstanding amounts and in any event excluding borrowings and reborrowings under revolving credit and similar facilities), including by way of the provision of any guarantees or indemnities by the Company or any of its subsidiaries;

•	for so long as the Company’s credit rating is investment grade, raising any non-investment grade debt;

•	making any material repayments of principal in addition to scheduled or other mandatory principal payments on any debt that may be owing by the Company or any of its subsidiaries;

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•	approval of material individual capital expenditures that are not expressly contemplated in the annual capital budget and not necessary to address emergency situations or legal requirements;

•	approval of material expenditures that are not expressly contemplated in the annual budget of the Company and not necessary to address emergency situations or legal requirements;

•	approval of commencement or settlement of any material litigation;

•	amending material employee benefit arrangements for senior executives in any material respect;

•	entering into any transaction (including by way of merger or plan of arrangement) involving a material acquisition or disposition of assets or shares;

•	entering into joint ventures, partnerships or similar arrangements;

•	approval of material changes in accounting policy;

•	appointment, removal or replacement of auditors if they are not one of the top 4 nationally recognized accounting firms;

•	approval of the annual budget of the Company and the business plan of the Company;

•	approval of any change in the tax status of the Company or any of its subsidiaries;

•	approving a proposal to effect a reorganization, liquidation, dissolution or winding up of the Company or any of its material subsidiaries;

•	voluntarily assigning the Company or any of its subsidiaries into bankruptcy or making of a proposal for the benefit of its creditors;

•	making a material change in the nature of the business carried on by the Company or any of its subsidiaries or in the discontinuance or termination of the business of the Company or any of its subsidiaries;

•	appointment, removal and replacement of the Chief Executive Officer and the Chief Financial Officer of the Company;

•	any proposed change in the distribution policy agreed to by the Members in respect of the Company;

•	any related party transaction; and

•	initiating any rate case and approval of submission(s) in connection with any rate case.

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3.	Dispositions of Interests

Dispositions of each Member’s interests in the Company shall be subject to a right of first offer which will provide that, to the extent that a Member (the “Selling Party”) determines to sell directly or indirectly some or all of its interests in the Company (the “Sale Interests”) to a third party (a “Disposition”), the Selling Party shall first offer the Sale Interests to the other Members, who shall be entitled to purchase the Sale Interests at the price (the “Sale Price”) at which the Selling Party reasonably determines to offer the Sale Interests to a third party pursuant to the Disposition; provided that if the other Members determine not to acquire such Sale Interests at the Sale Price, the Selling Party shall have a reasonable period of time to seek to sell such Sale Interests to a third party at a price at or above the Sale Price.

In addition to the right of first offer described above, dispositions of each Member’s interests in the Company shall be subject to tag-along rights in the form provided in the Investor Rights Agreement and drag-along rights in the form provided in the Investor Rights Agreement except that the exercise of such drag-along rights will only be triggered in connection with a determination by 90% or more in interest of the Members.

4.	Transfer Restrictions

No restrictions on transfer of interests in the Company, except as set forth above.

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EXHIBIT B

REGISTRATION RIGHTS AGREEMENT
OF
ONCOR ELECTRIC DELIVERY COMPANY LLC
Dated as of [                    ], 2008

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REGISTRATION RIGHTS AGREEMENT
          This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [                    ], 2008, is by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (together with any permitted successor or assign, the “Initial Member”), Energy Future Holdings Corp., a Texas corporation (solely for purposes of Section 11) (“EFH”) and Texas Transmission Investment LLC, a Delaware limited liability company (together with any Permitted Transferees, the “Minority Member”), and each of the parties listed on the signature pages hereto. Each of the Persons listed on the signature pages hereto (other than the Company) and any other Person who may become a party hereto pursuant to Section 12(c) are referred to individually as a “Shareholder” and collectively as the “Shareholders”.
          WHEREAS, in connection with admitting the Minority Member as a member of the Company, the Company, the Initial Member and the Minority Member desire to set forth agreements among them regarding certain registration and other rights with respect to the LLC Units.
          NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings, and terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Investor Rights Agreement:
          “Agreement” shall have the meaning set forth in the Preamble.
          “Alternative IPO Entity” shall have the meaning set forth in Section 11 hereof.
          “Company” shall have the meaning set forth in the Preamble.
          “Demand Notice” shall have the meaning set forth in Section 3(a) hereof.
          “Demand Registration” shall have the meaning set forth in Section 3(a) hereof.
          “EFH” shall mean Energy Future Holdings Corp., a Texas corporation.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
          “FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
          “Indemnified Party” shall have the meaning set forth in Section 8(c) hereof.
          “Indemnifying Party” shall have the meaning set forth in Section 8(c) hereof.

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          “Initial Member” shall have the meaning set forth in the Preamble.
          “Investor Rights Agreement” shall mean the Investor Rights Agreement, by and among the Company, the Initial Member and the Minority Member, dated as of the date hereof, as it may be amended, restated, modified or superseded from time to time.
          “IPO Demand” shall have the meaning set forth in Section 3(a).
          “IPO Units” shall have the meaning set forth in the Investor Rights Agreement.
          “LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as it may be amended, restated, modified or superseded from time to time.
          “LLC Units” shall, subject to Section 11, mean all limited liability company interests or other common equity interests of the Company existing or hereafter authorized, which have the right (subject always to the rights of any class or series of preferred interests of the Company) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount, including any shares of capital stock into which LLC Units may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to LLC Units, including, without limitation, with respect to any unit split or unit distribution, or a successor security.
          “Losses” shall have the meaning set forth in Section 8(a) hereof.
          “Minority Member” shall have the meaning set forth in the Preamble.
          “Participation Notice” shall have the meaning set forth in Section 3(a) hereof.
          “Permitted Transferee” shall have the meaning given to such term in the Investor Rights Agreement.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.
          “Piggyback Notice” shall have the meaning set forth in Section 4(a) hereof.
          “Piggyback Registration” shall have the meaning set forth in Section 4(a) hereof.
          “Proceeding” shall mean an action, claim, suit, arbitration or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
          “Prospectus” shall mean the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A

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promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.
          “Public Offering” shall mean the sale of LLC Units or common equity of the Alternative IPO Entity to the public pursuant to an effective Registration Statement (other than Form S-4 or Form S-8 or any similar or successor form) filed under the Securities Act.
          “Registrable Securities” shall mean any LLC Units currently directly or indirectly held or hereafter acquired by the Shareholders, and any other securities issued or issuable with respect to any such LLC Units by way of share split, share dividend, recapitalization, exchange or similar event or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) they are sold pursuant to Rule 144, (iii) they are eligible to be sold pursuant to Rule 144(b)(1)(i) under the Securities Act as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC, (iv) they shall have ceased to be outstanding, or (v) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one Registration Statement at any one time.
          “Registration Statement” shall mean any registration statement of the Company or the Alternative IPO Entity (as the case may be) under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
          “Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
          “SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
          “Shareholders” shall have the meaning set forth in the Preamble.
          “Subscription Agreement” shall mean the Contribution and Subscription Agreement by and between the Company and the Minority Member, dated as of August 12, 2008, as it may be amended, restated, modified or superseded from time to time.
          “underwritten registration” or “underwritten offering” shall mean a registration in which securities of the Company are sold to or by an underwriter for reoffering to the public and,

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for greater certainty, unless otherwise specified herein, shall include both a “best efforts” underwritten offering and a “firm commitment” underwritten offering, as the case may be.
     Section 2. Holders of Registrable Securities. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person directly or indirectly owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Shareholder.
     Section 3. Demand Registrations.
               (a) Requests for Registration. Subject to the following paragraphs of this Section 3(a), (i) prior to the date that is ten years after the date hereof the Initial Member, and on or after the date that is ten years after the date hereof the Initial Member and the Minority Member, shall have the right, by delivering or causing to be delivered a written notice to the Company, to require the Company to register, pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the sale of a number of LLC Units (which may or may not be Registrable Securities) specified by the Initial Member or the Minority Member to be so sold in the initial Public Offering (an “IPO Demand”); (ii) following the initial Public Offering, each of the Initial Member and the Minority Member shall have the right, by delivering, directly or indirectly, a written notice to the Company, to require the Company to register, pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the number of Registrable Securities requested to be so registered by the Initial Member or the Minority Member pursuant to the terms of this Agreement, (any such written notice pursuant to clause (i) or (ii), a “Demand Notice” and any such registration, a “Demand Registration”); provided, however, that, in each case, a Demand Notice may only be made if the Registrable Securities requested to be registered in such Demand Notice is reasonably expected by such demanding Shareholder to result in aggregate gross cash proceeds in excess of $200,000,000 (without regard to any underwriting discount or commission); provided, further that, unless the Initial Member shall otherwise consent, the Company shall not be obligated to file a Registration Statement relating to any registration request under this Section 3(a) within a period of 180 days after the effective date of any other Registration Statement relating to any registration request under this Section 3(a) (except if the underwriters shall require a longer period, but in any event no more than 270 days). Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3(a), the Company shall use its reasonable best efforts to file a Registration Statement as promptly as practicable and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof; provided, however, that notwithstanding the foregoing, if a Demand Notice is delivered or caused to be delivered by the Minority Member pursuant to its right to make an IPO Demand under Section 3(a)(i), such notice shall be deemed to have been delivered on the date that is 120 days after the date that such notice is delivered by the Minority Member. During the 120 day period set forth in the immediately preceding sentence of this Section 3(a), the Company shall consult with the Initial Member and, if directed by the Initial Member, the Company shall prepare an Alternative IPO Entity for the initial Public Offering in accordance with Section 11 hereof and any demand made by the Minority Member shall thereafter be deemed to be a Demand Notice in respect of the IPO Units; provided that, prior to the date that is ten years after the date hereof, no Member (other than the Initial Member) shall be entitled to serve a Demand

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Notice in respect of the LLC Units or the IPO Units until the date that is 30 days after the final day of any lock-up period relating to the IPO agreed between the Alternative IPO Entity and the underwriters managing the IPO of the Alternative IPO Entity.
          No Demand Registration or related Demand Notice shall be deemed to have occurred for purposes of this Section 3 if the Registration Statement relating thereto (i) does not become effective, (ii) is not maintained effective for the period required pursuant to this Section 3, or (iii) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, in which case, such requesting holder of Registrable Securities shall be entitled to an additional Demand Notice and Demand Registration in lieu thereof.
          Within 10 days after receipt by the Company of an IPO Demand in accordance with clause (i) of the first paragraph of this Section 3(a), provided that the Member serving the IPO Demand proposes to include Registrable Securities held by such Member in the offering that is the subject of such IPO Demand, or a Demand Notice in accordance with clause (ii) of the first paragraph of this Section 3(a), the Company shall give written notice (the “Participation Notice”) of such IPO Demand or Demand Notice to all other Shareholders directly or indirectly holding Registrable Securities and shall, subject to the provisions of Section 3(b) hereof, offer to such Shareholders the opportunity to include in such registration all Registrable Securities with respect to which the Company received written requests for inclusion therein within 15 days after such Participation Notice is given by the Company to such holders.
          All requests made pursuant to this Section 3 will specify the number of Registrable Securities to be registered and/or, in the case of an initial Public Offering, the number of LLC Units to be issued or sold, and the intended methods of disposition thereof.
          The Company shall be required to maintain the effectiveness of the Registration Statement with respect to any Demand Registration for a period of at least 180 days (two years for a shelf registration statement) after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Company or an underwriter of the Company pursuant to the provisions of this Agreement.
               (b) Priority on Demand Registration. If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriter or underwriters advise the holders of such securities in writing that in its view the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the success of such offering (including, without limitation, securities proposed to be included by other holders of securities entitled to include securities in such Registration Statement pursuant to incidental or piggyback registration rights), then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter can be sold without adversely affecting such offering, and such number of

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Registrable Securities shall be allocated as follows, unless the underwriter requires a different allocation as between the Company and the selling holders:
     (i) first, among the holders of Registrable Securities included in such Registration Statement who had delivered the applicable Demand Notice, pro rata among them on the basis of the relative number of shares of Registrable Securities requested to be included in such Registration Statement by each such demanding holder; and
     (ii) second, among the Company for LLC Units it has requested to include in such Demand Registration for its own account and any other Shareholders duly requesting inclusion of Registrable Securities in accordance with a Participation Notice, pro rata among them on the basis of the relative number of LLC Units requested to be included in such Registration Statement by each.
          For purposes of any underwriter cutback, all Registrable Securities held by any Shareholder shall also include any Registrable Securities held by the partners, retired partners, shareholders or affiliates of such holder, or the estates and family members of any such holder or such partners and retired partners, any trusts for the benefit of any of the foregoing persons and, at the election of such holder or such partners, retired partners, trust or affiliates, any charitable organization, in each case to which any of the foregoing shall have been distributed, transferred or contributed Registrable Securities prior to the execution of the underwriting agreement in connection with such underwritten offering; provided, that such distribution, transfer or contribution occurred not more than 90 days prior to such execution, and such holder and other persons shall be deemed to be a single selling Shareholder, and any pro rata reduction (unless the managing underwriter requires a different allocation as between the Company and the selling holders) with respect to all entities and individuals comprising such single selling Shareholder as amongst themselves shall be based upon the proportionate ownership of Registrable Securities of each entity and individual included in such single selling Shareholder relative to the aggregate amount of Registrable Securities owned by all entities and individuals included in such single selling Shareholder. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.
               (c) Postponement of Demand Registration. The Company shall be entitled to postpone (but not more than once in any 12-month period), for a reasonable period of time not in excess of 60 days, the filing of a Registration Statement if the Company delivers to the holders requesting registration a certificate signed by the chief executive officer or chief financial officer of the Company certifying that, in the good faith judgment of the board of directors of the Company, such registration and offering would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been disclosed to the public, the premature disclosure of which would materially adversely affect the Company. Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The holders receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 6(p). If the Company shall so postpone the filing of

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a Registration Statement, the Shareholder requesting such registration shall have the right to withdraw the request for registration by giving written notice to the Company within 20 days of the anticipated termination date of the postponement period, as provided in the certificate delivered to the holders, and, for greater certainty, if the Shareholder that so withdraws such request is the Minority Member, such request shall not be considered one of the Minority Member’s two permitted Demand Notices pursuant to Section 3(e).
               (d) Cancellation of a Demand Registration. Holders of a majority of the Registrable Securities which are to be registered in a particular offering pursuant to this Section 3 shall have the right to notify the Company that they have determined that the Registration Statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement, and, for greater certainty, in such circumstances if the Shareholder that requested such registration is the Minority Member, such request shall not be considered one of the Minority Member’s two permitted Demand Notices pursuant to Section 3(e).
               (e) Number of Demand Notices. In connection with the provisions of this Section 3, (i) the Initial Member shall have an unlimited number of Demand Notices which it is permitted to deliver (or cause to be delivered) to the Company hereunder and (ii) the Minority Member shall have two Demand Notices which it is permitted to deliver (or cause to be delivered) to the Company hereunder.
               (f) Registration Statement Form. If any registration requested pursuant to this Section 3 which is proposed by the Company to be effected by the filing of a Registration Statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten Public Offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, the use of another form of Registration Statement is of material importance to the success of such proposed offering or is otherwise required by applicable law, then such registration shall be effected on such other form.
     Section 4. Piggyback Registration.
               (a) Right to Piggyback. Except with respect to a Demand Registration or an initial Public Offering, the procedures for which are addressed in Section 3, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of LLC Units whether or not for sale of its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan), the Company shall give prompt written notice of such proposed filing at least twenty (20) days before the anticipated filing date (the “Piggyback Notice”) to all Shareholders holding Registrable Securities. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such registration statement the number of Registrable Securities as each such holder may request (a “Piggyback Registration”). Subject to Section 4(b) hereof, the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after notice has been given to the applicable holder. The eligible holders of Registrable Securities shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at

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least three business days prior to the effective date of such Piggyback Registration. The Company shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (i) 180 days (two years for a shelf registration statement) after the effective date thereof and (ii) all Registrable Securities included in such Registration Statement have actually been sold.
               (b) Priority on Piggyback Registrations. The Company shall use reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit direct or indirect holders of Registrable Securities who have submitted a Piggyback Notice in connection with such offering to include in such offering all Registrable Securities included in each holder’s Piggyback Notice on the same terms and conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering have informed the Company in writing that it is their good faith opinion that the total amount of securities that such holders, the Company and any other Persons having rights to participate in such registration, intend to include in such offering is such as to adversely affect the success of such offering, then the amount of securities to be offered for the account of holders of Registrable Securities (other than the Company) shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters by reducing the securities requested to be included by the holders of Registrable Securities requesting such registration pro rata among such holders on the basis of the relative number of shares of Registrable Securities requested to be included in such Registration Statement by each such holder.
     Section 5. Restrictions on Public Sale by Holders of Registrable Securities. Each Shareholder agrees, in connection with the initial Public Offering, and each holder of Registrable Securities agrees, in connection with any other underwritten Public Offering pursuant to a Registration Statement filed pursuant to Section 3 or Section 4 hereof (whether or not such holder elected to include Registrable Securities in such Registration Statement), if requested (pursuant to a written notice) by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another any of the economic consequences of owning the Registrable Securities, or to give any Demand Notice during the period commencing on the date of the request (which shall be no earlier than 14 days prior to the expected “pricing” of such offering) and continuing for not more than 180 days (with respect to the initial Public Offering) or 90 days after the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a shelf registration statement), pursuant to which such Public Offering shall be made, plus an extension period, which shall be no longer than 17 days, as may be proposed by the managing underwriter to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the managing underwriter.
          If any registration pursuant to Section 3 of this Agreement shall be in connection with any underwritten Public Offering, the Company will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with an exchange offer or any employee

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benefit or dividend reinvestment plan) for its own account, within 90 days (or such shorter periods as the managing underwriters may agree to with the Company) after the effective date of such registration, plus an extension period, which shall be no longer than 17 days, as may be proposed by the managing underwriter to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the managing underwriter.
     Section 6. Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3 and Section 4 hereof, the Company shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall, as expeditiously as possible:
               (a) prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the holders thereof or by the Company in accordance with the intended method or methods of distribution thereof, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein (including by means of a shelf registration statement pursuant to Rule 415 under the Securities Act providing for an offering to be made on a continuous basis if so requested and if the Company is then eligible to use Form S-3 or other applicable Form); provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to a Demand Registration to which the holders of a majority of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable law;
               (b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and

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as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;
               (c) notify each selling holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment thereto has been filed, and, with respect to a Registration Statement or any post-effective amendment thereto, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 6(o) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) if the Company has knowledge of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);
               (d) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;
               (e) if requested by the managing underwriters, if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 6(e) that are not, in the opinion of counsel for the Company, in compliance with applicable law;
               (f) furnish or make available to each selling holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least one

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conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such holder, counsel or underwriter);
               (g) deliver to each selling holder of Registrable Securities, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; and the Company, subject to the last paragraph of this Section 6, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;
               (h) prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;
               (i) cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holders may request at least two (2) business days prior to any sale of Registrable Securities in a firm commitment public offering, but in any other such sale, within ten (10) business days prior to having to issue the securities;
               (j) use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of such selling holder’s business, in which case the Company will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

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               (k) upon the occurrence of, and its knowledge of, any event contemplated by Section 6(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
               (l) prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;
               (m) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;
               (n) use its reasonable best efforts to cause all shares (i) to be offered by the Company in connection with the initial Public Offering to be authorized to be listed on a national securities exchange and (ii) of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement (or, if such registration is the initial Public Offering, use its reasonable best efforts to cause such Registrable Securities to be so listed within ten (10) business days following the effectiveness of such Registration Statement);
               (o) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish to the selling holders of such Registrable Securities opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and counsels to the selling holders of the Registrable Securities), addressed to each selling holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (iii) use its reasonable best efforts to obtain “cold comfort” letters and updates thereof from the independent registered public accountants of the Company (and, if necessary, any other independent registered public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and

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financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 8 hereof with respect to all parties to be indemnified pursuant to said Section except as otherwise agreed by the holders of a majority of the Registrable Securities being sold thereunder and (v) deliver such documents and certificates as may be reasonably requested by the holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement, their counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 6(o)(i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;
               (p) make available for inspection by a representative of the selling holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by such selling holders or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless (i) disclosure of such information is required by court or administrative order, (ii) disclosure of such information, in the opinion of counsel to such Person, is required by law or applicable legal process, or (iii) such information becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Person. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (to the extent permitted by law) and, if requested by the Company, assist the Company in seeking to prevent or limit the proposed disclosure. Without limiting the foregoing, no such information shall be used by such Person as the basis for any market transactions in securities of the Company or its subsidiaries in violation of law;
               (q) cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in “road shows”) taking into account the Company’s business needs; and
               (r) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

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          The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.
          Each holder of Registrable Securities agrees if such holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(c)(ii), 6(c)(iii), 6(c)(iv) or 6(c)(v) hereof, such holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(k) hereof, or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.
     Section 7. Registration Expenses. All reasonable fees and expenses incident to the performance of or compliance with this Agreement by the Company (including, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with FINRA and (B) of compliance with securities or Blue Sky laws, including, without limitation, any fees and disbursements of counsel for the underwriters in connection with Blue Sky qualifications of the Registrable Securities pursuant to Section 6(h)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the holders of a majority of the Registrable Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) expenses of the Company incurred in connection with any road show, (vi) fees and disbursements of all independent registered public accountants referred to in Section 6(o)(iii) hereof (including, without limitation, the expenses of any “cold comfort” letters required by this Agreement) and any other Persons, including special experts retained by the Company, and (vii) fees and disbursements of one counsel for the holders of Registrable Securities whose shares are included in a Registration Statement, which counsel shall be selected by the Initial Member (provided the Initial Member is a selling holder, and otherwise, by the holders of a majority of the Registrable Securities being sold in connection therewith), shall be borne by the Company whether or not any Registration Statement is filed or becomes effective. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Company are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Company.

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          The Company shall not be required to pay (i) fees and disbursements of any counsel retained by any holder of Registrable Securities or by any underwriter (except as set forth in clauses 7(i)(B) and 7(vii)), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Company), or (iii) any other expenses of the holders of Registrable Securities not specifically required to be paid by the Company pursuant to the first paragraph of this Section 7.
     Section 8. Indemnification.
               (a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such party in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, or other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Company and (without limitation of the preceding portions of this Section 8(a)) will reimburse each such holder, each of its officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees and each Person who controls each such holder and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling Person, each such underwriter, and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, Loss, damage, liability, or expense arises out of or is based on any untrue statement or omission by such holder or underwriter, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such holder for use therein. It is agreed that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is

15

effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).
               (b) Indemnification by Holder of Registrable Securities. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with this Agreement, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify, to the fullest extent permitted by law, severally and not jointly with any other holders of Registrable Securities, the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers, from and against all Losses arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, Prospectus, offering circular, or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to (without limitation of the preceding portions of this Section 8(b)) reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such holder for inclusion in such Registration Statement, Prospectus, offering circular or other document; provided, however, that the obligations of such holder under such undertaking shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld or delayed); and provided, further, that the liability of such holder of Registrable Securities shall be limited to the net proceeds received by such selling holder from the sale of Registrable Securities covered by such Registration Statement.
               (c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder or under the undertaking contemplated by Section 8(b) (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay

16

such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.
               (d) Contribution. If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.
          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a selling holder of Registrable Securities (other than the Company) shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 8(b) by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in

17

connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
     Section 9. Rule 144.
               (a) After an initial Public Offering, the Company shall (i) use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, (ii) take such further action as any holder of Registrable Securities may reasonably request, and (iii) furnish to each holder of Registrable Securities forthwith upon written request, (x) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company, and (z) such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements.
               (b) The foregoing provisions of this Section 9 are not intended to modify or otherwise affect any restrictions on transfers of securities contained in the LLC Agreement or any stockholders or investors rights agreement to which a Shareholder may be subject relating to Registrable Securities.
     Section 10. Underwritten Registrations. If any Demand Registration is an underwritten offering, the holders of a majority of the Registrable Securities to be included in such Demand Registration shall have the right to select the investment banker or investment bankers and managers to administer the offering. The Company shall have the right to select the investment banker or investment bankers and managers to administer any Piggyback Registration.
          No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell the Registrable Securities it desires to have covered by a Registration Statement on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, provided that such Person shall not be required to make any representations or warranties other than those related to title and ownership of such Person’s shares and as to the accuracy and completeness of statements made in a Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company or the managing underwriter by such Person for use therein.
     Section 11. Alternative IPO Entities. In the event that the Company, EFH or any of its subsidiaries elects, subject to the terms and conditions of the Investor Rights Agreement, to effect an underwritten public offering of equity securities for an entity, the only material asset of which is its direct or indirect interest in the Company or all or substantially all of the assets of the Company (such entity, the “Alternative IPO Entity”), rather than the LLC Units, whether as a

18

result of a reorganization of the Company or otherwise, and subject in each case to the provisions of the Investor Rights Agreement, EFH and the Company shall cause the Alternative IPO Entity to enter into an agreement with the Shareholders (or (i) if the Alternative IPO Entity is a Shareholder, then with respect to that Shareholder, that Shareholder’s parent entity, and (ii) upon the consummation of an Equity and Debt Transfer (as defined in the Investor Rights Agreement), then, with respect to the Minority Member, the Indirect Shareholders (as defined in the Investor Rights Agreement)) that provides the Shareholders (or such parent entity or group of Indirect Shareholders, as applicable) with registration rights with respect to the equity securities of the Alternative IPO Entity that are substantially the same as, and in any event no less favorable in the aggregate to, the registration rights provided to the Shareholders in this Agreement; provided that, for purposes of providing registration rights to the Indirect Shareholders, the Indirect Shareholders shall be treated as a single entity and the sufficiency of such registration rights shall be considered on the basis of the aggregate registration rights granted to the Indirect Shareholders collectively. Subject to the provisions of the Investor Rights Agreement, the Shareholders agree to cooperate and take all necessary or desirable actions to effect any such reorganization, recapitalization, restructuring or similar transaction, including the conversion of the LLC Units into a substantially equivalent common equity security in the Alternative IPO Entity (acknowledging that the Alternative IPO Entity may be an entity treated as a corporation for federal income tax purposes).
     Section 12. Miscellaneous.
               (a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this section, may not be amended, restated, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Initial Member; provided, however, that any modification, alteration, supplement or amendment of this Agreement that has a disproportionate material adverse effect on the rights, obligations, powers or interests of any Shareholder in its capacity as a Shareholder relative to all Shareholders in their capacities as Shareholders, shall require the agreement of such Shareholder. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by those holders of the Registrable Securities being sold by such holders pursuant to such Registration Statement that would be required to approve such matter under this Section 12(a) as if such holders were the only Shareholders remaining.
               (b) Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered; telecopied and confirmed; mailed by certified mail, return receipt requested; or sent via nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

19

(i)	if to the Company or the Initial Member to:

Oncor Electric Delivery Company LLC Energy Plaza 1601 Bryan Street Dallas, Texas 75201-3411 Facsimile: (214) 486-2067 Attention: Legal Department, 22nd Floor

With a copy to:

Baker & McKenzie LLP One Prudential Plaza 130 East Randolph Drive Chicago, Illinois 60601, US Facsimile: (312) 861-7588 Attention: James P. O’Brien

and

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Facsimile: (212) 455-2502 Attention: Andrew W. Smith

(ii)	if to the Minority Member, to:

c/o Borealis Infrastructure Corporation
c/o Borealis Infrastructure Management Inc.
Royal Bank Plaza, South Tower
200 Bay Street
Suite 2100, PO Box 56
Toronto, Ontario M5J 2J2, Canada
Facsimile: (416) 361-6075
Attention: Steven Zucchet

and

Cheyne Walk Investment Pte Ltd.
GIC Special Investments Pte Ltd
1st Floor, York House
45 Seymour Street
London W1H 7LX, United Kingdom
Facsimile: +44 20 7725 3511
Attention: Head, Global Infrastructure Group, with a copy to Stuart
Baldwin

20

With a copy to:

Torys LLP 79 Wellington Street West, Suite 3000 Box 270, TD Centre Toronto, Ontario M5K 1N2, Canada Facsimile: (416) 865-7380 Attention: Krista F. Hill
          Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.
          Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
               (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including the Company and subsequent holders of Registrable Securities acquired, directly or indirectly, from the Shareholders in transfers otherwise permitted pursuant to the LLC Agreement and Investor Rights Agreement; provided, however, that such successor or assign shall not be entitled to such rights unless the successor or assign shall have executed and delivered to the Company an Addendum Agreement substantially in the form of Exhibit A hereto (which shall also be executed by the Company) promptly following the acquisition of such Registrable Securities, in which event such successor or assign shall be deemed a Shareholder for purposes of this Agreement. Except as provided in Section 8 with respect to an Indemnified Party, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.
               (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
               (e) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               (f) Governing Law; Judicial Proceedings. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any otherwise governing principles of conflicts of law.

21

               (g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
               (h) Entire Agreement. This Agreement, the LLC Agreement, the Subscription Agreement and the Investor Rights Agreement are intended by the parties as a final expression of their agreement, and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the registration rights granted by the Company with respect to Registrable Securities. This Agreement, together with the LLC Agreement, the Subscription Agreement and the Investor Rights Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter.
               (i) Securities Held by the Company or its Subsidiaries. Whenever the consent or approval of holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its subsidiaries shall not be counted in determining whether such consent or approval was given by the holders of such required percentage.
               (j) Specific Performance. The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach.
               (k) Term. This Agreement shall terminate with respect to a Shareholder on the date on which such Shareholder ceases to hold Registrable Securities; provided, that such Shareholder’s rights and obligations pursuant to Section 8, as well as the Company’s obligations to pay expenses pursuant to Section 7, shall survive with respect to any registration statement in which any Registrable Securities of such Shareholder were included and, for the avoidance of doubt, any underwriter lock-up that a Shareholder has executed prior to a Shareholder’s termination in accordance with this Section 12(k) shall remain in effect in accordance with its terms.
               (l) Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any state court sitting in the City of New York, Borough of Manhattan and the United States District Court for the Southern District of New York, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted

22

by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.
          Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of subsection (b) of this Section 12.
          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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          IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:
Name:
Title:

TEXAS TRANSMISSION INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS CORPORATION, its sole member

By:
Name:
Title:

By:
Name:
Title:

ENERGY FUTURE HOLDINGS CORP. (solely for purposes of Section 11)

By:
Name:
Title:

EXHIBIT A
ADDENDUM AGREEMENT
     This Addendum Agreement is made this ___day of                     , 20___, by and between                                                              (the “New Shareholder”) and Oncor Electric Delivery Company LLC (the “Company”), pursuant to a Registration Rights Agreement dated as of [                    ], 2008 (the “Agreement”), between and among the Company and the Shareholders. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
     WHEREAS, the Company has agreed to provide registration rights with respect to the Registrable Securities as set forth in the Agreement;
     WHEREAS, the New Shareholder has acquired Registrable Securities directly or indirectly from a Shareholder; and
     WHEREAS, the Company and the Shareholders have required in the Agreement that all persons desiring registration rights must enter into an Addendum Agreement binding the New Shareholder to the Agreement to the same extent as if it were an original party thereto;
     NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Shareholder acknowledges that it has received and read the Agreement and that the New Shareholder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if it were an original party to the Agreement and shall be deemed to be a Shareholder thereunder.

New Shareholder

By:
Address:

Exhibit A-1

          AGREED TO on behalf of the Company pursuant to Section 12(c) of the Agreement.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:

Exhibit A-2

EXHIBIT C

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ONCOR ELECTRIC DELIVERY COMPANY LLC
Dated as of                     , 2008

Table of Contents

		Page
Section 1.	Name	2
Section 2.	Principal Business Office	2
Section 3.	Registered Office	2
Section 4.	Registered Agent	2
Section 5.	Fiscal Year	2
Section 6.	Members; Membership Interests; Actions by Members	2
Section 7.	Certificate of Formation	2
Section 8.	Purpose	2
Section 9.	Powers	2
Section 10.	Management	2
Section 11.	Independent Directors	2
Section 12.	Officers	2
Section 13.	Limited Liability	2
Section 14.	Capital Contributions	2
Section 15.	Additional Contributions	2
Section 16.	Tax Classification and Allocations of Profits and Losses	2
Section 17.	Distributions	2
Section 18.	Books and Records	2
Section 19.	Reports; Member Information	2
Section 20.	Other Business	2
Section 21.	Exculpation and Indemnification	2
Section 22.	Assignments	2
Section 23.	Resignation	2
Section 24.	Dissolution	2
Section 25.	Waiver of Partition; Nature of Interest	2
Section 26.	Benefits of Agreement; No Third Party Rights	2
Section 27.	Severability of Provisions	2
Section 28.	Entire Agreement	2
Section 29.	Binding Agreement	2
Section 30.	Governing Law; Judicial Proceedings	2
Section 31.	Amendments	2
Section 32.	Counterparts	2
Section 33.	Notices	2

Schedules:

Schedule A Definitions
Schedule B Members and LLC Units
Schedule C Management Agreement
Schedule D Directors
Schedule E Officers

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ONCOR ELECTRIC DELIVERY COMPANY LLC
     This Second Amended and Restated Limited Liability Company Agreement of ONCOR ELECTRIC DELIVERY COMPANY LLC (the “Company”), is entered into as of [___], 2008 by ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Initial Member”), Texas Transmission Investment LLC, a Delaware limited liability company (the “Minority Member”), and Oncor Management Investor LLC, a Delaware limited liability company (the “Management Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.
          WHEREAS, Oncor Electric Delivery Company (the “TX Corporation”) was organized as a Texas corporation;
          WHEREAS, the board of directors of the TX Corporation approved the conversion of the TX Corporation to a Delaware limited liability company and the adoption of the Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated October 9, 2007 (the “Initial LLC Agreement”), pursuant to and in accordance with the applicable laws of the State of Texas, including Article 5.17 through Article 5.20 of the Texas Business Corporation Act (the “TX Act”);
          WHEREAS, the TX Corporation was converted to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and the TX Act by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company and a Certificate of Formation of the Company (the “Conversion”);
          WHEREAS, pursuant to the Initial LLC Agreement and the Conversion, the Initial Member was admitted as a member of the Company; and
          WHEREAS, pursuant to the Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated October 10, 2007 (the “Amended LLC Agreement”), the Initial LLC Agreement was amended and restated.
          NOW THEREFORE, the Members, by their execution of this Agreement, hereby amend and restate the Amended LLC Agreement to provide, among other things, for the admission of each of the Minority Member and the Management Member as Members, and further agree as follows:
Section 1. Name.
          The name of the limited liability company continued hereby is ONCOR ELECTRIC DELIVERY COMPANY LLC.

Section 2. Principal Business Office.
     The principal business office of the Company shall be located at 1601 Bryan Street, Dallas, Texas 75201 or such other location as may hereafter be determined by the Members.
Section 3. Registered Office.
     The address of the registered office of the Company in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, in the City of Wilmington, County of New Castle, Delaware 19801.
Section 4. Registered Agent.
     The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are RL&F Service Corp., One Rodney Square, in the City of Wilmington, County of New Castle, Delaware 19801.
Section 5. Fiscal Year.
     Unless otherwise determined by the Board, the fiscal year of the Company shall be the calendar year.
Section 6. Members; Membership Interests; Actions by Members.
     (a) The mailing address of each Member is set forth on Schedule B attached hereto. Each of the Initial Member, the Minority Member and the Management Member (effective, in respect of the Management Member, on the date it is first issued LLC Units) is hereby or was heretofore admitted to the Company as a member of the Company, and hereby continues as such. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, or shall be considered, a Member.
     (b) The Interests will be evidenced by LLC Units, which LLC Units shall represent and include any and all benefits to which each Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and conditions of this Agreement. Each Interest will constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.
     (c) Unit Certificates. Unless and until the Board shall determine otherwise, LLC Units shall be uncertificated and recorded in the books and records of the Company (including

Schedule B). To the extent any LLC Units are certificated, such certificates shall be in the form approved by the Board from time to time. The Board may determine the conditions upon which a new LLC Unit certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give an agreement of indemnity or a bond, with sufficient surety, to indemnify the Company and each transfer agent and registrar agent, if any, against any and all losses and claims that may arise as a result of the issuance of a new certificate in place of the one so lost, stolen or destroyed. Each LLC Unit certificate shall bear a legend on the face thereof in the following form:
          “TRANSFER IS SUBJECT TO RESTRICTIVE LEGENDS ON BACK.”
     and shall bear a legend on the reverse side thereof substantially in the following form:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BOARD OF DIRECTORS SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE FEDERAL, FOREIGN, STATE, PROVINCIAL, SECURITIES OR OTHER SIMILAR LAWS). EACH INTEREST SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8 102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995. NOTWITHSTANDING ANY PROVISION OF THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ONCOR ELECTRIC DELIVERY COMPANY LLC (THE “LLC AGREEMENT”) TO THE CONTRARY, TO THE EXTENT THAT ANY PROVISION OF THE LLC AGREEMENT IS INCONSISTENT WITH ANY NON-WAIVABLE PROVISION OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE (6 DEL. C. § 8-101, ET SEQ.) (THE “UCC”), SUCH PROVISION OF ARTICLE 8 OF THE UCC SHALL CONTROL. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER

TERMS AND CONDITIONS SET FORTH IN THE LLC AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT RELATING TO THE COMPANY, EACH DATED AS OF •, 2008, AS EITHER MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL BUSINESS OFFICE. ANY TRANSFER MADE IN CONTRAVENTION OF SUCH RESTRICTIONS ON TRANSFER SHALL BE, TO THE FULLEST EXTENT PERMITTED BY LAW, NULL AND VOID.”
     (d) In addition to the legend required by Section 6(c) above, each Member agrees that each LLC Unit certificate heretofore or hereafter issued by the Company shall also bear such other legends as may be required by Law or the Board, including any such legend that the Members shall direct the Board to include pursuant to any investor rights agreement, sale participation agreement or shareholders agreement. Any such legend and the legend set forth in Section 6(c) shall be removed by the Board upon the request (which shall include customary representations and opinions of counsel if reasonably requested by the Board) of a Member when such legend is no longer applicable.
     (e) Unless otherwise specified herein, any matter requiring the action, consent or approval of the Members hereunder shall require action, consent or approval of the Members owning at least a majority of the LLC Units.
     (f) Subject to Section 10(i), the Members may act by written consent.
Section 7. Certificate of Formation.
     Jared Richardson, an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Conversion and the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Initial Member thereupon became a member of the Company and the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Initial Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Texas and in any other jurisdiction in which the Company may wish to conduct business.
     The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.
Section 8. Purpose.
     Subject to Section 10(i), the purposes to be conducted or promoted by the Company (directly or through its Subsidiaries) are those of an electric transmission and distribution company, including owning or operating equipment or facilities to transmit and distribute electricity, and to engage in any other activities related or incidental thereto or in anticipation thereof (which, for the avoidance of doubt, shall include the activities of Transition Bond Co. as currently conducted on the date hereof).

Section 9. Powers.
     Subject to Section 10(i), the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 8 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
Section 10. Management.
     (a) Board of Directors. Subject to Section 10(i), the business and affairs of the Company shall be managed by or under the direction of the Board and not by or under the direction of any EFH Group member or any officer or employee thereof. The Board shall have eleven (11) Directors (subject to reduction as provided below), each of which shall be a natural person:
(i)	two (2) of which Directors (x) prior to a Trigger Event (I) will be designated by the Minority Member (or its Permitted Transferee), and indirectly through the Minority Member (or its Permitted Transferee) (pursuant to the applicable provisions set forth in the limited liability company agreement or similar governing document(s) of the Minority Member or its Permitted Transferee) solely by a Person or Persons (each, a “Non-Parent Affiliated Investor”) each of whom (1) directly or indirectly has a limited liability company interest in the Minority Member (or its Permitted Transferee) and (2) does not hold any Direct or Indirect EFH Interest and (II) shall be an employee or representative of a Non-Parent Affiliated Investor and (y) following a Trigger Event will be designated by the Minority Member (or its Permitted Transferee) as it determines in its sole discretion (any Director meeting the foregoing requirements, a “Minority Member Director”, and together with the Directors nominated by the Initial Member and the Director who is an officer of the Company, the “Member Directors”); provided, however, that (A) if the Minority Member (together with its Permitted Transferees) holds less than 15% of the then aggregate outstanding LLC Units but not less than 7.5% of the then aggregate outstanding LLC Units, the Minority Member (or its Permitted Transferee) will designate one (1) Minority Member Director and (B) if the Minority Member (together with its Permitted Transferees) holds less than 7.5% of the then aggregate outstanding LLC Units, the Minority Member (or its Permitted Transferee) will not be entitled to designate any Directors. In the event that, in accordance with the immediately preceding sentence, the Minority Member (or its Permitted Transferee) (A) has the ability to designate only one (1) Director, or (B) does not have the ability to designate any Directors, then the total number of Directors shall be reduced accordingly (i.e., by the number of Directors that the Minority Member (or its Permitted Transferee) is no longer entitled to designate);

(ii)	six (6) of which Directors will be Independent Directors (two of which will be Special Independent Directors) designated by the Initial Member only at the direction, in writing, of the nominating committee of the Initial Member’s board of directors;

(iii)	two (2) of which Directors will be Member Directors designated by the Initial Member, only at the direction, in writing, of the board of directors of the sole member of the Initial Member; and

(iv)	one (1) of which Directors will be an officer of the Company designated by the Initial Member only at the direction, in writing, of the board of directors of the sole member of the Initial Member.
The eleven (11) Directors as of the date hereof are listed on Schedule D hereto. Each Director elected, designated, nominated or appointed in accordance with this Agreement shall hold office (1) until a successor is elected, designated, nominated or appointed and qualified in accordance with this Agreement, (2) in the case of an Independent Director or a Special Independent Director, until such Director fails to qualify as an Independent Director or Special Independent Director, as applicable, (3) in the case of a Minority Member Director, until such Director fails to qualify as a Minority Member Director or (4) until such Director’s earlier death, resignation, expulsion or removal. Each Director shall execute and deliver the Management Agreement. No Director shall be required to be a Member. No Director may concurrently serve as a director of any Subsidiary of Texas Competitive Electric Holdings Company LLC, including any entity that Luminant Holding Company LLC or TXU Energy Company LLC controls.
     In addition to the right to designate Minority Member Directors as provided in Section 10(a)(i), prior to a Trigger Event, the Minority Member shall also have the right, so long as the Minority Member is a Principal Member to designate one non-voting observer to the Board (the “Board Observer”) who will be entitled to attend all meetings of the Board and receive copies of all notices and other materials provided to the Board, provided that the Board Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, and provided, further, that the Company (x) shall be entitled to exclude the Board Observer from such portions of a Board meeting to the extent the Board reasonably determines, after consulting with counsel, that the Board Observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege and (y) shall exclude the Board Observer from that portion of any meeting of the Board related to the discussion of any dividends or distributions to be made by the Company to holders of LLC Units or any transaction contemplated to be entered into between the Company and/or any of its Subsidiaries, on the one hand, and any member of the EFH Group, on the other hand.
     Notwithstanding anything to the contrary in Section 10(a)(i), prior to a Trigger Event, in respect of any Minority Member Director (other than a Minority Member Director who is an employee of OMERS Administration Corporation, Borealis Infrastructure Management Inc. or any of their Affiliates), in the event that a majority of the Independent Directors reasonably determine that such Minority Member Director’s status as a Director is reasonably likely to result in any downgrade of the Company’s credit ratings, the Minority Member agrees to remove such Person as a Minority Member Director and to appoint another Person in replacement of such removed Minority Member Director that would comply with the requirements set forth in Section 10(a)(i).
     If necessary under applicable law, each Member agrees to vote its LLC Units to effectuate the provisions of this Section 10(a).
     (b) Powers. Subject to Section 10(i), the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board has the authority to bind the Company. To the extent of their powers set forth in this Agreement and subject to Section 10(i), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18 402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.
     (c) Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board and communicated in writing to each Director; provided, that, upon such communication to each Director of the Board’s determination of the time and place of a regular meeting, no further notice of any regular meeting to be held at such time and place need be given to any Director, but if the Board determines to make any change with respect to the time or place of a regular meeting, five (5) days’ notice of such change shall be communicated in writing to each Director before such change becomes effective. Special meetings of the Board may be called by the Chief Executive Officer on not less than five (5) days’ written notice to each Director by facsimile, mail, telegram or any other means of written communication, and special meetings shall be called by the Chief Executive Officer, the President or the Secretary in like manner and with like notice upon the written request of any one or more of the Directors; provided, that, notice of a special meeting shall not be required if waived by all Directors, which waiver shall be assumed for any Director attending such special meeting unless attending to object to such meeting. The Board Observer shall be entitled to notice of meetings of the Board as if he or she were a Director, provided that the failure to provide the Board Observer with notice of a Board meeting shall not affect the validity of any actions taken thereat, and provided further that no waiver of notice of a Board meeting from the Board Observer shall be required where all Directors have waived such notice and are relying thereon.
     (d) Quorum; Acts of the Board. Subject to Section 10(i), at all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. For the avoidance of doubt, the attendance (or non-attendance) at a meeting of the Board by the Board Observer shall not be taken into account for purposes of determining whether a quorum is present. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.
     (e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
     (f) Committees of Directors.
(i)	The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)	In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)	Any such committee, to the extent provided in the resolution of the Board designating such committee, and subject to, in all cases, Sections 10(i) and 11, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company specified in the resolution of the Board designating such committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
     (g) Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed additional compensation for attending committee meetings. Chairpersons of standing or special committees may receive compensation, in their capacities as such chairpersons, in addition to any compensation received as a member of any such committee. The Board Observer shall be entitled to reimbursement for expenses, if any, of attendance of meetings of the Board to the same extent as if he or she were a Director, but shall not be entitled to any other compensation from the Company.

     (h) Removal of Directors. Unless otherwise restricted by Law, and subject to Section 11, (i) any Minority Member Director designated by the Minority Member may be removed or expelled, with or without cause, at any time by the Minority Member, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled by action of the Minority Member; provided that, in the event the Minority Member no longer has the right to designate the number of Directors that are currently sitting on the Board as Minority Member Directors, one or both (in accordance with the percentage of the outstanding LLC Units held by the Minority Member and its Permitted Transferees) of the Minority Member Directors shall be automatically removed without any further action by the Minority Member (or its Permitted Transferee) being necessary to effect such removal (in the event that only one of two Minority Member Directors currently sitting on the Board will be removed in accordance with Section 10(a)(i) and this Section 10(h)(i), the Minority Member (or its Permitted Transferee) shall specify the Director to be removed prior to (or, in the case of inaction where the Minority Member (or its Permitted Transferee) is not initially aware of the loss of right to designate a Director, immediately upon notice thereof) any action/inaction by the Minority Member (or its Permitted Transferees) that will trigger any removal of a Director pursuant to Section 10(a)(i) and this Section 10(h)(i), and in that case such Director shall be automatically removed under this Section 10(h)(i)) and upon such removal the Minority Member (or its Permitted Transferee) shall not be entitled to fill any vacancy created thereby, (ii) any Member Director designated by the Initial Member may be removed or expelled, with or without cause, at any time by the Initial Member, only at the direction, in writing, of the board of directors of the sole member of the Initial Member, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled by action of the Initial Member, only at the direction, in writing, of the board of directors of the sole member of the Initial Member, and (iii) any Independent Director, including any Special Independent Director, designated by the Initial Member at the direction of the nominating committee of the Initial Member’s board of directors may be removed or expelled, with or without cause, at any time by the Initial Member only at the direction, in writing, of the nominating committee of the Initial Member’s board of directors, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled, by action of the Initial Member only at the direction, in writing, of the nominating committee of the Initial Member’s board of directors.
     (i) Limitations on the Company’s and its Subsidiaries’ Activities.
(i)	For so long as the Initial Member qualifies as a Principal Member, neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of the Initial Member:
(A)	continue the Company or any of its Subsidiaries under the laws of another jurisdiction;

(B)	enter into or authorize any material transactions with a third party outside the ordinary course of business including, but not limited to, mergers or acquisitions, substantial dispositions or transfers, or any material investment in any partnership, consortium, joint venture or other similar enterprise;

(C)	authorize, issue, sell, acquire, repurchase or redeem any LLC Units or other equity interest (or option, warrant, conversion or similar right with respect to or based upon the value of any equity interest) in or of the Company or any of its Subsidiaries, provided that, for greater certainty, no LLC Units may be repurchased or redeemed without the prior written consent of the holder thereof;

(D)	cause any of the Company’s or any of its Subsidiaries’ facilities, assets or paper facilities in the Energy Reliability Council of Texas region to become subject to any greater scope or degree of jurisdiction of the Federal Energy Regulatory Commission than the scope or degree of jurisdiction exercised on January 1, 2007; or

(E)	enter into any contract, arrangement, understanding or other similar agreement to effectuate any of the foregoing.
(ii)	Neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of each Principal Member:
(A)	unless required by law or a change in generally accepted accounting principles (“GAAP”), make any material change in the accounting methods of the Company or any of its Subsidiaries;

(B)	subject to Section 3.7 of the Investor Rights Agreement, cause the Company or any of its Subsidiaries to be treated as a corporation for federal income tax purposes under Treasury Regulations Section 301.7701-3; or

(C)	waive or fail to enforce in a commercially reasonable manner any rights or claims to a material payment against any party arising under the Tax Sharing Agreement.
(iii)	So long as any Obligation is outstanding, the Members shall not (A) amend, alter, change or repeal Sections 8, 9, 10(b) through (h), or 27 or the definitions in Schedule A of this Agreement that relate to the foregoing Sections referred to in this clause (A), in each case without the written consent of a majority of the Board and of each of the Principal Members or (B) amend, alter, change or repeal the definitions of “Independent Director” or “Special Independent Director”; Sections 10(a), 10(i) (except as set forth in Section 10(i)(vi)(F)), 11, 12, 13, 21, 23, 25, 26, or 30; any provision hereof that states that it is subject to Section 10(i), if such amendment would cause such provision no longer to be subject to Section 10(i); or the definitions in Schedule A of this Agreement that relate to the foregoing Sections referred to in this clause (B) in each case without the written consent of (1) a majority of the Board, (2) all Independent Directors and (3) each of the Principal Members; provided, that the

Members may amend any provision hereof reasonably required in good faith to accommodate the admission of any additional Member, other than an Affiliate of Energy Future Holdings Corp. (including the establishment of relative voting rights of the Members and an increase in the number of Directors, including Independent Directors), but no such amendment shall (1) limit the obligation of the Company to comply with the Separateness Undertakings (defined below), or (2) otherwise limit the rights and powers of the Independent Directors. Except as provided in the foregoing sentence, the Members reserve the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iv)	Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, the Board, any Officer or any other Person, neither the Members nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company or any of its Subsidiaries without (a) the prior written consent of the Initial Member (so long as it is a Principal Member) and (b) the affirmative vote of (x) all of the Directors present and voting (which shall in any event include all Independent Directors) and (y) so long as the Minority Member is a Principal Member, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action, to take any Material Action; provided that, if in the proposed transaction the Minority Member is given the same rights and protections as the Minority Member would be entitled to have in a Required Sale (as defined in the Investor Rights Agreement) under Section 3.3 of the Investor Rights Agreement, then in order to take the actions described in clause (i) of the definition of Material Action, the Company shall be permitted to take such actions with (a) the prior written consent of the Initial Member and (b) the affirmative vote of all of the Member Directors designated by the Initial Member present and voting and all of the Independent Directors.

(v)	The Board and the Members shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises as well as the existence, rights (charter and statutory) and franchises of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.

(vi)	To ensure separateness from the EFH Group, so long as any Obligation is outstanding, the Board and the Members shall use their best efforts to cause the Company to take or refrain from taking, as the case may be, the following actions (clauses (A) through (BB) below are collectively referred to as the “Separateness Undertakings”):
(A)	at all times hold itself out to the public and all other Persons as a legal entity separate from the Initial Member and any other Person;

(B)	use stationery, invoices, checks, logos and other business forms separate from any EFH Group member;

(C)	not transfer any material assets or facilities to any EFH Group member, other than any such transfer that is (w) both on a commercially reasonable basis and approved by (i) a majority of the Directors and (ii) prior to a Trigger Event, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such transaction; (x) pursuant to an agreement allowed, with respect to transactions with EFH Group members, under clause (E) below; (y) allowed, with respect to distributions, under Section 17 hereof; or (z) allowed, with respect to taxes, under clause (BB) below;

(D)	not enter into any pledge, encumbrance or guaranty, or otherwise become intentionally liable for, or pledge or encumber its assets to secure the liability, debts or obligations of any EFH Group member;

(E)	maintain an arm’s-length relationship with the EFH Group members and only enter into transactions with the EFH Group members that are both (1) on a commercially reasonable basis and (2) if such transaction is material, approved by (i) a majority of the Directors and (ii) prior to a Trigger Event, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such transaction, other than (a) distributions by the Company in accordance with the Dividend Policy, (b) the Reimbursement Agreements, and (c) payments by the Company pursuant to clause (BB) below, all of which shall in all events be permitted hereunder;

(F)	not amend or modify its Dividend Policy, except as approved by the Principal Members and at least a majority of the Board present and voting, which approval must include (i) a majority of the Independent Directors, (ii) all of the Member Directors designated by the Initial Member and (iii) prior to a Trigger Event, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such matter;

(G)	not hold out its credit as being available to satisfy the debts or obligations of any EFH Group member;

(H)	maintain accurate books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of any other entity, except for other Ring-Fenced Entities;

(I)	maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities from those of the EFH Group;

(J)	except with respect to the Commingled Funds, not commingle any of its facilities, assets, funds or liabilities with the facilities, assets, funds or liabilities of the EFH Group members;

(K)	observe appropriate organizational procedures and formalities, including holding at least annual meetings or actions pursuant to written consent of the Board and keeping minutes of such meetings and actions;

(L)	cause all material transactions and agreements between it and any one or more of the EFH Group members (including transactions and agreements pursuant to which the assets or property of one is used or to be used by the other) to be entered into in the names of the entities that are parties to the transaction or agreement and to be formally documented in writing;

(M)	except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, conduct transactions with the EFH Group members and third parties in its name and as an entity that is separate and distinct from the EFH Group members;

(N)	except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, pay its own liabilities, expenses and losses only from its own assets;

(O)	except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;

(P)	to the extent that it and EFH Group members jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and reasonably the costs and expenses incurred in so doing between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

(Q)	to the extent that it contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the EFH Group members, allocate fairly, appropriately and reasonably the costs incurred in so doing to the entity for whose benefit the goods or services are provided, with the result that each such entity bears its fair share of all such costs;

(R)	to the extent that officers or other employees of the EFH Group members perform services for the Company, cause the Company to pay the fair, appropriate and reasonable costs and expenses related to providing such services;

(S)	to the extent that it occupies any premises in the same location or shares the use of equipment with the EFH Group members, allocate fairly, appropriately and reasonably any rent and overhead expenses among and between such entities with the result that each bears its fair share of all such rent and expenses;

(T)	cause its employees, representatives and agents (1) to hold themselves out to third parties as being its employees, representatives or agents, as the case may be, it being understood that it need not have its own dedicated employees, (2) to refrain from holding themselves out as employees, representatives or agents of any EFH Group member, and (3) with respect to each employee of the Company, not concurrently to be an employee of a EFH Group member;

(U)	maintain separate annual financial statements from the EFH Group prepared in accordance with GAAP showing its assets and liabilities separate and distinct from those of any other entities (other than its Subsidiaries); provided, that these financial statements may be prepared on a consolidated basis for all of the Ring-Fenced Entities, collectively;

(V)	to the extent its financial statements are to be consolidated with the financial statements of any other entities (other than its Subsidiaries), (1) cause to be included in such consolidated financial statements (or in an accompanying statement) a footnote or other description of the separateness of it and its Subsidiaries’ assets, liabilities, business functions and operations to ensure that such separate assets, liabilities, business functions and operations are readily distinguishable by any person receiving or relying upon a copy of such consolidated financial statements, and (2) for so long as any Obligations are outstanding, file its separate annual financial statements with the SEC, or, if no Obligations are outstanding, make its separate annual financial statements available to the public on its website;

(W)	pay or bear the cost of the preparation of its financial statements, and have such financial statements audited by an independent certified public accounting firm; provided, that such audit must be conducted by a team of auditors from such certified public accounting firm that does not include any member of the team of auditors for the EFH Group members;

(X)	correct any known material misunderstanding regarding its identity as an entity separate from any EFH Group member;

(Y)	not make any loans to any EFH Group member or buy or hold any indebtedness or other securities or obligations issued by any EFH Group member (other than (1) trade accounts receivable incurred in the ordinary course of business on an arm’s-length commercially reasonable basis payable within 60 days, (2) obligations incurred under the Reimbursement Agreements, and (3) other obligations (other than obligations for borrowed money) incurred on an arm’s-length, commercially reasonable basis);

(Z)	not permit any of its assets to be held in the name of another Person, except (1) in the name of a Person that is not a EFH Group member pursuant to a documented trust or similar arrangement, and (2) commingled funds identified as exceptions to subsection (J) above;

(AA)	maintain adequate capital and a sufficient number of employees or contractual relationships with parties other than the EFH Group members for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and

(BB)	pay its fair share of taxes determined substantially as if the Company were a stand-alone corporation.

Failure of the Company, or any Member or the Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or the Directors.
(vii)	Neither the Company nor any of its Subsidiaries shall take any of the following actions:

(A)	any acquisition of or investment in any third party Person (or in respect of the assets of any third party Person) which involves the purchase of or investment in assets located outside of the State of Texas for consideration in respect of such assets in excess of $1.5 billion (or its equivalent in non-cash consideration or property or assets), except as approved by, so long as the Minority Member continues to be a Principal Member, (x) the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action and (y) a majority of the Independent Directors; and

(B)	prior to a Trigger Event, approve any annual budget if the aggregate amount of the capital and operating and maintenance expenditures in such annual budget is a more than 10% decrease from the capital and operating and maintenance expenditures in the annual budget for the immediately prior fiscal year, unless such annual budget is approved by (x) a majority of the Independent Directors and (y) the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action; provided that budgeted amounts for any emergency expenditures and any expenditures that results from changes in regulatory or legal requirements, including, but not limited to, regulatory rulings of the Public Utility Commission of Texas, shall be disregarded when calculating such amounts.
(viii)	To ensure separateness from the EFH Group members, the Company shall cause each Subsidiary of the Company whose organizational documents do not contain separateness provisions comparable to the provisions of Section 10(i) (other than Transition Bond Co.) of this Agreement to take or refrain from taking, as the case may be, actions with respect to such Subsidiary of the type described in Section 10(i)(vi) hereof and shall cause each such Subsidiary to take actions with respect to itself of the type described in clauses (ii) and (iv) of the definition of Material Actions only if authorized by the Directors in a manner similar to Section 10(i)(iv).
Section 11. Independent Directors.
     The Initial Member, at the direction, in writing, of the nominating committee of the Initial Member’s board of directors, shall designate Independent Directors as necessary to cause, at all times, (i) at least six (6) (or such greater number as shall constitute a majority of the Directors if the number of Directors is ever increased by amendment to this Agreement) members of the Board to be Independent Directors, at least two (2) of which Independent Directors shall be Special Independent Directors. To the fullest extent permitted by applicable Law, including Section 18 1101(c) of the Act, the Independent Directors shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on any Material Action. No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor shall have accepted his or her appointment as an Independent Director by a written instrument reasonably acceptable to the Company, which may be a counterpart signature page to the Management Agreement. In the event of a vacancy in the position of Independent Director, the Initial Member shall, as soon as practicable at the direction, in writing, of the nominating committee of the Initial Member’s board of directors, designate a successor Independent Director. All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 11, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have fiduciary duties of loyalty and care identical to those of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.
Section 12. Officers.
     (a) Officers. The Officers of the Company as of the date hereof are listed on Schedule E hereto. The Officers of the Company shall consist of at least a Chief Executive Officer, a President, a Secretary and a Treasurer. The appointment or removal of the Chief Executive Officer or the Chief Financial Officer of the Company shall require a majority vote of the Board, which shall in any event include the unanimous vote of the Member Directors designated by the Initial Member (other than any such Member Director that is also an officer or employee of the Company). Additional Officers of the Company, if any, shall be chosen by the Board. The Board may also choose one or more Vice Presidents, Assistant Secretaries, and Assistant Treasurers. Any number of offices may be held by the same person, except that the President and the Secretary shall not be the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer, except as provided above with respect to the Chief Executive Officer and the Chief Financial Officer, may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company, except as provided above with respect to the Chief Executive Officer and the Chief Financial Officer, shall be filled by the Board. The Officers shall have such powers and duties as usually pertain to their offices, respectively, as well as such powers and duties as may from time to time be conferred by the Board. No Officer of the Company may concurrently be an officer of any EFH Group member.
     (b) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 10(i), the actions of the Officers taken in accordance with such powers shall bind the Company.
     (c) Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have fiduciary duties of loyalty and care identical to those of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.
Section 13. Limited Liability.
     Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any Member nor any Director (nor former Member or Director) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.
     The Members hereby agree that, except as otherwise expressly provided herein or required by applicable law, no Member shall have an obligation to return money or other property paid or distributed to such Member whether or not such distribution was in violation of the Act, except to the extent arising from gross negligence, fraud, willful breach of this Agreement or a willful illegal act of such Member. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such return, such obligation shall be the obligation of such Member and not of any other Person.
Section 14. Capital Contributions.
     The Members have contributed to the Company property of an agreed value as listed on Schedule B attached hereto.
Section 15. Additional Contributions.
     No Member is required to make any additional capital contribution to the Company. To the extent that, with the written consent of the Board, any Member makes an additional capital contribution to the Company, any Officer authorized by the Board shall revise Schedule B of this Agreement to reflect such additional capital contribution. The provisions of this Agreement, including this Section 15, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.
Section 16. Tax Classification and Allocations of Profits and Losses.
     (a) Partnership Status. Subject to Section 3.7 of the Investor Rights Agreement, the Board shall take such actions as are necessary to cause the Company and its Subsidiaries to be treated as partnerships or disregarded entities, as the case may be, for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3, and neither the Board nor any person shall take any action that would affect such status without the prior written consent of each of the Principal Members.

     (b) Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv) and, to the extent not inconsistent with such regulation, the other provisions of this Agreement. The Capital Account of each Member shall be credited with such Member’s Capital Contributions with respect to the limited liability company interests in the Company acquired by it, if any, all items of income and gain allocated to such Member pursuant to Section 16(c) and any items of income or gain which are specially allocated pursuant to Section 16(d); and shall be debited with all items of loss and deduction allocated to such Member pursuant to Section 16(c), any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 16(d), and all cash and the Book Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any LLC Units (or portion thereof) in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred limited liability company interests (or portion thereof).
     (c) Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the Capital Account of each Member is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 17(a) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 17(a) to the Members immediately after making such allocation, minus (ii) such Member’s share of Member Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
     (d) Special Allocations. Notwithstanding any other provision in this Section 16:
(i)	Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 16(d)(i) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(ii)	Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 16(d)(ii) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Section 16 have been tentatively made as if this Section 16(d)(ii) were not in this Agreement. This Section 16(d)(ii) is intended to comply with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iii)	Gross Income Allocation. If any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 16(d)(iii) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 16 have been tentatively made as if Section 16(d)(ii) and this Section 16(d)(iii) were not in this Agreement.

(iv)	Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members ratably in accordance with such Member’s LLC Units as set forth on Schedule B of this Agreement.

(v)	Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(vi)	Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 16(d)(ii) or 16(d)(iii) hereof shall be taken into account in computing subsequent allocations pursuant to Section 16(c) and this Section 16(d)(vi), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 16(d)(ii) or 16(d)(iii) had not occurred.

     (e) Income Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Code Section 704(b) and 704(c) so as to take into account the difference between Book Value and adjusted tax basis using the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d).
     (f) Tax Matters Member. For so long as the Initial Member is a Principal Member, the Initial Member shall be the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”). If the Initial Member ceases to be a Principal Member, Members owning at least a majority of the LLC Units shall be entitled to appoint a new Tax Matters Member to replace the Initial Member. The Tax Matters Member shall determine (a) the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company on its Tax returns, (b) the accounting methods and conventions under the Tax Laws of the United States, the several states and other relevant jurisdictions applicable to the treatment of any such item and (c) any other method or procedure related to the preparation of such Tax returns. The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. All elections required or permitted to be made by the Company, and all other Tax decisions and determinations relating to U.S. federal, state or local Tax matters of the Company, shall be made by the Tax Matters Member. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Member. The Tax Matters Member shall, upon request of the Minority Member, provide the Minority Member with information in respect of any of the foregoing and shall use its reasonable best efforts to keep the Minority Member apprised of any material developments on matters in respect of which the Minority Member has requested to be kept so apprised.
     (g) Tax Withholding. To the extent the Company is required by Law to withhold or to make Tax payments on behalf of or with respect to any Member (“Tax Advances”), the Company may withhold such amounts and make such Tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. If a distribution to a Member is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for Taxes, penalties, additions to Tax or interest) with respect to income attributable to or distributions or other payments to such Member.
Section 17. Distributions.
     (a) Subject to subsections (b), (c) and (d) of this Section 17, distributions shall be made to the Members at such times and in such aggregate amounts as may be determined by the

Board from time to time. Distributions after the date hereof shall be made pro rata to the Members in accordance with their respective LLC Units as reflected on Schedule B of this Agreement; provided, that neither (i) the special distribution of the proceeds of the Minority Member’s contribution of capital to the Company on or about the date hereof in exchange for the first issuance to it of LLC Units contemplated by the Subscription Agreement nor (ii) the special distribution of the proceeds of the Management Member’s contribution of capital to the Company on or after the date hereof in exchange for the first issuance to it of LLC Units contemplated by the Management Subscription (as defined in the Subscription Agreement) shall be made pro rata to the Members but rather shall be made exclusively to the Initial Member as a reimbursement of capital expenditures to EFH (indirectly through the Initial Member) as described in Treasury Regulation § 1.707-4(d), and neither the Minority Member nor the Management Member shall have any rights to participation in such special distributions (the “Proceeds Distributions”); provided further, that each Ordinary Course Dividend (as defined below) shall be distributed to Members and former Members holding LLC Units at any time during the applicable quarterly period in respect of which such Ordinary Course Dividend is calculated, pro rata to such Members based on (1) the number of days in such period that such Member held LLC Units relative to the total number of dates in such period and (2) such Members’ respective ownership share of LLC Units as a percentage of the total outstanding LLC Units held by all such Members on each such day. The Company shall cause each of the Proceeds Distributions to be made promptly on the date that the Company receives the funds therefor from the Minority Member or the Management Member, as applicable.
     (b) Subject to subsection (d) of this Section 17, the Company shall make quarterly distributions to the Members equal to the net income of the Company or such greater amount as is permitted by Section 17(d)(ii) (“Ordinary Course Dividends”).
     (c) Subject to subsection (d) of this Section 17, the Company shall distribute all of the proceeds of any issuance of LLC Units, unless otherwise directed by the Members; provided that, each of the Proceeds Distributions shall be distributed as set forth in Section 17(a) unless otherwise directed by the Initial Member.
     (d) Notwithstanding any other provision contained in this Agreement,
(i)	the Company shall not make any distribution to the Members on account of its interest in the Company if such distribution would violate the Act or other applicable law;

(ii)	other than any distributions made pursuant to Section 17(c) (including, for greater certainty, the Proceeds Distributions), the Company shall not make any distribution to the Members to the extent that the amount of such proposed distribution, plus the sum of all prior distributions made at any time following the first business day after October 10, 2007 (the “Reference Date”), other than any distribution made pursuant to Section 17(c) (including, for greater certainty, the Proceeds Distributions), by the Company to the Members, exceeds the cumulative net income of the Company (determined in accordance with GAAP) for the period beginning on the Reference Date to the date of such proposed distribution;

provided, however, that the restriction on distributions set forth in this Section 17(d)(ii) shall cease to apply and shall be of no further force or effect on and after January 1, 2013;

(iii)	the Company shall defer making any distribution to the Members so long as and to the extent that such distribution would cause the debt-to-equity ratio of the Company for regulatory purposes of the Company to be above the debt-to-equity ratio established from time to time by the Public Utility Commission of Texas for ratemaking purposes;

(iv)	other than in respect of the Proceeds Distributions, the Company shall not distribute any amounts to the Members to the extent that the Board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of the Company; and

(v)	other than in respect of the Proceeds Distributions, the Independent Directors, acting by majority vote, or, at any time prior to a Trigger Event, any Minority Member Director, shall have the authority to prevent the Company from making any distribution if they determine that it is in the best interests of the Company to retain such amounts to meet expected future requirements of the Company (including continuing compliance with the debt-to-equity ratio described above in subsection (d)(iii) of this Section 17).
     (e) Subsections (a) through (d) of this Section 17 constitute the Company’s “Dividend Policy.”
Section 18. Books and Records.
     The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Company. The Members who hold in excess of 5% of the then-outstanding LLC Units and their duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Board on behalf of the Company, shall have the right, pursuant to Section 18-305(c) of the Act, to keep confidential from any Member certain information as the Board deems necessary or appropriate.
Section 19. Reports; Member Information.
     (a) On such date as may be agreed by the Initial Member and the Company, but in no event later than (i) five (5) days with respect to quarterly statements and (ii) ten (10) days with respect to annual statements prior to the date on which the EFH Group (a) is required by law or any contractual obligation or regulatory commitment to file consolidated financial statements with the SEC or deliver consolidated financial statements to any other Person (which filing or delivery date shall be communicated to the Company at least 40 days in advance of the Company’s obligation to deliver the same) or (b) expects to file consolidated financial statements with the SEC or deliver consolidated financial statements to any other Person in connection with an offering of securities (which filing or delivery date shall be communicated to the Company at least 40 days in advance of the Company’s obligation to deliver the same), the Board shall cause to be prepared all annual audited or quarterly unaudited financial statements, as applicable, and disclosures and certifications required under this Agreement or necessary for such information to be filed or delivered, along with any other information reasonably requested by the Initial Member for inclusion in the EFH Group’s consolidated financial statements or SEC filings. Copies of all such financial statements shall promptly be forwarded to the Minority Member.
     (b) As soon as reasonably practicable after the end of each taxable year but not later than two hundred and seventy (270) days after the end of each taxable year, the Company shall send to each Member a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such taxable year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own Tax returns. The Company shall bear the cost of the preparation and filing of its Tax returns with respect to the Company and its Subsidiaries, but shall not bear any additional costs related primarily to any specific Member.
     (c) Upon request of the Company, each Member agrees to furnish the Company with all information concerning itself and, the case of the Minority Member, Minority Member Parent (or the ultimate U.S. taxpayer(s) invested in Minority Member Parent, in the event that neither Minority Member nor Minority Member Parent is a U.S. federal income taxpayer), and their respective directors and officers as may be required to be disclosed by applicable law, regulation or written orders from any Governmental Authority or reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Company or any of its Subsidiaries to any third party and/or any Governmental Authority.
Section 20. Other Business.
     To the extent permitted by law and subject to Section 10(i), any Member and any Affiliate of a Member (or a direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates, including without limitation through participation in the Management Member) may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the pursuit of any such investment or venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     No Member, Director or Affiliate of the foregoing (or any direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates, including without limitation through participation in the Management Member) shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Member, Director or

Affiliate of the foregoing (or any direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates including without limitation through participation in the Management Member) shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.
Section 21. Exculpation and Indemnification.
     (a) To the fullest extent permitted by law, no Covered Person shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.
     (b) To the fullest extent permitted by applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person’s fraud, gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 21 by the Company shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.
     (c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in this Section 21.
     (d) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.
     (e) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnified Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Indemnified Person. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.
     (f) The foregoing provisions of this Section 21 shall survive any termination of this Agreement.
Section 22. Assignments.
     (a) Subject to compliance with this Section 22(a) and any transfer restrictions, requirements or commitments of a Member in any stockholders, investor rights, sale participation or registration rights agreement(s) to which such Member is a party relating to its LLC Units, a Member may assign in whole or in part its LLC Units. The transferee shall be admitted to the Company as a Member of the Company upon its execution of a counterpart signature page to this Agreement and a joinder agreement or other instrument reasonably acceptable to the Company signifying its agreement to be bound by the terms and conditions of this Agreement and assume the obligations of the transferor Member hereunder in respect of the transferred LLC Units. If the Member transfers all of its remaining LLC Units in the Company pursuant to this Section 22(a), the admission of the transferee shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation in compliance with this Agreement shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.
     (b) Any attempted assignment or transfer of LLC Units in contravention of this Section 22 shall, to the fullest extent permitted by law, be null and void, and the Company shall not be bound by or recognize any such attempted Transfer on the books and records of the Company.
     (c) The rights of each of the Initial Member and the Minority Member to designate Director(s) to the Board shall be assignable (in whole but not in part) without the consent of the Company, the Board or any other Members, in connection with a valid Transfer by that Member of all or a substantial portion of its LLC Units in accordance with the provisions of this Agreement and the Investor Rights Agreement where such transferee (and any designees) also agrees in a writing reasonably acceptable to the Company to be bound by the terms and conditions hereof and thereof applicable to the Initial Member or Minority Member, as applicable (or in the case of a designee, pursuant to the Management Agreement).
     (d) The rights of the Minority Member to designate the Board Observer shall be personal to such Member and not assignable (whether in connection with a Transfer of LLC Units or otherwise) by such Member without the prior written consent of the Company, the Initial Member and its Permitted Transferees.

Section 23. Resignation.
     So long as (i) any Obligation is outstanding, and (ii) the Initial Member (together with its Permitted Transferees) own a majority of the LLC Units, the Initial Member may not resign; provided, that nothing in this Section 23 shall limit the Initial Member’s rights under Section 22 to assign its LLC Units.
Section 24. Dissolution.
     (a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution of the Company under Section 18 802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the last remaining Member of all of its LLC Units and the admission of a transferee pursuant to Section 22(a)), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.
     (b) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.
     (c) Notwithstanding any other provision of this Agreement, each Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or the occurrence of an event that causes the Member to cease to be a member of the Company.
     (d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18 804 of the Act.
     (e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25. Waiver of Partition; Nature of Interest.
     Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any ownership interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Section 17 hereof. The interest of each Member in the Company is personal property.
Section 26. Benefits of Agreement; No Third Party Rights.
     The provisions of this Section shall apply notwithstanding any provision of this Agreement to the contrary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons and Indemnified Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 20, Section 21 and Section 29).
Section 27. Severability of Provisions.
     Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
Section 28. Entire Agreement.
     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.
Section 29. Binding Agreement.
     Notwithstanding any other provision of this Agreement, each Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Directors, in accordance with its terms. In addition, the Independent Directors shall be intended beneficiaries of this Agreement.
Section 30. Governing Law; Judicial Proceedings.
     This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Members unconditionally accepts the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 33. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.
Section 31. Amendments.
     Subject to Section 10(i), this Agreement may be modified, altered, supplemented or amended only pursuant to a written agreement executed and delivered by the Members holding collectively a majority of the then aggregate outstanding LLC Units; provided, that: (A) the prior written consent of any Member shall be required in respect of any such proposed modification, alteration, supplement or amendment that would have a material disproportionate adverse impact on that Member (in its capacity as a Member) as compared to the other Members (in their capacity as Members); and (B) for so long as the Minority Member (together with its Permitted Transferees) holds at least 1% of the outstanding LLC Units, the prior written consent of the Minority Member shall be required to modify, alter, supplement or amend any of the following provisions if such modification, alteration, supplement or amendment would have any adverse impact on the Minority Member, its Affiliates or any direct or indirect shareholders thereof: Sections 10(a), 10(i), 16, 17 and 22. Any amendment or revision to Schedule B hereto or to the Company’s records that is made by an Officer solely to reflect information regarding Members shall not be considered an amendment to this Agreement and shall not require any Board or Member approval.
Section 32. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
Section 33. Notices.
     (a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered; telecopied and confirmed; mailed by certified mail, return receipt requested; or sent via nationally recognized overnight delivery service with proof of receipt maintained (i) in the case of the Company, to the Company at its address in Section 2, (ii) in the case of a Member, to such Member at its address as listed on Schedule B attached hereto and (iii) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.
     (b) Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.
     (c) Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Limited Liability Company Agreement as of the ___day of                     , 2008.

ONCOR ELECTRIC DELIVERY HOLDINGS
COMPANY LLC

By:
Name:
Title:

TEXAS TRANSMISSION INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS
CORPORATION, its sole member

By:
Name:
Title:

By:
Name:
Title:

ONCOR MANAGEMENT INVESTMENT LLC

By:	Oncor Electric Delivery Company LLC, its
Managing Member

By:
Name:
Title:
Signature Page to Second Amended and Restated Oncor LLC Agreement

SCHEDULE A
Definitions
A. Definitions
     When used in this Agreement, the following terms not otherwise defined herein have the following meanings:
     “Act” has the meaning set forth in the recitals.
     “Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Member Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, however, that for purposes of Section 10(i)(vi) of this Agreement, “Affiliate” shall not include any other Ring-Fenced Entity; and provided further however that “Affiliates” of Cheyne Walk Investment Pte Ltd or any of its Affiliates, in each case in its capacity as an equityholder of Minority Member Parent, shall be deemed to only include GIC and any person Controlled by GIC or any of its wholly owned Subsidiaries; and provided further, however that “Affiliates” of GIC shall be deemed only to include any other Person Controlled by GIC or any of its wholly-owned Subsidiaries.
     “Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.
     “Amended LLC Agreement” has the meaning set forth in the recitals.
     “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18 101(1) and 18 304 of the Act.
     “Board” or “Board of Directors” means the Board of Directors of the Company.
     “Board Observer” has the meaning set forth in Section 10(a).
     “Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Book Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the Initial Member) in accordance with the rules set forth in Treasury Regulations Section 1.704 1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (b) the date of the distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member, (c) the date of a grant of any additional limited liability company interest to any new or existing Member as consideration for the provision of services to or for the benefit of the Company or (d) any other date provided for in Treasury Regulations Section 1.704-1(b)(2)(iv)(f); provided, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Initial Member in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Member. The Book Value of any asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Book Value of any asset contributed by a Member to the Company will be the gross fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Book Value that differs from its adjusted tax basis, Book Value shall be adjusted by the amount of Depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of Depreciation determined for U.S. federal income tax purposes.
     “Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 16(b).
     “Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) (reduced by the amount of any liabilities which are secured by such property) contributed to the Company by the Member, including any amounts paid, or property contributed, by such Member and listed on Schedule B of this Agreement. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
     “Certificate of Conversion” means the Certificate of Conversion of the Company filed with the Secretary of State of the State of Delaware pursuant to Section 18-214(b)(1) of the Act on October 9, 2007, as amended or amended and restated from time to time.

     “Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware pursuant to Section 18-214(b)(2) of the Act on October 9, 2007, as amended or amended and restated from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax code.
     “Commingled Funds” means (1) assets or funds deposited in connection with the Plans, (2) Transition Charges owned by Transition Bond Co., and (3) revenues received by the Company under Rider NDC (Nuclear Decommissioning Charge) of the Company’s Tariff for Retail Delivery Service.
     “Company” has the meaning set forth in the preamble.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.
     “Conversion” has the meaning set forth in the recitals.
     “Covered Persons” means, collectively, each Officer, Director, and employee of the Company, each Member and each officer, director and employee of each Member, and of each Affiliate of each Member and of each direct or indirect shareholder of any such Affiliate or of such shareholder’s Affiliates.
     “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Book Value using any reasonable method selected by the Initial Member.
     “DGCL” shall mean the Delaware General Corporation Law.
     “Direct or Indirect EFH Interest” means, with respect to any Person, any direct equity ownership interest, directly held by such Person or any of its Affiliates, in Parent or EFH, and any indirect equity ownership in EFH through any direct equity ownership interest, directly held by such Person or any of its Affiliates, in any of the entities included in the list of entities previously provided to the Minority Member by EFH (other than any indirect immaterial interest).

     “Director” means each of the Persons designated to the Board of Directors from time to time by the Members, including the Independent Directors, in his or her capacity as manager of the Company. A Director is hereby designated as a “manager” of the Company within the meaning of Section 18 101(10) of the Act.
     “Dividend Policy” has the meaning given thereto in Section 17(e).
     “EFH” means Energy Future Holdings Corp. (formerly TXU Corp.), a Texas corporation and a Subsidiary of Parent.
     “EFH Group” means EFH, its successors, and its Subsidiaries, and any individual or entity controlling or owning, directly or indirectly, more than 49% of the equity interests in the Company, other than the Ring-Fenced Entities.
     “Fitch” means Fitch, Inc.
     “Fund Advisors” means, collectively, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., and Goldman Sachs & Co.
     “GAAP” has the meaning set forth in Section 10(i)(ii)(A).
     “GIC” shall mean the Government of Singapore Investment Corporation Pte Ltd.
     “Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
     “Indemnified Persons” means, collectively, (1) each Officer and Director of the Company, (2) each Member and each officer, director, employee, equityholder and agent of each Member, and (3) any employee of the Company with whom the Company enters into a written agreement approved by a majority of the Board of Directors that includes an indemnification obligation referencing Section 21 of this Agreement.
     “Independent Director” means any Director of the Company (i) whom the Board has affirmatively determined to have no material relationship with the Company or any Non-Ring-Fenced Entity (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company, Oncor Holdings, or any Non-Ring-Fenced Entity) and (ii) who otherwise would be considered “independent” in all material respects of the Company and each of the Non-Ring-Fenced Entities in accordance with the criteria set forth in Section 303A of the New York Stock Exchange Manual; provided, that (1) a Person’s capacity as a director of Energy Future Holdings Corp. or as a shareholder of Energy Future Holdings Corp. prior to the date the common stock of Energy Future Holdings Corp. was acquired by Texas Energy Future Holdings Limited Partnership shall not preclude such Person from being an Independent Director, if such individual otherwise satisfies the criteria set forth above; (2) the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle (other than any such investment vehicle which is an Affiliate of any of the Fund Advisors) shall not preclude such owner from being an Independent Director; (3) the direct or indirect legal or beneficial ownership of interests in a Non-Ring-Fenced Entity shall not preclude such owner from being an Independent Director if such ownership is of a de minimis magnitude that the other Independent Directors determine would not reasonably be expected to influence the judgment of the proposed Independent Director in determining the interests of the Company or the Members and (4) with respect to a ratepayer, supplier, creditor or independent contractor of, or a Person who received any benefit from or provided any services to, the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, such relationship shall not preclude such Person or any Affiliate of such Person from being an Independent Director if the other Independent Directors determine that such relationship is of a nature or magnitude as would not reasonably be expected to influence the judgment of the proposed Independent Director in determining the interests of the Company or the Members. Notwithstanding anything to the contrary in this definition of “Independent Director”, a Director who also serves as an Independent Director of another Ring-Fenced Entity and who otherwise satisfies the criteria set forth above for an “Independent Director”, may still be considered independent within the meaning hereof.
     “Initial LLC Agreement” has the meaning set forth in the recitals.
     “Initial Member” has the meaning set forth in the preamble.
     “Interest” means a limited liability company interest in the Company, including the right of the holder thereof to any and all benefits to which a holder thereof may be entitled as provided in this Agreement together with the obligations of a holder thereof to comply with all of the terms and provisions of this Agreement.
     “Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and among the Company, the Initial Member and the Minority Member, as the same may be amended, supplemented or otherwise modified from time to time.
     “Law” means all applicable federal, state, local or foreign laws, statutes and ordinances, common laws and rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Authority.
     “Liquidity Event” means any of the following: (i) a Change of Control (as defined in the Investor Rights Agreement); (ii) an IPO (as defined in the Investor Rights Agreement); or (iii) any spin-off of the Company, or other reorganization or similar transaction, in the case of clause (iii) only, in which the LLC Units held by the Initial Member and its Permitted Transferees are distributed out to its corporate parents and pursuant thereto no longer held by EFH or any of its Subsidiaries.
     “LLC Unit” means an equal, fractional part of all the Interests, and having the rights and obligations specified with respect thereto in this Agreement, and any successor security.

     “Management Agreement” means the agreement of the Directors in the form attached hereto as Schedule C. The Management Agreement shall be deemed incorporated into, and a part of, this Agreement.
     “Management Member” has the meaning set forth in the preamble.
     “Material Action” means (i) to consolidate or merge the Company with or into any Person with the result that the Company is not the surviving entity; (ii) to consolidate or merge the Company with or into any EFH Group member; (iii) to sell, transfer or dispose of all or substantially all of the assets of the Company (including by way of merger) without adequate provision for the payment of all creditors of the Company; (iv) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action; or (v) to the fullest extent permitted by law, to dissolve or liquidate the Company without adequate provision for the payment of all creditors of the Company.
     “Member” means each of the Initial Member and the Minority Member, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.
     “Member Directors” has the meaning set forth in Section 10(a)(i).
     “Member Minimum Gain” has the meaning ascribed to “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Member Minimum Gain that would result if such Member nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
     “Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
     “Minority Member” has the meaning set forth in the preamble.
     “Minority Member Director” has the meaning set forth in Section 10(a)(i).
     “Minority Member Parent” means the member(s) of Minority Member.
     “Moody’s” means Moody’s Investor Services, Inc.
     “Non-Parent Affiliated Investor” has the meaning set forth in Section 10(a)(i).

     “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Company for a fiscal year equals the net increase, if any, in the amount of Member Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
     “Non-Ring-Fenced Entity” means each EFH Group member; each Fund Advisor; Citibank, N.A.; Lehman Brothers Holdings Inc.; Morgan Stanley & Co. Incorporated; Credit Suisse; J.P. Morgan Chase Bank, N.A.; Texas Energy Future Capital Holdings LLC and Texas Energy Future Holdings Limited Partnership.
     “NRSRO” means each of S&P, Moody’s, Fitch and any other nationally recognized statistical rating organization.
     “Obligations” mean all debt obligations (whether secured or unsecured) of any Ring-Fenced Entity rated by a NRSRO, whether now or hereafter outstanding.
     “Officer” means an officer of the Company described in Section 12.
     “Ordinary Course Dividends” has the meaning set forth in Section 17(b).
     “Parent” shall mean Texas Energy Future Holdings Limited Partnership and any successor entity.
     “Permitted Transferee” has the meaning set forth in the Investor Rights Agreement.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.
     “Plans” means those certain defined benefit pension plans maintained or contributed to by Energy Future Holdings Corp. and certain of its Affiliates (including the Company) for the benefit of their employees (including executives, employee directors, former employees and retirees), collectively with the other postretirement employee benefit plans maintained or contributed to by Energy Future Holdings Corp. and certain of its Affiliates (including the Company).
     “Principal Member” means each of the Initial Member and the Minority Member for so long as such Member (together with its Permitted Transferees) holds not less than 10% of the then aggregate outstanding LLC Units; and upon any failure to so hold 10% of the then aggregate outstanding LLC Units, such Member shall cease to be a “Principal Member.”
     “Proceeds Distributions” has the meaning set forth in Section 17(a).
     “Profits and Losses” means, for each taxable year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 16(d)

shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value (other than an adjustment in respect of Depreciation) of any asset, pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Book Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of Depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Book Value as the U.S. federal income tax Depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Initial Member may use any reasonable method for purposes of determining Depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.
     “Reference Date” has the meaning set forth in Section 17(d)(ii).
     “Reimbursement Agreements” means (1) the Reimbursement Agreement, dated January 1, 2004, between the Company (as successor-in-interest to Oncor Electric Delivery Company) and Luminant Generation Company LLC (“Luminant Genco”) (formerly TXU Generation Company LP), providing for the reimbursement of certain interest expenses relating to the securitization of certain generation-related regulatory assets held by the Company, together with (2) the Reimbursement Agreement, dated January 1, 2002, between the Company (as successor-in-interest to Oncor Electric Delivery Company) and Luminant Genco, providing for payment by Luminant Genco to the Company of certain federal income taxes associated with certain generation-related regulatory assets held by the Company.
     “Ring-Fenced Entities” means the Company, the Member and each of their Subsidiaries.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “SEC” means the United States Securities and Exchange Commission and any successor agency.
     “Separateness Undertakings” has the meaning set forth in Section 10(i)(vi).
     “Special Independent Director” means any Director who, in addition to meeting the requirements applicable to Independent Directors, has not been at the time of his or her appointment or at any time in the preceding five years, and during the continuation of his or her service as a Director is not, (i) a direct or indirect legal or beneficial owner in the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, (ii) a creditor; supplier; employee; officer;

director; family member of any employee, officer or director; manager or contractor of the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, or (iii) a person who controls (whether directly, indirectly or otherwise) the Company, Oncor Holdings or any Non-Ring-Fenced Entity or any creditor, supplier, employee, officer, director, manager, or contractor of the Company, Oncor Holdings, or any Non-Ring-Fenced Entity; provided, that (1) the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle (other than any such investment vehicle which is an Affiliate of any of the Fund Advisors) shall not preclude such owner from being a Special Independent Director; and (2) the direct or indirect legal or beneficial ownership of interests in a Non-Ring-Fenced Entity shall not preclude such owner from being a Special Independent Director if such ownership is of a “de minimis magnitude”, which, for purposes of this definition, shall mean a fair value that does not exceed one percent of the net worth of such Special Independent Director. Notwithstanding anything to the contrary in this definition of “Special Independent Director”, a Director who also serves as an Independent Director of another Ring-Fenced Entity and who otherwise satisfies the criteria set forth above for a “Special Independent Director”, may still be considered independent within the meaning hereof.
     “Subscription Agreement” means that Contribution and Subscription Agreement dated as of August 12, 2008 between the Company and the Minority Member.
     “Subsidiary” or “Subsidiaries” of an entity means each other entity that (a) is Controlled by such entity, or (b) a majority of the ownership interests of which are beneficially owned by such entity.
     “Tax” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.
     “Tax Advances” has the meaning set forth in Section 16(g).
     “Tax Matters Member” has the meaning assigned to the term “tax matters partner” in Code Section 6231(a)(7) and the meaning set forth in Section 16(f).
     “Taxable Year” means the taxable year of the Company determined under Section 706 of the Code which shall be the calendar year.
     “Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, dated as of the date hereof, by and among the Company, the Initial Member, Energy Future Holdings Corp., the Management Member and the Minority Member, as the same may be amended, supplemented or otherwise modified from time to time.
     “Transition Bond Co.” means Oncor Electric Delivery Transition Bond Company LLC, a Delaware limited liability company.

     “Transition Charges” means those charges collected from retail electric customers to pay the principal and interest on, and the associated costs to issue and service, bonds issued by Transition Bond Co.
     “Trigger Event” means, with respect to (i) any approval right of the Minority Member or a Minority Member Director contained herein that is stated to no longer apply after a Trigger Event or (ii) modifications to the qualifications for Minority Member Directors pursuant to Section 10(a)(i) that would take effect upon the occurrence of a Trigger Event, the occurrence of a Liquidity Event if having such approval rights no longer apply or if the operation of Section 10(a)(i) by giving effect to such modifications, as the case may be, would not violate applicable law, regulation or any order by a Governmental Authority.
     “TX Act” has the meaning set forth in the recitals.
     “TX Corporation” has the meaning set forth in the recitals.
     “UCC” has the meaning set forth in Section 6(b).
B. Rules of Construction
     Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement. References to any entity shall also be deemed to be references to its successor entities.

SCHEDULE B
Members

Agreed Value of
Name	Mailing Address	Capital Contribution	LLC Units
Oncor Electric	Energy Plaza	$[]	[ %]
Delivery Holdings	1601 Bryan Street
Company LLC	Dallas, Texas 75201-3411
Attn: Legal Department,
22nd Floor
Facsimile: (214) 486-2067

Texas	c/o Borealis Infrastructure	$[]	[ %]
Transmission	Corporation
Investment LLC	c/o Borealis Infrastructure
Management Inc.
Royal Bank Plaza, South Tower
200 Bay Street
Suite 2100, PO Box 56
Toronto, Ontario M5J 2J2, Canada
Facsimile: (416) 361-6075
Attention: Steven Zucchet

and

Cheyne Walk Investment Pte Ltd.
c/o GIC Special Investments Pte
Ltd.
1st Floor, York House
45 Seymour Street
London W1H 7LX, United
Kingdom
Facsimile: +44 20 7725 3511
Attn: Head, Global Infrastructure
Group, with a copy to Stuart
Baldwin

Oncor	c/o Oncor Electric Delivery	$[]	[ %]
Management	Company LLC
Investment LLC	Energy Plaza
1601 Bryan Street
Dallas, Texas 75201-3411
Attn: Legal Department, 22nd
Floor
Facsimile: (214) 486-2067

B-1

SCHEDULE C
Management Agreement
                                         ___, 200_
[

                                        ]
     Re: Management Agreement — Oncor Electric Delivery Company LLC
Ladies and Gentlemen:
     For good and valuable consideration, each of the undersigned Persons, who have been designated as Directors of Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), in accordance with the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of                     , 2008, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:
     1. Each of the undersigned accepts such Person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Director is designated or until such Person’s resignation or removal as a Director in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.
     2. So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.
     3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

C-1

     This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

C-2

SCHEDULE D
DIRECTORS
1.	Nora Brownwell

2.	William T. Hill, Jr.

3.	Marc S. Lipschultz

4.	Robert S. Shapard

5.	Richard W. Wortham III

6.	Jeffrey Liaw

7.	Robert Estrada

8.	Tom Dunning

9.	Monte E. Ford

10.	Richard C. Byers

11.	Steven J. Zucchet

D- 1

SCHEDULE E

Officers	Title
Robert S. Shapard	Chairman of the Board and Chief Executive Officer
R.D. Trimble	President and Chief Operating Officer
Brenda L. Jackson	Senior Vice President
Brenda J. Pulis	Senior Vice President
Charles W. Jenkins III	Senior Vice President
James A. Greer	Senior Vice President
David M. Davis	Vice President and Chief Financial Officer
Don J. Clevenger	Vice President — External Affairs and Secretary
Deborah L. Dennis	Vice President
Michael E. Guyton	Vice President
John W. Self	Vice President
Debra L. Elmer	Vice President
Diane Kubin	Assistant Secretary
Richard C. Hays	Controller
John M. Casey	Treasurer

E- 1

EXHIBIT D
AMENDED AND RESTATED
TAX SHARING AGREEMENT
          THIS AMENDED AND RESTATED TAX SHARING AGREEMENT, dated as of [•], 2008, is among Energy Future Holdings Corp., a Texas corporation (“EFH”), Oncor Electric Delivery Holdings LLC, a Delaware limited liability company (“Oncor Holdings”) that is a wholly owned subsidiary of Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFI”), which is itself a wholly-owned subsidiary of EFH, Oncor Electric Delivery Company LLC, a Delaware liability company (“Oncor”), 80.03% of the membership interests of which are held by Oncor Holdings, Texas Transmission Investment LLC, a Delaware limited liability company (“Minority Investor”), a Delaware limited liability company, and holder of [19.75]% of the membership interests in Oncor, and Oncor Management Investment LLC (“Management Investor”), a Delaware limited liability company and holder of [0.22]% of the membership interests in Oncor (EFH, Oncor Holdings, Oncor, Minority Investor and Management Investor, collectively, the “Parties”).
RECITALS:
          WHEREAS, the parties hereto (other than Minority Investor and Management Investor) entered into a Tax Sharing Agreement dated October 10, 2007 (the “Effective Date”) and wish to amend and restate such agreement, including to add Minority Investor and Management Investor as parties to such agreement with the rights and obligations contained herein;
          WHEREAS, prior to the date of this Agreement, the EFH Group and members of the Oncor Holdings Group have filed certain consolidated and combined Tax Returns and wish to allocate their mutual rights and obligations in respect of their Taxes amongst themselves;

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          WHEREAS, the Parties wish to allocate their rights and obligations with respect to any Tax Returns now or hereafter filed by EFH in any foreign, state or local jurisdiction;
          WHEREAS, EFH, Minority Investor and Management Investor will be allocated taxable income from Oncor with respect to which they (or their members) will be required to pay U.S. federal income taxes;
          NOW, THEREFORE, in consideration of these promises and of the mutual agreements and covenants herein contained, the Parties agree as follows:
     SECTION 1. Definitions. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Additional EFH Group Tax Liability” has the meaning set forth in Section 9.
          “Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with a specified Person. In determining whether an Affiliate is an Affiliate of Oncor Holdings or EFH for any period, no member of the Oncor Holdings Group (including Oncor Holdings) shall be an Affiliate of EFH, and no member of the EFH Group (including EFH ) shall be an Affiliate of Oncor Holdings. For purposes of this Agreement, Management Investor shall not be considered an Affiliate of EFH, Oncor or Oncor Holdings.
          “Agreement Disputes” has the meaning set forth in Section 12.
          “Applicable Tax Returns” has the meaning set forth in Section 10.
          “Applicable Taxable Year” means a taxable year relating to an Applicable Tax Return.

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          “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Control” or “Controlled” means, in respect of any Person, the presence of the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person.
          “Effective Date” has the meaning set forth in the Recitals.
          “EFH Group” means EFH and its Subsidiaries other than members of the Oncor Holdings Group.
          “EFH Indemnified Party” shall include each member of the EFH Group, each of their Representatives and Affiliates, and each of their respective heirs, executors, trustees, administrators, successors and assigns.
          “Estimated Tax Installment Date” means the estimated Tax installment due dates prescribed in Section 6655(c) of the Code (currently April 15, June 15, September 15, and December 15), as may be extended under applicable law and any other date on which an installment of estimated Taxes is required to be made (including March 15, to the extent relevant for any extension payment).
          “Final Determination” means in respect of any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement

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(whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available, or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations or any other event that the parties agree in writing is a final and irrevocable determination of the liability at issue.
          “Governmental Authority” shall mean any federal, state, local (including any municipal or political subdivision), foreign or international court, government, department, commission, board, bureau, agency, instrumentality, self-regulatory authority, stock exchange or other regulatory, administrative or governmental authority.
          “Jointly Owned Entity” means any Person, that is not treated as a flow-through entity for tax purposes, whose ownership interests are owned at the same time by at least two of the following entities: (i) a member of the EFH Group, (ii) a member of the Oncor Holdings Group (excluding any member of the Oncor Group) and (iii) a member of the Oncor Group.
          “Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.
          “Oncor Distributions Group” means each member of the Oncor Holdings Group, excluding the Oncor Group.
          “Oncor Group” means Oncor and any Subsidiaries of Oncor.

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          “Oncor Holdings Excess Separate Tax Liability” shall mean an amount equal to the excess, if any, of (i) the Oncor Holdings Separate Tax Liability over (ii) the Oncor Separate Tax Liability.
          “Oncor Holdings Group” means Oncor Holdings and any Subsidiaries of Oncor Holdings.
          “Oncor Holdings Indemnified Party” shall include each member of the Oncor Holdings Group, each of their Representatives and Affiliates, and each of their respective heirs, executors, trustees, administrators, successors and assigns.
          “Oncor Holdings Separate Tax Liability” shall mean (A) with respect to Applicable Taxable Years that ended prior to the Effective Date, an amount equal to the Tax liability of Oncor with respect to such Applicable Taxable Years determined in accordance with the prior practice of the parties, and (B) with respect to Applicable Taxable Years ending after the Effective Date, an amount equal to the sum of (i) the Tax liability that the Oncor Holdings Group and each member of the Oncor Holdings Group would have incurred if Oncor Holdings had filed a consolidated or combined Tax Return (assuming Oncor Holdings was treated as a corporation for tax purposes) for itself and each member of the Oncor Holdings Group separate and apart from the EFH Group and any member of the EFH Group and (ii) where a consolidated or combined Tax Return is not available under applicable law, the Tax liability that Oncor Holdings (for the avoidance of doubt, treating Oncor Holdings as a corporation for tax purposes) and/or each member of the Oncor Holdings Group would have incurred if Oncor Holdings and/or such member of the Oncor Holdings Group had filed such Tax Return for itself. For the avoidance of doubt, the Oncor Holdings Separate Tax Liability shall take into account any Tax

5

Attribute that is (x) reflected on the balance sheet of Oncor Holdings as of the Effective Date, or (y) properly allocable to any member of the Oncor Holdings Group following such date.
          “Oncor Separate Tax Liability” shall mean (A) with respect to Applicable Taxable Years that ended prior to the Effective Date, an amount equal to the Tax liability of Oncor with respect to such Applicable Taxable Years determined in accordance with the prior practice of the parties, and (B) with respect to Applicable Taxable Years ending after the Effective Date, an amount equal to the sum of (i) the Tax liability that the Oncor Group and each member of the Oncor Group would have incurred if Oncor had filed a consolidated or combined Tax Return (assuming Oncor was treated as a corporation for tax purposes) for itself and each member of the Oncor Group separate and apart from the EFH Group, the Oncor Distributions Group and any member of the EFH Group or the Oncor Distributions Group and (ii) where a consolidated or combined Tax Return is not available under applicable law, the Tax liability that Oncor (for the avoidance of doubt, treating Oncor as a corporation for tax purposes) and/or each member of the Oncor Group would have incurred if Oncor and/or such member of the Oncor Group had filed such Tax Return for itself. For the avoidance of doubt, the Oncor Separate Tax Liability shall take into account any Tax Attribute that is (x) reflected on the balance sheet of Oncor as of the Effective Date, or (y) properly allocable to any member of the Oncor Group following such date.
          “Person” shall mean an individual, a general or limited partnership, a joint venture, a corporation (including not-for-profit), a trust, a limited liability company, an association, an unincorporated organization or a government or any department or agency thereof.

6

          “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, managers, employees, agents, consultants, advisors, accountants, attorneys and other representatives.
          “Sharing Percentages” shall mean (i) with respect to any Applicable Taxable Year ending on or prior to the date of this Agreement, 100% for EFH and 0% for each of Minority Investor and Management Investor, and (ii) with respect to any Applicable Tax Year commencing on or after January 1, 2009, 80.03% for EFH, [19.75]% for Minority Investor, and [0.22]% for Management Investor, which percentages shall be adjusted in the event that the parties’ respective membership interests in Oncor are adjusted, such interests to be determined by the relative number of units of Oncor owned by each of EFH, Minority Investor and Management Investor.
          “Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, (a) Oncor Holdings and its Subsidiaries shall not be deemed to be Subsidiaries of any member of the EFH Group and (b) Management Investor shall not be considered a Subsidiary of EFH, Oncor or Oncor Holdings.
          “Tax” or “Taxes” whether used in the form of a noun or adjective, means all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad valorem, value added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a

7

country, locality, municipality, government, state, federation, or other governmental body, including any penalties, fines and additions to tax and any interest on tax.
          “Tax Attribute” means any credit, deduction or other attribute (including any alternative minimum tax preference item) that may have the effect of decreasing any Tax.
          “Tax Proceeding” means any audit, review, assessment, deficiency, competent authority determination or any other administrative or judicial proceeding with the purpose or effect of determining (including redetermining) any Taxes (including, without limitation, any administrative or judicial review of any formal or informal claim for refund). For the avoidance of doubt, an appeal of a Tax Proceeding is a Tax Proceeding.
          “Tax Professional” means a nationally recognized Tax attorney or Tax accountant that is a member of a nationally recognized law firm or accounting firm, which attorney or accountant being acceptable to both EFH and Oncor or Oncor Holdings, as applicable, for the purposes of Section 12.
          “Tax Returns” means all reports, returns, information statements, questionnaires, election statements or other documents required to be filed or that may be filed for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign). For the avoidance of doubt, an amended Tax Return or an amendment to a Tax Return is a Tax Return.
          “Taxing Authority” means any governmental entity imposing Taxes or empowered or authorized to administer any Taxes imposed by any country, locality, municipality, government, state, federation or other governmental body.
          “True-up Payment” has the meaning set forth in Section 6(d).
          “True-up Payment Date” has the meaning set forth in Section 6(d).

8

     SECTION 2. Consent.
          (a) EFH shall prepare and file all Tax Returns in respect of and on behalf of, as applicable, each member of the EFH Group and the Oncor Holdings Group for any Applicable Taxable Year, provided that, Oncor Holdings shall have the right to review such Tax Returns within a reasonable time prior to filing and consent (such consent not to be unreasonably conditioned, delayed or withheld) to the positions taken on such Tax Returns to the extent such positions would increase the Oncor Holdings Excess Separate Tax Liability, and provided that Oncor shall have the right to review such Tax Returns within a reasonable time prior to filing and consent (such consent not to be unreasonably conditioned, delayed or withheld) to the positions taken on such Tax Returns to the extent such positions would increase the Oncor Separate Tax Liability. Any dispute in respect of any Tax Return prepared pursuant to this Section 2(a) shall be resolved pursuant to Section 12.
          (b) Subject to the other applicable provisions of this Agreement, Oncor Holdings irrevocably designates, and agrees to cause each Oncor Holdings Affiliate to so designate, EFH as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as EFH, in its sole reasonable discretion, may deem appropriate in any and all matters (including Tax Proceedings) relating to any Tax Return described in Section 2(a). Oncor Holdings or Oncor, as appropriate, shall cause each Tax Return prepared on behalf of a member of the Oncor Holdings Group pursuant to Section 2(a) to be executed by the appropriate member of the Oncor Holdings Group. With respect to EFH’s obligations pursuant to Section 2(a), EFH Business Services Company, a wholly-owned subsidiary of EFH, and Oncor have entered into a Corporate Support Services Agreement pursuant to which EFH Business Services Company provides corporate services to Oncor, including certain tax services.

9

     SECTION 3. Payment of Tax Liability.
          (a) Except for the Taxes that Oncor Holdings or Oncor are liable for pursuant to Section 6(b) and subject to indemnification under Section 4(a), EFH shall pay all Taxes in respect of the income of Oncor and Oncor Holdings that is included in the Tax Returns of the EFH Group for each Applicable Taxable Year at such time and in such manner as such payments are required to be made. Minority Investor shall pay all Taxes in respect of the income of Oncor that is included in the Tax Returns of Minority Investor for each Applicable Taxable Year at such time and in such manner as such payments are required to be made. The members of Management Investor shall pay all Taxes in respect of the income of Oncor that is included in the Tax Returns of such members with respect to their ownership of limited liability company interests in Management Investor for each Applicable Taxable Year at such time and in such manner as such payments are required to be made.
          (b) Each of EFH, Minority Investor and Management Investor shall indemnify and hold each Oncor Holdings Indemnified Party harmless from and against any and all Tax, interest, fine, penalty, damage, cost or other expense of any kind (including reasonable attorneys’ fees and costs) that is attributable to, or results from, the failure of EFH, Minority Investor or Management Investor, as applicable, to timely make any payment required to be made pursuant to Section 3(a).
     SECTION 4. Allocation of Liability. (a) With respect to the portion of the Oncor Holdings Separate Tax Liability and the Oncor Separate Tax Liability that is not described in Section 6(b) of this Agreement and relates to income of Oncor and Oncor Holdings that is included in the Tax Returns of the EFH Group, Minority Investor or the members of Management Investor as applicable:

10

     (i) Other than with respect to the Applicable Tax Year described in clause (ii), for each Applicable Tax Year, Oncor shall pay to each of EFH, Minority Investor and Management Investor an amount equal to their Sharing Percentages of such Oncor Separate Tax Liability and shall indemnify and hold each EFH Indemnified Party, Minority Investor and Management Investor harmless for an amount equal to their Sharing Percentage of such Oncor Separate Tax Liability.
     (ii) Solely with respect to the Applicable Taxable Year commencing January 1, 2008, Oncor shall pay (A) to Minority Investor, an amount equal to (x) [19.75]% multiplied by a fraction equal to (366-X)/366 where X = the number of days prior to the admission of Minority Investor as a party to this Agreement multiplied by (y) such Oncor Separate Tax Liability for such year, (B) to Management Investor, an amount equal to (x) [.22]% multiplied by a fraction equal to (366-X)/366 where X = the number of days prior to the admission of Management Investor as a party to this Agreement multiplied by (y) such Oncor Separate Tax Liability for such year, and (C) to EFH, an amount equal to such Oncor Separate Tax Liability minus the amounts paid in clauses (A) and (B), and shall indemnify and hold each of Minority Investor, Management Investor and each EFH Indemnified Party harmless for an amount equal to the amounts described in clauses (A), (B) and (C) respectively.
     (iii) Oncor Holdings shall pay to EFH the Oncor Holdings Excess Separate Tax Liability and shall indemnify and hold each EFH Indemnified Party harmless for an amount equal to the Oncor Holdings Excess Separate Tax Liability.
          (b) In the event that Oncor or a member of the Oncor Distributions Group realizes a loss or credit in an Applicable Taxable Year that would be permitted under applicable

11

provisions of the Code to be carried back to one or more prior Applicable Taxable Years, the Oncor Holdings Excess Separate Tax Liability or Oncor Separate Tax Liability, as appropriate, shall be recomputed for each such prior Applicable Taxable Year to take into account such carryback. EFH, Minority Investor and Management Investor shall make an adjusting payment to Oncor Holdings or Oncor, as appropriate, promptly after the date when the benefit of such carryback would have been realized by a member of the Oncor Distributions Group, or by Oncor, if it had filed its own Tax Return reflecting such carryback, or as soon as such adjustment can practicably be calculated, if later. Such adjusting payment shall be in the amount required such that, for each such prior Applicable Taxable Year, the payments made by Oncor Holdings or Oncor pursuant to the terms of this Agreement less the payments made by EFH, Minority Investor and Management Investor to Oncor Holdings or Oncor, respectively, pursuant to the terms of this Agreement, or, with respect to Applicable Taxable Years that ended prior to the Effective Date, such payments that are actually made in accordance with prior practice, equals the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability, as appropriate, for such taxable year. Any payment required to be made to Oncor under this Section 4(b) will be made by EFH, Minority Investor and Management Investor in accordance with their Sharing Percentages for the Applicable Taxable Year to which the realized loss or credit would be permitted to be carried back.
          (c) For purposes of this Agreement, except as set forth in Sections 4(b) and 8, all payments that would have been due by one Party to another Party pursuant to this Agreement with respect to Applicable Taxable Years that ended prior to the Effective Date shall be treated as if they were made on a timely basis.

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          (d) (i) For the avoidance of doubt, notwithstanding anything in this Agreement, to the extent required by law, Oncor shall remain jointly and severally liable for Taxes of the EFH Group for Applicable Taxable Years ending on or prior to the Effective Date as a successor to Oncor Electric Delivery Company.
          (ii) EFH shall indemnify and hold Oncor harmless for any Taxes of the EFH Group (other than Taxes of Oncor or Oncor Electric Delivery Company as a predecessor to Oncor) that are imposed on Oncor under Treasury Regulations Section 1.1502-6 or, if any, applicable similar provisions of state or local law for any Applicable Taxable Year during which Oncor Electric Delivery Company was a member of a combined or consolidated group of which EFH was the parent.
     SECTION 5. Calculations.
          (a) EFH shall determine the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability (i) in accordance with this Agreement and EFH Group’s method of federal income tax allocation (in the manner set forth in Exhibit A), in a manner that is consistent with Sections 1.1502 33(d) and 1.1552 1 of the Treasury Regulations or, in the case of Taxes other than United States federal income taxes, any other permissible allocation methodology and (ii) consistent with general Tax accounting principles and past practice.
          (b) For each Tax Return filed by EFH, EFH shall provide Oncor Holdings or Oncor, as appropriate, in good faith, within 3 Business Days prior to the due date of any payment required to be made by Oncor Holdings or Oncor pursuant to Sections 4(a) and 6, with a calculation of the amount (if any) of any (i) Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, (ii) estimated Oncor Holdings Excess Separate Tax Liability and estimated Oncor Separate Tax Liability and/or (iii) True-up Payment (for purposes of Section 6).

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Such calculation shall provide sufficient detail to permit Oncor Holdings or Oncor, as appropriate, to reasonably understand such calculation. Oncor Holdings or Oncor, as appropriate, shall have the right to review and comment on such calculation. If EFH and Oncor Holdings or Oncor, as appropriate, cannot agree on the calculations prepared under this Section 5, then such dispute shall be resolved pursuant to Section 12. For the avoidance of doubt, any calculations provided by EFH in accordance with this Section 5 will apply for purposes of this Agreement pending the resolution of any such dispute pursuant to Section 12.
     SECTION 6. Settlement.
          (a) All amounts due pursuant to Section 4(a) hereof shall be paid at least 5 Business Days before each Estimated Tax Installment Date and on each such date such paid amount shall equal the amount of any estimated Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability that Oncor Holdings or Oncor, respectively, would have otherwise been required to pay to a Taxing Authority on such Estimated Tax Installment Date (for the avoidance of doubt, treating Oncor Holdings and Oncor as corporations). Any amounts due pursuant to this Section 6(a) shall be calculated in accordance with the method described in Section 6655(d) of the Code, as appropriate, unless all the Parties to this Agreement agree to an alternative method.
          (b) (i) Oncor Holdings and Oncor shall pay to the applicable Taxing Authority the portion of the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, respectively, for which they are directly liable, on or before the date such payment is required to be paid to a Tax Authority.
          (ii) Oncor Holdings and Oncor shall pay to EFH, the portion of the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, respectively, for

14

which EFH is, but Oncor Holdings, Oncor, Minority Investor or Management Investor, is not, liable to pay on behalf of Oncor Holdings or Oncor, respectively, including, without limitation any liability relating to the Texas Franchise Tax, Chapter 171 of the Texas Tax Code (or any succeeding tax), at least 2 Business Days prior to the date such payment is required to be made by EFH to a Tax Authority.
          (c) If, for any taxable year, the payments made by Oncor Holdings or Oncor pursuant to Sections 6(a) and (b) are different from the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability, respectively, for such taxable year, then EFH, Minority Investor, Management Investor, Oncor Holdings or Oncor, as the case may be, shall make an adjusting payment two Business Days prior to the filing of the applicable Tax Return for such taxable year (the “True-up Payment Date”) in the amount required such that payments made by Oncor Holdings and Oncor for such taxable year (taking into account the adjustments, if any, pursuant to Section 4(b) and this Section 6(c)) equal the Oncor Holdings Excess Separate Tax Liability and the Oncor Separate Tax Liability, respectively, for such taxable year (such difference, the “True-up Payment”). Any payment required to be made to Oncor under this Section 6(c) which relate to Taxes described in Section 6(a) shall be made by EFH, Minority Investor and Management Investor in accordance with their Sharing Percentages for the taxable year to which the True-up Payment relates, and any payment that relates to any Taxes described in Section 6(b)(ii) shall be made by EFH.
          (d) If any payments are required to be made by Management Investor to Oncor under this Agreement (including, without limitation, any True-up Payment), Oncor may, in its sole discretion, elect to collect payment of such amounts due by offsetting against such amounts any subsequent payments by it to the Management Investor under this Agreement. Nothing in

15

this Section 6(d) shall reduce or modify the obligations of the Management Investor to make payments at the time and in the manner specified in this Agreement.
     SECTION 7. Tax Proceedings. EFH shall have exclusive control of any Tax Proceeding with respect to any member of the EFH Group or the Oncor Holdings Group; provided that EFH shall not settle any such Tax Proceeding without the consent of Oncor Holdings or Oncor (such consent not to be unreasonably conditioned, delayed or withheld) if such settlement would increase the relevant Oncor Holdings Excess Separate Tax Liability or Oncor Separate Tax Liability, respectively; and provided further that EFH shall conduct a particular Tax Proceeding at the direction of Oncor Holdings or Oncor if such Tax Proceeding would affect only the Tax Liability of a member of the Oncor Distributions Group or the Tax Liability of Oncor, respectively.
     SECTION 8. Recomputation. If, for any Applicable Taxable Year, the Tax liability of any member of the EFH Group or Oncor Holdings Group is redetermined as a result of a Final Determination, whether as a result of a refund (including a refund resulting from a carryback), an Internal Revenue Service adjustment or otherwise, the payment obligations of the Parties pursuant to the terms of this Agreement, or, with respect to Applicable Taxable Years that ended prior to the date of this Agreement, the payment obligations as determined in accordance with prior practice, shall be redetermined by EFH in a reasonable manner, and either EFH, Minority Investor, Management Investor, Oncor Holdings and/or Oncor, as the case may be, shall make an adjusting payment to the other in the amount required such that, for such taxable year (and for each other Applicable Taxable Year), the payments made by Oncor Holdings and Oncor equals the Oncor Holdings Excess Separate Tax Liability and the Oncor Separate Tax Liability, respectively (taking into account the correlative effects of such redetermination). Any payment

16

required to be made to (or by) Oncor under this Section 8 which relates to Taxes described in Section 6(a) with respect to the Oncor Separate Tax Liability shall be made by (or to) EFH, Minority Investor and Management Investor in accordance with their Sharing Percentages for the Applicable Tax Year with respect to which the Tax liability of Oncor is redetermined as a result of such Final Determination, and any payment that relates to Taxes described in Section 6(b)(ii) shall be made by EFH.
     SECTION 9. Prohibited Actions. Oncor Holdings and Oncor agree not to take any actions that would increase the Tax liability (other than as a result of Oncor Holdings Excess Separate Tax Liabilities and Oncor Separate Tax Liabilities) of any member of the EFH Group for any Applicable Taxable Year (the “Additional EFH Group Tax Liability”). In the event Oncor Holdings or Oncor takes, or fails to take, any action that causes an Additional EFH Group Tax Liability, then Oncor Holdings and/or Oncor, as appropriate, shall be liable to indemnify and hold harmless the appropriate EFH Indemnified Parties to the extent such Additional EFH Group Tax Liability does not increase the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability. Oncor Holdings and/or Oncor shall pay to EFH at least 2 Business Days before each Estimated Tax Installment Date and True-up Payment Date the amount that EFH is required to pay to a Taxing Authority on or before such Estimated Tax Installment Date and True-up Payment Date due to the applicable Additional EFH Group Tax Liability. For the avoidance of doubt, Oncor Holdings and Oncor shall together not be liable to indemnify the EFH Indemnified Parties pursuant to this Section 9 for an amount that exceeds, in the aggregate, the Additional EFH Group Tax Liability.
     SECTION 10. Applicability. This Agreement shall apply to any Tax Return in respect of any member of the EFH Group or the Oncor Holdings Group that is due (after taking into

17

account any legally permissible extensions) following the Effective Date and to any Tax Return in respect of any member of the EFH Group or the Oncor Holdings Group, for so long as the applicable statute of limitations remains open (the “Applicable Tax Returns”).
     SECTION 11. Assistance and Cooperation. EFH, Minority Investor, Management Investor, Oncor Holdings and/or Oncor, as appropriate, shall and shall cause their respective Affiliates to (i) cooperate fully in preparing for any Tax Proceedings with respect to any Applicable Tax Return, (ii) make available to the others as reasonably requested all information, records, and documents relating to any Applicable Tax Return, (iii) provide timely notice to the others of any pending or threatened tax audits or assessments with respect to any Applicable Taxable Year and (iv) furnish the others with copies of all correspondence received from any Taxing Authority in connection with any Tax Proceeding or information request with respect to any Applicable Taxable Year.
     SECTION 12. Disputes.
          (a) Negotiation by Officers. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the negotiation, interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), officers appointed by the chief executive officers of the relevant parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute. If that Agreement Dispute cannot be settled through direct discussions by the 20th calendar day (or as such date may be extended by the mutual agreement of the parties) after such officers first discuss the matter, then the Agreement Dispute will be resolved as set forth below:

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          (b) Mediation. If any Agreement Dispute is not resolved pursuant to Section 12(a), the Parties agree to attempt to settle the dispute in an amicable manner by mediation with a jointly appointed Tax Professional. Each party to the mediation shall bear its own expenses with respect to the mediation and the parties shall share equally the fees and expenses of the mediator. Any demand for initiation of mediation of a dispute must be given in writing and must set forth in reasonable detail the nature of the dispute. Mediation may be concluded by any party thereto at any time. The mediator shall not have the authority to render any award or otherwise bind the parties to any action. Each party to the mediation shall bear its own expenses with respect to the mediation and the parties shall share equally the fees and expenses of the mediator. Any mediation conducted pursuant hereto shall be conducted at a site in Dallas, Texas selected by the mediator that is reasonably convenient to the parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to the dispute of any related matter. All information and documents disclosed in mediation by any Person shall remain private and confidential to the disclosing Person and may not be disclosed by any Person outside the mediation. No privilege or right with respect to any information or document disclosed in mediation shall be waived or lost by such disclosure.
          (c) Arbitration. In the event that any Agreement Dispute is not settled pursuant to the mediation procedures set forth above, such Agreement Dispute shall be resolved by final and binding arbitration conducted pursuant to the American Arbitration Association Commercial Arbitration Rules, Title 9 of the U.S. Code and the Texas Arbitration Act. Notwithstanding anything to the contrary contained herein, the parties agree that the American Arbitration Association shall not administer any Agreement Dispute. Judgment on the award rendered by the arbitrators may be entered in any federal court in the Northern District of Texas, Dallas

19

Division or a state court in Dallas County, Texas. Any challenge to any arbitration award shall be filed in and each party agrees not to remove or transfer such action from a federal court in the Northern District of Texas, Dallas Division or a state court in Dallas County, Texas. Notwithstanding the foregoing, in the event the Minority Investor is a party to an Agreement Dispute, any challenge to any arbitration award shall in the first instance be filed in and each party agrees not to remove or transfer such action from the United States District Court for the Southern District of New York or any state court setting in the City of New York, Borough of Manhattan.
          (1) Any party desiring to commence arbitration shall send a written notice (an “Arbitration Notice”) to the other party describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days after the date of such notice (an “Arbitration Notice Period”), the other party may, if such party does not agree with the description or statement of matters to be resolved, send an Arbitration Notice to the other party describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days after the end of the Arbitration Notice Period, the parties shall, if they can agree, select an arbitrator to resolve the dispute. In the event that the parties have not selected an arbitrator within ten Business Days of the end of the Arbitration Notice Period, then the dispute shall be resolved by majority decision of a panel of three arbitrators, one selected by each party and the third selected by the two party-selected arbitrators, which the parties agree to instruct such arbitrators to make.
          (2) The place of arbitration shall be Dallas, Texas.
          (3) The arbitrator(s) shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual losses, and may not, in

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any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.
          (4) At any time after the commencement of arbitration hereunder, any party may make an application to the arbitrator(s) seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either party may also apply to any court having jurisdiction hereof at any time to seek injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.
          (5) Except as required by Law, or with the consent of both parties involved in an arbitration, no party hereto shall disclose or disseminate any information relating to an Agreement Dispute or to the dispute resolution proceedings called for hereby except for disclosure to those of its officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information.
          (6) The parties in the arbitration shall share equally the costs and expenses of the arbitration. Each party shall otherwise bear its own fees and expenses.
     SECTION 13. Interest. Payments pursuant to this Agreement shall bear interest (i) if such payments are not made within the period prescribed in this Agreement (the “Payment Period”), for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment, and (ii) if such payments are made in accordance with the resolution of a dispute pursuant to Section 12, for the period from and including the date on which notice was first given by the disputing party through and including the date of such resolution; in each case at a per annum rate equal to the lesser of (i) the prime rate as published in the Wall Street Journal on the last day of such payment period, plus two

21

percent (2%) and (ii) the maximum lawful amount of interest then permitted to be charged. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which it is due.
     SECTION 14. Tax Treatment of Certain Entities. As of the date of this Agreement, Oncor Holdings is treated as a disregarded entity for U.S. federal income tax purposes and Oncor is treated as a partnership for U.S. federal income tax purposes.
     SECTION 15. Jointly Owned Entities. EFH, Oncor Holdings and Oncor represent that they will not own a direct or indirect interest in a Jointly Owned Entity.
     SECTION 16. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by the Parties hereto.
     SECTION 17. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.
     SECTION 18. Successors and Assigns. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
     SECTION 19. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Tax Sharing Agreement as of the date first above written.

Energy Future Holdings Corp.
By:
Name:
Title:

Oncor Electric Delivery Holdings LLC
By:
Name:
Title:

Oncor Electric Delivery Company LLC
By:
Name:
Title:

Texas Transmission Investment LLC By: Texas Transmission Holdings Corporation, its sole Member
By:
Name:
Title:

By:
Name:
Title:

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Oncor Management Investor LLC By: Oncor Electric Delivery Company LLC, its Managing Member
By:
Name:
Title:

24

EXHIBIT A
          (a) Applicable Taxable Years Ending after the Effective Date. For purposes of computing the Oncor Holdings Separate Tax Liability and the Oncor Separate Tax Liability with respect to U.S. federal consolidated income taxes or other taxes shown on combined returns for Applicable Taxable Years ending after the Effective Date, the Tax liability of the Oncor Group and the Oncor Holdings Group (each referred to in this exhibit as a “Member”), calculated as if such group had filed a consolidated or combined Tax Return (assuming each was treated as a corporation for tax purposes) for itself and each Member of the group separate and apart from the EFH Group, shall be determined by the following formula (with each step further described below):
1. Regular tax liability
2. Add: alternative minimum tax
3. Subtract: credits against tax
4. Subtotal: tax liability due from Member
5. Subtract: prior payments from Member
6. Total: payment due from Member
          (1) Step 1: Regular Tax Liability. Each Member shall be charged or credited for its regular tax liability. The regular tax liability is equal to the taxable income of the Member determined as if such Member were a corporation multiplied by 35%. A Member has a net operating loss for any year in which the taxable income of the Member is negative.
          (2) Step 2: Alternative Minimum Tax. Each Member shall be charged for its alternative minimum tax liability or credited for its minimum tax credit utilized. The alternative minimum tax liability or minimum tax credit utilized by a Member is calculated as follows:
     (a) Step 2A: Tentative Minimum Tax. Calculate the tentative minimum tax of each Member. The tentative minimum tax of a Member is equal to the alternative minimum taxable income or loss of the Member multiplied by 20%. The alternative minimum taxable income or loss of a Member shall be computed on the basis of the Member’s taxable income as determined in Step 1 above adjusted to take into account (i) the adjustments and preferences provided in Code Sections 56 (excluding the Code Section 56(g) adjustment relating to ACE), 57, and 58, and (ii) the portion of the consolidated ACE adjustment under Proposed Treasury Regulation Section 1.1502-55(b)(3) attributable to such Member.
     (b) Step 2B: Alternative Minimum Tax Liability. Calculate the alternative minimum tax liability of each Member. The alternative minimum tax liability of a Member is equal to the difference of (but not less than zero) the (i) tentative minimum tax of the Member (calculated as provided in step 2A above) and (ii) the regular tax liability of the Member (calculated as provided in step 1

25

above) adjusted as provided in Code Section 55(c) (relating to foreign tax credits and other adjustments).
          (3) Step 3: Credits Against Tax. Each Member is credited for any credits against tax reflected on the balance sheet of the Member on the Effective Date or properly allocable to the Member following the Effective Date.
          (4) Step 4: Subtotal — Tax Liability Due From Member. The total of the amounts in steps 1 through 3 represents the amount due from each Member to EFH, or in the case of Oncor, to EFH, Minority Investor and Management Investor in accordance with Section 4 of this Agreement.
          (5) Step 5: Prior Payments. Each Member shall be credited for all prior payments to EFH, or in the case of Oncor, to EFH, Minority Investor and Management Investor, for the relevant period with respect to the relevant tax.
          (6) Step 6: Payment Due. The difference between the amount calculated in step 4 and the credit in step 5 shall represent the amount due from the Member to EFH, or in the case of Oncor, to EFH, Minority Investor and Management Investor.
          (b) Applicable Taxable Years Ending prior to the Effective Date. For purposes of computing the Oncor Holdings Separate Tax Liability and the Oncor Separate Tax Liability with respect to U.S. federal consolidated income taxes or other taxes shown on combined returns for Applicable Taxable Years ending prior to the Effective Date, the Tax liability of each Member shall be determined by the following formula (with each step further described below):
1. Regular tax liability
2. Add: alternative minimum tax
3. Subtract: credits against tax
4. Subtotal: tax liability due from (to) Member
5. Subtract: prior payments from (to) Member
6. Total: payment due from (to) Member
          (1) Step 1: Regular Tax Liability. Each Member shall be charged or credited for its regular tax liability. The regular tax liability of a Member is calculated as follows:
     (a) Consolidated Taxable Income. If the Consolidated Group has zero or positive consolidated taxable income for the year (as determined under Treasury Regulation Section 1.1502-11(a)), the regular tax liability of each Member is equal to the taxable income of the Member multiplied by 35%.
     (b) Consolidated Net Operating Loss. If the Consolidated Group has a consolidated net operating loss for the year (as defined in Treasury Regulation Section 1.1502-21(e)),

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     (1) the regular tax liability of any Member having positive taxable income is equal to the taxable income of the Member multiplied by 35%, and
     (2) the regular tax liability of any Member having negative taxable income (i.e., a net operating loss) is a credit equal to the aggregate regular tax liability of all Members having positive taxable income multiplied by a fraction the numerator of which is net operating loss of the Member and the denominator of which is the total net operating loss of all Members having a net operating loss.
     (c) Taxable Income of a Member
     (1) In General. The taxable income of a Member shall be determined in accordance with Treasury Regulation Section 1.1552-1(a)(1)(ii) (excluding the last sentence of such subdivision which causes a Member’s taxable income to be zero if the calculation results in an excess of deductions over gross income). A Member has a net operating loss for any year in which the taxable income of the Member is negative.
     (2) Allocation of Consolidated Net Operating Loss Deduction. For purposes of computing the taxable income of a Member for any year, the portion of the consolidated net operating loss deduction for such year (if any) attributable to such Member shall be an amount equal to the consolidated net operating loss deduction for such year (“loss absorption year”) multiplied by a fraction, the numerator of which is the Member’s net operating loss for the year in which the net operating loss carryover or carryback arises (“loss origination year”), and the denominator of which is the total of the net operating losses of all Members for the loss origination year to the extent such losses are included in the net operating loss carryover or carryback utilized in the loss absorption year.
     (d) Full Allocation. The sum of the regular tax liabilities of all Members shall be equal to the consolidated regular tax liability of the group as defined in Proposed Treasury Regulation Section 1.1502-2(a)(1)(i).
     (2) Step 2: Alternative Minimum Tax. Each Member shall be charged for its alternative minimum tax liability or credited for its minimum tax credit utilized. The alternative minimum tax liability or minimum tax credit utilized by a Member is calculated as follows:
     (a) Step 2A: Tentative Minimum Tax. Calculate the tentative minimum tax of each Member. The tentative minimum tax of a Member is equal to the alternative minimum taxable income or loss of the Member multiplied by 20%, minus the portion of the consolidated alternative minimum tax foreign tax credit attributable to the Member. The alternative minimum taxable income or loss of a Member shall be computed on the basis of the Member’s taxable income

27

as determined in Step 1 above adjusted to take into account (i) the adjustments and preferences provided in Code Sections 56 (excluding the Code Section 56(g) adjustment relating to ACE), 57, and 58, (ii) the portion of the consolidated ACE adjustment under Proposed Treasury Regulation Section 1.1502-55(b)(3) attributable to such Member, and (iii) the portion of the consolidated ATNOL deduction under Proposed Treasury Regulation Section 1.1502-55(b)(4) attributable to such Member. The sum of the tentative minimum tax of all Members shall be equal to the consolidated AMT of the group as defined in Proposed Treasury Regulation Section 1.1502-55(a)(1).
     (b) Step 2B: Separate Tax Liability. Calculate the separate tax liability of each Member. The separate tax liability of a Member is equal to the greater of the (i) tentative minimum tax of the Member (calculated as provided in step 2A above) and (ii) the regular tax liability of the Member (calculated as provided in step 1 above) adjusted as provided in Code Section 55(c) (relating to foreign tax credits and other adjustments).
     (c) Step 2C: Separate Alternative Minimum Tax. Calculate for each Member the separate alternative minimum tax. The separate alternative minimum tax of a Member is equal to the excess (if any) of the regular tax liability of the Member as calculated in step 2B(ii) over the separate tax liability of the Member as calculated in step 2B.
     (d) Step 2D: Consolidated AMT Difference. Calculate for the consolidated AMT difference. The consolidated AMT difference is equal to (i) the sum of the tentative minimum tax amounts for all Members of the Consolidated Group, minus (ii) the sum of the separate tax liability amounts for all Members of the Consolidated Group.
     (e) Step 2E: Allocated Consolidated AMT Difference. Calculate the allocated consolidated AMT difference for each Member. The allocated consolidated AMT difference of a Member is equal to the consolidated AMT difference calculated in step 2D, multiplied by a fraction, the numerator of which is the separate alternative minimum tax of the Member calculated in step 2C, and the denominator of which is the sum of the separate alternative minimum tax amounts for all Members as calculated in step 2C.
     (f) Step 2F: Alternative Minimum Tax Liability or Minimum Tax Credit Utilized. Calculate the alternative minimum tax for each Member. The alternative minimum tax of a Member is the sum of (i) the separate alternative minimum tax of the Member calculated in step 2C and (ii) the allocated consolidated AMT of the Member calculated in step 2E. A positive sum represents alternative minimum tax liability incurred (minimum tax credit generated), and a negative sum represents minimum tax credit utilized (regular tax liability reduced).

28

          (3) Step 3: Credits Against Tax. Each Member is credited for the portion of the consolidated credits against tax under sections 21 through 52 of the Code attributable to the Member. The portion of any particular credit attributable to any Member shall be based on a fraction, the numerator of which is the Member’s gross credit on a stand alone basis (i.e., without reduction for any limitation based on the Member’s tax liability or other factors), and the denominator of which is the total gross credit of all Members).
          (4) Step 4: Subtotal — Tax Liability Due From (To) Member. The sum of the charges (positive amounts) and credits (negative amounts) in steps 1 through 3 represents the amount due from each Member to EFH (if the net amount is a positive amount) or due from EFH to the Member (if the net amount is a negative amount).
          (5) Step 5: Prior Payments. Each Member shall be credited for all prior payments to EFH, and charged for all prior payments by EFH to the Member, with respect to the Consolidated Tax Liability for the taxable year.
          (6) Step 6: Payment Due. The subtotal calculated in step 4 as adjusted for the charges or credits in step 5 shall represent the amount due from the Member to EFH (if positive) or from EFH to the Member (if negative) with respect to the adjustments to the Consolidated Tax Liability or tax items of Members for the taxable year.
          (c) Utilization of Carryback Items. Treasury Regulation 1.1502-21 or any successor provision shall govern the ordering and priority of utilization of any carryback item, including any Ventures Carryback Item, to any return filed by the Consolidated Group.
          (d) Treatment of EFH. For purposes of the allocation of taxes under this agreement, EFH is a Member of the Consolidated Group with respect to its tax items, and the aggregate payments due from or to EFH shall take into account payments due to or from EFH in its role as a Member of the group, such that the net amount of all payments from and to EFH is zero.

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Exhibit E
Legal Opinions
Form of Opinion of Company Counsel delivered to Buyer
     1. The Company is a limited liability company, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing as a foreign limited liability company in the State of Texas. The Company has the limited liability company power and authority to execute, deliver, and perform its obligations under the Contribution and Subscription Agreement and the Ancillary Agreements to which it is a party (each, a “Transaction Document”) and to own its properties and engage in its business as presently conducted.
     2. The execution and delivery of, and performance by the Company of its obligations under, each Transaction Document have been duly authorized by all necessary limited liability company action on the part of the Company. Each Transaction Document executed by the Company has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     3. The execution and delivery of, and performance by the Company of its agreements in, each Transaction Document does not violate (i) the Company’s Amended and Restated Limited Liability Company Agreement, (ii) any law, statute, rule or regulation, or (iii) any judgment, decree, or order of any court or any other agency of government known to us that is applicable to the Company or its property, or cause a default under any material provision of any material agreement known to us to which the Company is a party or by which its property is bound.
     4. On the assumption that the representations of the Buyer in Section 4.7 of the Contribution and Subscription Agreement are correct, the offer and sale of the Buyer Units to the Buyer pursuant to the Contribution and Subscription Agreement are exempt from the registration requirement of Section 5 of the Securities Act of 1933, as amended.
     5. Subject to compliance with applicable federal and state securities laws (as to which, except for opinion 4, we express no opinion), all of the outstanding Units of the Company as of immediately prior to the Closing are duly authorized, validly issued, and fully paid. Subject to compliance with applicable federal and state securities laws (as to which, except for opinion 4, we express no opinion), the Buyer Units are duly authorized and, when such Buyer Units have been delivered against payment therefor as contemplated by the Contribution and Subscription Agreement, will be validly issued and fully paid, and will be free of any liens or encumbrances or other restrictions on transfer in each case created by the Company, except for those restrictions on transfer set forth in the Transaction Documents and as provided for under applicable state and federal securities laws.

Exhibit F
Legal Opinions
Form of Opinion of Buyer Counsel delivered to the Company
     1. Buyer is a limited liability company, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the limited liability company power and authority to execute, deliver, and perform its obligations under the Contribution and Subscription Agreement and the Ancillary Agreements to which both it and the Company are parties (each, a “Transaction Document”) and to own its properties and engage in its business as presently conducted.
     2. The execution and delivery of, and performance by Buyer of its obligations under, each Transaction Document have been duly authorized by all necessary limited liability company action on the part of Buyer. Each Transaction Document executed by Buyer has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.
     3. The execution and delivery of, and performance by Buyer of its agreements in, each Transaction Document does not violate (i) Buyer’s Limited Liability Company Agreement, (ii) any law, statute, rule or regulation, or (iii) any judgment, decree, or order of any court or any other agency of government known to us that is applicable to Buyer or its property, or cause a default under any material provision of any material agreement known to us to which Buyer is a party or by which its property is bound.